Exhibit 1.1

EXECUTION VERSION

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO THE LOAN AND SECURITY AGREEMENT (this “Amendment”), is made as of May 25, 2023, by and among OAKTREE SPECIALTY LENDING CORPORATION (“OCSL”), as collateral manager (in such capacity, the “Collateral Manager”), OSI 2 SENIOR LENDING SPV, LLC, as the borrower (the “Borrower”), Citibank, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) and Citibank, as the sole committed lender (the “Lender”).

RECITALS

WHEREAS, OCSL (as successor to Oaktree Strategic Income II, Inc.), in its capacity as collateral manager and seller, the Borrower, the Administrative Agent, the Lender and Deutsche Bank Trust Company Americas, as Collateral Agent, are parties to that certain Loan and Security Agreement, dated as of July 26, 2019 (as previously amended and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Loan and Security Agreement”);

WHEREAS, pursuant to Section 13.1 of the Loan and Security Agreement, the Collateral Manager and the Borrower desire to, and have requested that the Administrative Agent agree to, amend certain provisions of the Loan and Security Agreement as provided herein;

WHEREAS, subject to the terms and conditions of this Amendment, the Administrative Agent and Lenders constituting at least the Required Lenders are willing to agree to such amendments to the Loan and Security Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Loan and Security Agreement.

2. Amendments. From and after the Amendment Effective Date (as defined below), the Loan and Security Agreement shall be amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan and Security Agreement attached as Exhibit A hereto.

As of the Amendment Effective Date, all outstanding Advances bearing interest by reference to LIBOR (as defined in the Loan and Security Agreement immediately prior to giving effect to this Amendment) are hereby converted to Advances bearing interest at Term SOFR with an initial Interest Period ending on the Payment Date in July 2023.

3. Conditions to Effectiveness. This Amendment shall become effective as of the date first written above (the “Amendment Effective Date”) upon satisfaction of the following conditions:

(A) Execution. The Administrative Agent shall have received executed counterparts of this Amendment from each party hereto.

(B) Amendment Fee. The Borrower shall have paid the fees as set forth in the Fourth Amended and Restated Fee Letter, dated as of the date hereof, by and among the Borrower, Citibank and the Seller.

(C) Costs and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent incurred in connection with this Amendment payable pursuant to Section 13.9 of the Loan and Security Agreement, including without limitation all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent incurred in connection with the closing of the transactions contemplated by this Amendment.

(D) Merger.

(i) OCSL Senior Funding II LLC has merged with and into the Borrower, with the Borrower continuing as the surviving company; and

(ii) all indebtedness and obligations of OCSL Senior Funding II LLC with respect to its loan facility with Citibank have been paid off and all related liens thereunder have been released and/or assigned to the Collateral Agent.

(E) Certain Documents. The Administrative Agent shall have received each of the following, unless otherwise agreed by the Administrative Agent:

(i) a fully executed copy of the Amendment Fee Letter;

(ii) a good standing certificate for the Borrower and the Collateral Manager issued by the applicable office body of its jurisdiction of organization and a copy of the resolutions of the board of managers or directors (or similar items) of the Borrower and the Collateral Manager approving this Amendment and the transactions contemplated hereby, certified by its secretary or other authorized officer; and

(iii) an executed legal opinion of counsel to the Borrower and the Collateral Manager in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(iv) evidence of the consummation of the merger of OCSL Senior Funding II LLC with and into the Borrower, with the Borrower continuing as the surviving company;

(v) a duly completed Funding Notice dated as of the date hereof (including a duly completed Borrowing Base Certificate updated to the date the related Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

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(vi) a Beneficial Ownership Certification in respect of the Borrower; and

(vii) such other instruments, certificates and documents from the Borrower or the Collateral Manager as the Administrative Agent and the Lender shall have reasonably requested.

4. Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first written above, (i) no Event of Default or Default has occurred and is continuing, (ii) the representations and warranties of the Borrower contained in the Loan and Security Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date) and (iii) this Amendment and each other Transaction Document entered into on the date hereof constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5. Consent; Sale Agreement.

(A) The Administrative Agent and the Lenders hereby consent to the merger of OCSL Senior Funding II LLC with and into the Borrower on the date hereof, with the Borrower continuing as the surviving company.

(B) Any references to the “Loan and Security Agreement” (or similar term), the “Administrative Agent” and the “Collateral Agent” contained in the Loan Sale Agreement, dated as of January 15, 2015, by and between the Borrower (as successor to OCSL Senior Funding II LLC) and Oaktree Specialty Lending Corporation, as amended, shall hereafter be deemed to be references to the Loan and Security Agreement, the Administrative Agent and the Collateral Agent, respectively.

6. Reaffirmation. Except to the extent expressly amended by this Amendment, the terms and conditions of the Loan and Security Agreement and other Transaction Documents shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Loan and Security Agreement other than as expressly set forth herein and shall not constitute a novation of the Loan and Security Agreement. Each of the Transaction Documents, including the Loan and Security Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Loan and Security Agreement as amended hereby, are hereby amended so that any reference in such Transaction Documents to the Loan and Security Agreement, whether direct or indirect, shall mean a reference to the Loan and Security Agreement as amended hereby. This Amendment shall constitute a Transaction Document under the Loan and Security Agreement. The Borrower hereby confirms, acknowledges and agrees that the existing security shall continue in full force and effect as a continuing security for all indebtedness, Obligations and liabilities the payment, observance, performance and/or discharge of which is thereby and hereby expressed to be secured.

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7. Miscellaneous. This Amendment may be executed in counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform acceptable to the Administrative Agent)), and by the different parties hereto on the same or separate counterparts, each of which shall be and all of which, when taken together, shall constitute one and the same binding agreement. The Article and/or Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. This Amendment may not be amended or otherwise modified except as provided in the Loan and Security Agreement. The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment. This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day, month and year first above written.

BORROWER

OSI 2 Senior Lending SPV, LLC

By: Oaktree Specialty Lending Corporation
Its: Managing Member

By: Oaktree Fund Advisors, LLC
Its: Investment Manager

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Sixth Amendment]

COLLATERAL MANAGER:

OAKTREE SPECIALTY LENDING CORPORATION

By: Oaktree Fund Advisors, LLC
Its: Investment Advisor

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Sixth Amendment]

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A., in its capacity as
Administrative Agent

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Vice President

LENDER:

CITIBANK, N.A.,

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Vice President

[Signature Page to Sixth Amendment]

CAFCO, LLC, as a Conduit Lender
By: CITIBANK, N.A., as its attorney-in-fact

By:	/s/ Linda Moses
Name: Linda Moses
Title: Attorney-In-Fact

CHARTA, LLC, as a Conduit Lender By: CITIBANK, N.A., as its attorney-in-fact

By:	/s/ Linda Moses
Name: Linda Moses
Title: Attorney-In-Fact

CIESCO, LLC, as a Conduit Lender
By: CITIBANK, N.A., as its attorney-in-fact

By:	/s/ Linda Moses
Name: Linda Moses
Title: Attorney-In-Fact

CRC FUNDING, LLC, as a Conduit Lender By: CITIBANK, N.A., as its attorney-in-fact

By:	/s/ Linda Moses
Name: Linda Moses
Title: Attorney-In-Fact

[Signature Page to Sixth Amendment]

Acknowledged:

DEUTSCHE BANK TRUST COMPANY
AMERICAS, not in its individual capacity but solely as Collateral Agent

By:	/s/ Sun-Hee Chang
Name: Sun-Hee Chang
Title: Assistant Vice President

By:	/s/ Rich Kim
Name: Rich Kim
Title: Assistant Vice President

[Signature Page to Sixth Amendment]

Exhibit A

Amended Loan and Security Agreement

[see attached]

Execution Version – Conformed ~~the Fifth~~through Sixth Amendment

For informational purposes only

~~$250,000,000~~

$400,000,000

LOAN AND SECURITY AGREEMENT

by and among

OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION,

(Collateral Manager)

OSI 2 SENIOR LENDING SPV, LLC,

(Borrower)

OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION,

(Seller)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

CITIBANK, N.A.,

(Administrative Agent)

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

(Collateral Agent)

Dated as of July 26, 2019

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-ii-

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EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Monthly Report
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Assignment of Underlying Instruments
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I	Form of U.S. Tax Compliance Certificate
EXHIBIT J	Form of Certificate of Required Loan Documents

SCHEDULES

SCHEDULE I	Legal Names
SCHEDULE II	Approved Valuation Firms
SCHEDULE III	Loan List
SCHEDULE IV	[Reserved]
SCHEDULE V	[Reserved]
SCHEDULE VI	Moody’s Industry Classification Group List
SCHEDULE VII	Existing Unitranche Loans

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments
ANNEX C	Borrowing Base Model
ANNEX D	Diversity Score Model

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of July 26, 2019 by and among:

(1) OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION, a Delaware corporation, as successor to Oaktree Strategic Income II, Inc., as Collateral Manager (the “Collateral Manager”);

(2) OSI 2 SENIOR LENDING SPV, LLC, a bankruptcy remote, special purpose Delaware limited liability company, as borrower (the “Borrower”);

(3) OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION, a Delaware corporation, as seller (“Seller”)

(4) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender,” collectively, the “Lenders”);

(5) CITIBANK, N.A.,, a national banking association (“Citibank”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(6) DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, (“Deutsche Bank”), as the collateral agent hereunder (together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders purchase the Variable Funding Notes (as defined below) and extend credit thereunder by providing Commitments and making Advances (each as defined below) under the Variable Funding Notes from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Collateral Manager act as the collateral manager of the Borrower and manage the Collateral (as defined below);

WHEREAS, the Borrower and the Lenders have requested the Collateral Agent to act as Collateral Agent hereunder, with all covenants and agreements made by the Borrower herein being for the benefit and security of the Secured Parties; and the Collateral Agent is willing to accept the trusts created hereby; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collateral Account, the General Collection Account, the Principal Collection Account, the Interest Collection Account, the Expense Reserve Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Collateral Agent or Securities Intermediary for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Adjusted Borrowing Value”: For any Eligible Loan, on any date of determination, an amount equal to the lowest of (a) the Outstanding Balance of such Eligible Loan, (b) the Purchase Price multiplied by the funded principal balance of such Loan (exclusive of Accreted Interest), and (c) the Assigned Value for such Eligible Loan on such date multiplied by the funded principal balance of such Loan (exclusive of Accreted Interest); provided that, the parties hereby agree that the Adjusted Borrowing Value of any Loan that is not an Eligible Loan shall be zero.

“Administrative Agent”: Citibank, N.A., in its capacity as administrative agent, together with its successors and assigns, including any successor appointed pursuant to Section 11.9.

“Administrative Expenses”: All fees, expenses and indemnification payments due or accrued and payable by the Borrower to any Person pursuant to any provision of any Transaction Document.

“Advance”: Defined in Section 2.1(b).

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”: As of any date of determination, with respect to each Eligible Loan that is (a) a First-Lien Broadly Syndicated Loan~~, 75~~ that was not a CCC Broadly Syndicated Loan as of the related Cut-Off Date, 75%, (b) a First-Lien Broadly Syndicated Loan that was a CCC Broadly Syndicated Loan as of the related Cut-Off Date, 45%, (~~b~~c) a First Lien Large Middle Market Loan, 70%, (~~c~~d) a First Lien Traditional Middle Market Loan, 67.5%, (~~d~~e) a First Lien Lower Middle-Market Loan, 65%, or (~~e~~f) a Second-Lien Broadly Syndicated Loan, (1) if the related Advance Date is prior to the Upsize Date, 45%, or (2) if the related Advance Date is on or after the Upsize Date~~.~~, 40%, or (~~f~~g) a Second-Lien Middle-Market Loan, 40%; provided, that: (i) the portion of any Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Net Senior Leverage Ratio at any time greater than 4.50 to 1:00, then such portion of such Loan shall be treated as a Second-Lien Middle Market Loan for Advance Rate purposes; and (ii) (x) the portion of any Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Senior Debt/EBITDA Ratio at any time greater than 7.00 to 1:00, then such portion of such Loan shall be treated as having an Advance Rate of zero (0) or (y) the portion of any Loan that otherwise qualifies as a Unitranche Loan or a Second Lien Loan that, in each case, is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Total Debt/~~EBIDTA~~EBITDA Ratio at any time greater than 7.00 to 1.00, then such portion of any such Loan shall have an Advance Rate of zero (0). Notwithstanding the foregoing, if after giving effect to the inclusion of any Loan at its otherwise applicable Advance Rate, the weighted average of the Advance Rates on all Loans included in the Collateral would exceed 71.25%, the otherwise applicable Advance Rate for such Loan shall be reduced to the extent necessary to eliminate such excess. For the avoidance of doubt, the Advance Rate for any Eligible Loan as of any day shall be the Advance Rate applicable to such Eligible Loan as determined in accordance with this definition as of such day.

“Advances Outstanding”: On any date of determination, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Advisers Act”: The United States Investment Advisers Act of 1940, as amended.

“Affected Party”: The Administrative Agent, the Lenders and their Related Persons and each of their respective assigns.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loan”: Any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Agreement”: The meaning specified in the Preamble.

“Amortization Period”: The period commencing on the last day of the Reinvestment Period and ending on the date on which all amounts due under the Transaction Documents are paid in full.

“Amortization Advances Outstanding”: ~~Means the~~The Advances Outstanding as of the Reinvestment Period End Date.

“Amortization Principal Reduction Amount”: ~~Means, with~~With respect to:

(i) the 4th Payment Date after the Reinvestment Period End Date, the positive difference, if any, of (x) the Advances Outstanding over (y) 85.00% of the Amortization Advances Outstanding;

(ii) each of the 5th, 6th, 7th and 8th Payment Dates after the Reinvestment Period End Date, the positive difference, if any, of (x) the Advances Outstanding over (y) 78.75%, 72.50%, 66.25% and 60%, respectively of the Amortization Advances Outstanding; and

(iii) the Facility Maturity Date, an amount equal to 100% of the Advances Outstanding.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Approved Broker-Dealer”: Bank of America, N.A, The Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, Barclays Bank plc, BMO Harris Bank N.A., BNP Paribas, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., HSBC Bank, JPMorgan Securities LLC, Lloyds TSB Bank, Morgan Stanley & Co., Natixis, The Royal Bank of Scotland plc, Société Générale, UBS AG, Jefferies LLC, Royal Bank of Canada, Wells Fargo, National Association, or any Affiliate or legal successor of any of the foregoing, or such other Person mutually agreed between the Administrative Agent and the Borrower.

“Approved Replacement Collateral Manager”: AEA Middle Market Debt Management LP, Ivy Hill Asset Management L.P., Ares Capital Corporation, Audax Management Company (NY), LLC, Fortress Investment Group LLC, Golub Capital LLC, GSO/Blackstone Debt Funds Management LLC, Madison Capital Funding LLC, NewStar Financial Inc., NXT Capital, LLC, BMO Global Asset Management, Apollo Global Management, Guggenheim Partners, LLC, TPG Capital Babson Capital Management LLC, Antares Capital or MidCap Financial LLC.

“Approved Valuation Firm”: Each valuation firm listed on Schedule II hereto or any other nationally recognized accounting firm or valuation firm mutually agreeable to the Borrower (or the Collateral Manager on behalf of the Borrower) and the Lenders.

“Assigned Value”: With respect to each Loan, as of any date of determination, the value of such Loan (expressed as a percentage of the Outstanding Balance thereof), determined as follows: (a) prior to the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), the Original Assigned Value of such Loan; and (b) following the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), (i) in the case of a Broadly Syndicated Loan with an Observable Market Price that satisfies the Minimum Depth, the Observable Market Price of such Broadly Syndicated Loan, or (ii) with respect to all other Loans, the most recently determined Value Adjusted Assigned Value of such Loan; provided, that (x) in no event shall any Assigned Value exceed 100% and (y) the Assigned Value for any Loan that is not an Eligible Loan and for any Warranty Loan shall be zero.

Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Controlling Lender to the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent and all other Lenders pursuant to an Assigned Value Notice.

“Assigned Value Adjustment Event”: With respect to any Eligible Loan, the occurrence of any one or more of the following events after the Cut-Off Date for such Loan:

(a) with respect to any Broadly Syndicated Loan with an Observable Market Price, the Observable Market Price of such Broadly Syndicated Loan has declined by five (5) percentage points or more from the Original Assigned Value (or from the previous Value Adjusted Assigned Value), expressed as a percentage of par, of such Broadly Syndicated Loan;

(b) with respect to any Loan that is not a Broadly Syndicated Loan, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is greater than 0.50x higher than the Original Net Senior Leverage Ratio;

(c) with respect to any Loan that is not a Broadly Syndicated Loan, the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (i) less than 1.50x and (ii) less than 85% of the Original Cash Interest Coverage Ratio;

(d) an Obligor default (i) in the payment of principal or interest under such Loan after giving effect to any applicable grace period (not to exceed five (5) Business Days) or (ii) in the payment of principal or interest under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Loan (after giving effect to any applicable grace period, not to exceed five (5) days);

(e) the Collateral Manager determines, in accordance with the Collateral Manager Standard, that all or a material portion of such Loan is not collectible or otherwise places such Loan on non-accrual status;

(f) the occurrence of a Material Modification with respect to such Loan;

(g) the occurrence of an Insolvency Event with respect to the related Obligor;

(h) such Loan or related Obligor has a Moody’s Public Rating at or below Caa1 or a public rating by S&P at or below CCC+;

(i) in the case of a Permitted PIK Loan, the portion of the interest thereon that is required to be paid in Cash is less than 2.50% per annum;

(j) unless otherwise agreed to by the Controlling Lender in its sole discretion, the failure to deliver (i) to the extent required by the Underlying Instruments to be provided by the related Obligor, monthly reports by the date that is no later than forty-five (45) days after the end of any calendar month, (ii) with respect to quarterly reports, any financial statements (including unaudited financial statements) to the Administrative Agent sufficient to calculate the Net Senior Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than sixty (60) days after the end of the first, second or third quarter of any fiscal year and (iii) with respect to annual reports, any audited financial statements to the Administrative Agent sufficient to calculate either the Net Senior Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than one hundred twenty (120) days after the end of any fiscal year (or, in each case, such greater number of days as allowed by the related Underlying Instruments (including any applicable grace periods), but which, in the case of clause (iii) shall not exceed one hundred fifty (150) days without the prior written consent of the Controlling Lender);

For the avoidance of doubt, an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a change in Assigned Value pursuant to an Assigned Value Adjustment Event, but will remain an Eligible Loan at the new Assigned Value.

“Assigned Value Notice”: A written notice (which may be sent by e-mail) which shall be delivered by the Administrative Agent to the Borrower, the Lenders, the Collateral Manager and the Collateral Agent following any re-determination of an Assigned Value under this Agreement, specifying the value of a Loan determined in accordance with terms of the definition of “Value Adjusted Assigned Value” in this Section 1.1.

“Available Delayed Amount Lender”: With respect to any Advance, any Lender that either (i) has not delivered a Delayed Funding Notice with respect to such Advance or (ii) has delivered a Delayed Funding Notice with respect to such Advance, but (x) has a Delayed Amount with respect to such Advance equal to zero and (y) after giving effect to the funding of any amount in respect of such Advance to be made by such Lender on the proposed date of such Advance, has a Required Non-Delayed Amount that is greater than zero.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections) as of the last day of the related Collection Period.

“Available Tenor”: ~~means, as~~As of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or ~~payment period for interest calculated with reference to such Benchmark, as applicable,~~component thereof) that is or may be used for determining the length of ~~an Interest~~a Collection Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “~~Interest~~Collection Period” pursuant to ~~clause (d) of~~ Section ~~[~~2.13~~] herein titled “Benchmark Replacement Setting~~.~~”~~

“Average Life”: On any date of determination with respect to any Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Loan and (b) the respective amounts of principal of such Loan by (ii) the sum of all successive Scheduled Distributions of principal on such Loan.

“Bail-In Action” ~~means the~~: The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” ~~means, with~~: With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1.50% and (b) the Prime Rate in effect on such day.

“Benchmark”: ~~means, initially~~Initially (i) with respect to a Conduit Lender, the lesser of (x) the CP ~~rate~~Rate and (y) ~~LIBOR~~Term SOFR and (ii) with respect to any Committed Lender, ~~LIBOR~~Term SOFR; provided that if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~has occurred with respect to ~~LIBOR~~Term SOFR or ~~the~~a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~clause (a) of~~ Section ~~[~~2.13~~] herein titled “Benchmark Replacement Setting~~.~~”~~

~~“Benchmark Replacement”: means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:~~

~~(a) the sum of: (1) Term SOFR and (2) the related Benchmark Replacement Adjustment;~~

~~(b) the sum of: (1) Daily Simple SOFR and (2) the related Benchmark Replacement Adjustment;~~

~~(c)~~ “Benchmark Replacement”: With respect to any Benchmark Transition Event, the sum of: (~~1~~a) the alternate benchmark rate that has been selected by the Administrative Agent ~~as~~and the ~~replacement for the then-current Benchmark for the applicable Corresponding Tenor~~Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for ~~U.S. dollar~~Dollar-denominated syndicated or bilateral credit facilities ~~at such time~~ and (~~2~~b) the related Benchmark Replacement Adjustment; provided that, ~~in the case of clause (a),~~if such ~~Unadjusted~~ Benchmark Replacement ~~is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.~~

~~If the Benchmark Replacement~~ as so determined ~~pursuant to clause (a), (b) or (c) above~~ would be less than the Floor, ~~the~~such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: ~~means, with~~With respect to any replacement of the then -current Benchmark with an Unadjusted Benchmark Replacement for any applicable ~~Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (1)~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) ~~as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (2) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero)~~ that has been selected by the Administrative Agent ~~for~~and the ~~applicable Corresponding Tenor~~Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar denominated~~ syndicated or bilateral credit facilities~~; provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion~~ denominated in Dollars.

~~“Benchmark Replacement Conforming Changes”: means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).~~

“Benchmark Replacement Date”: ~~means the~~ The earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”,~~”~~ the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event~~,~~”, the first date ~~of the public~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the

International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein; or~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(c) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: ~~means the~~The occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), ~~the Board of Governors of~~ the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or ~~the published~~such component ~~used in the calculation~~ thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: ~~means the~~The period (if any) (~~x~~a) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (a) or (b) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section ~~[~~2.13~~] herein titled “Benchmark Replacement Setting”~~ and (~~y~~b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section ~~[~~2.13~~] herein titled “Benchmark Replacement Setting~~.~~”~~

“Bilateral Loan”: As of any date determination, any Loan in respect of which an amount less than the greater of (i) $10,000,000 and (ii) 10% of the original outstanding principal or commitment amount thereof has been syndicated to lenders other than the Borrower and its Affiliates.

“Borrower”: The meaning specified in the Preamble.

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”: As of any Measurement Date, an amount (calculated under the Borrowing Base Model set forth as Annex C) equal to the least of:

(a) the aggregate sum of (i) for each Eligible Loan as of such date, the sum of the products of (A) the Advance Rate for each such Eligible Loan as of such date and (B) the excess of (x) the Adjusted Borrowing Value of each such Eligible Loan as of such date over (y) the portion of the Excess Concentration Amounts as of such date that is allocable to each such Eligible Loan (determined by allocating Excess Concentration Amounts to the applicable Eligible Loans on a pro rata basis), plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Unfunded Exposure Equity Amount, plus (iv) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount);

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date, minus (ii) the Excess Concentration Amounts as of such date, minus (iii) the Minimum Equity Amount as of such date, plus (iv) the amount on deposit in the Principal Collection Account as of such date, minus (v) the Unfunded Exposure Equity Amount, plus (vi) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount); and

(c) (i) the Facility Amount, minus (ii) the Unfunded Exposure Equity Amount, plus (iii) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount).

“Borrowing Base Certificate”: A certificate setting forth the calculation of the Borrowing Base as of each Measurement Date, in the form of Exhibit A-4, prepared by the Collateral Manager.

“Borrowing Base Deficiency”: As of any Measurement Date, an amount equal to the positive difference, if any, of (a) the aggregate Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date (for avoidance of doubt, the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero). All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8(a). The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Bridge Loan”: Any Loan incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the Obligor with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of the Bridge Loan and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof).

“Broadly Syndicated Loan”: Any Loan that (i) is a broadly syndicated commercial loan, (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) of the definition of Permitted Liens), (iv) with respect to which the Collateral Manager determines in good faith that the value of the collateral securing such Loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a Tranche Size of $350,000,000 or greater, (vi) has at least one bid-side quote provided by any of Markit Partners, Loan Pricing Corp. or any other nationally recognized loan pricing service that is mutually agreed upon by the Controlling Lender and the Borrower, and (vii) as of the Cut-Off Date for such Loan, such Loan or the related Obligor has a Moody’s Public Rating and a public rating by S&P and such public ratings are not lower than “~~B~~Caa3” by Moody’s and “~~B~~CCC-” by S&P.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York; or the location of the Corporate Trust Office; provided that, ~~if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR~~when used in connection with any interest rate setting as to an Advance determined by reference to Term SOFR, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to Term SOFR), the term “Business Day” shall ~~also~~ exclude any day ~~on which banks are not open for dealings in dollar deposits in the London interbank market~~that is not a U.S. Government Securities Business Day. For avoidance of doubt, if the offices of the Collateral Agent are authorized by applicable law, regulation or executive order to close on any day but such offices remain open on such day, such day shall not be a “Business Day.”

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Collateral Manager (on behalf of the Borrower) in good faith.

“Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“CCC Broadly Syndicated Loan”: At any date of determination, a Broadly Syndicated Loan that has a Moody’s Public Rating of “Caa1” or lower or a public rating by S&P of “CCC+” or lower.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: (a) With respect to the Borrower, the occurrence of an event by which the Equityholder ceases to own, of record, beneficially and directly, 100% of the equity interests of the Borrower; and (b) with respect to the Collateral Manager, (x) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) or two or more persons in concert shall have acquired “beneficial ownership” (as defined under Rule 13d-3 and 13d-5 under the Exchange Act, except that a person or two or more persons acting in concert shall be deemed to have “beneficial ownership” of all securities that such person or persons have the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Collateral Manager), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or Control over the Collateral Manager or of 35% or more of the voting power for the election of directors of the Collateral Manager, if any, under ordinary circumstances, or (y) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Collateral Manager (except any merger or consolidation that does not violate Section 5.4(a)). ~~Notwithstanding the foregoing, the announcement and the consummation of the merger between Oaktree Specialty Lending Corporation and Oaktree Strategic Income II, Inc. as described in that certain press release dated as of September 15, 2022, shall not constitute a “Change of Control.”~~

“Citi Conduits”: Any of (i) CAFCO, LLC, (ii) CHARTA, LLC, (iii) CIESCO, LLC and (iv) CRC Funding, LLC, together with their respective successors and assigns.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: July 26, 2019.

“Code”: The Internal Revenue Code of 1986.

“Collateral”: All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all “Accounts” (as defined in the UCC), General Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including but not limited to:

(a) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(b) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(c) all Transaction Documents;

(d) all funds delivered to the Collateral Agent (directly or through an Intermediary or bailee) (other than funds determined by the Controlling Lender in their sole discretion to be Excluded Amounts); and

(e) all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses;

provided, that the “Collateral” shall not include amounts paid to the Borrower pursuant to Section 2.7(a)(11)(i), Section 2.7(b)(2)(y) or Section 2.8(a)(10) or any account or accounts owned by the Borrower used solely for the purpose of holding such amounts.

“Collateral Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent”: Deutsche Bank Trust Company Americas, not in its individual capacity, but solely as Collateral Agent, its successor by merger or consolidation pursuant to Section 7.3 or such Person as shall have been appointed Collateral Agent pursuant to Section 7.5.

“Collateral Agent Fee”: The fees, expenses and indemnities set forth as such in the Collateral Agent Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Collateral Agent Fee Letter”: The fee schedule of the Collateral Agent as accepted and acknowledged by the Borrower.

“Collateral Agent Termination Notice”: The meaning specified in Section 7.5.

“Collateral Manager Default”: Any event that, with the giving of notice or the lapse of time, or both, would become a Collateral Manager Event of Default.

“Collateral Manager Event of Default”: The occurrence of any one of the following:

(a) any failure on the part of the Collateral Manager to comply with the provisions of Section 2.9(a);

(b) (i) the Collateral Manager defaults in making any payment required to be made under an agreement for borrowed money owing by it to which it is a party individually or in an aggregate principal amount in excess of $25,000,000 and such default is not cured within the applicable cure period, if any, provided for under such agreement or (ii) the occurrence of any event or condition that results in the acceleration of the obligations under such agreement for borrowed money (so long as such event or condition has not been waived);

(c) Oaktree Capital Management, L.P. fails to have at least $75,000,000,000 of assets under management, as reported in its public filings on a consolidated basis as of its most recently ended fiscal quarter;

(d) a Change of Control specified in clause (b) in the definition thereof;

(e) any other event or condition which has caused, or which may cause, a Material Adverse Effect of the type described in clauses (a) or (e) (with respect to the Collateral Manager) of the definition thereof;

(f) any change in the management of the Collateral Manager (whether by resignation, termination, disability, death or otherwise) whereby any two (2) of the following individuals cease to be actively involved in the operations of the Collateral Manager, and such persons are not replaced with other individuals reasonably acceptable to the Controlling Lender within 30 days of such event: Matt Pendo; Armen Panossian; and Bruce Karsh.”

(g) an Insolvency Event shall occur with respect to the Collateral Manager;

(h) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of $25,000,000, individually or in the aggregate, and the Collateral Manager shall not have either (i) had any such judgment, decree or order dismissed within forty-five (45) days of the entry thereof or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal or the Collateral Manager shall have made payments of amounts in excess of $25,000,000 in settlement of any litigation claim or dispute (excluding payments made from insurance proceeds);

(i) Oaktree ~~Strategic Income II, Inc.~~Specialty Lending Corporation shall cease to be the Collateral Manager;

(j) (i) any failure by the Collateral Manager to deliver any Required Report on or before the date occurring two (2) Business Days after the date on which such Required Report is required to be delivered;

(k) any failure on the part of the Collateral Manager to duly observe or perform in any material respect the covenants or agreements of the Collateral Manager set forth in any Transaction Document to which the Collateral Manager is a party (including, without limitation, any failure to comply in any material respect with the Collateral Manager Standard) and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Collateral Manager by any Lender, the Administrative Agent or the Borrower, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(l) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect on the Lenders and which continues to be unremedied for a period of ten (10) Business Days after the earlier to occur of (i) the date on which written notice of such inaccuracy shall have been given to the Collateral Manager by any Lender, the Administrative Agent or the Borrower and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(m) (i) the Collateral Manager commits any act that constitutes fraud or criminal activity in the performance of its obligations hereunder or (ii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations hereunder or the other Transaction Documents (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing management services and continues to have responsibility for the performance by the Collateral Manager hereunder or the other Transaction Documents for a period of ten (10) days after such indictment;

(n) the Collateral Manager fails at any time to maintain the Required Asset Coverage Ratio;

(o) the Shareholders’ Equity (as reflected in its 10Q or 10K (or financial statements to the extent the Collateral Manager is not required to make such public filings) without any deductions) at the last day of any fiscal quarter is less than $185,000,000 (inclusive of undrawn irrevocable financial commitments); or

(p) the occurrence of an Event of Default.

“Collateral Management Fee”: The fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Collection Period in accordance with the provisions of Sections 2.7(a) and (b) or Section 2.8, as applicable, which fee shall be equal to (i) the average daily Outstanding Balance of all Loans during the Collection Period related to such Payment Date multiplied by (ii) the Collateral Management Fee Rate.

“Collateral Management Fee Rate”: 0.25% per annum.

“Collateral Manager”: The meaning specified in the Preamble.

“Collateral Manager Indemnified Party”: The meaning specified in the Section 10.2.

“Collateral Manager Reimbursable Expenses”: The meaning specified in Section 6.7.

“Collateral Manager Standard”: The meaning specified in Section 6.2(e).

“Collateral Manager Termination Notice”: The meaning specified in Section 6.11.

“Collection Account”: Collectively, the General Collection Account, the Interest Collection Account and the Principal Collection Account.

“Collection Date”: The date on which the Obligations have been irrevocably paid in full in accordance with Section 2.3(b) and Section 2.7 or 2.8(a), as applicable, and the Commitments have been irrevocably terminated in full pursuant to Section 2.3(a) or as a result of the end of the Reinvestment Period.

“Collection Period”: With respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date; provided that, the final Collection Period shall end on the earlier to occur of the Collection Date and the Termination Date.

“Collections”: (a) All Cash collections and other Cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) earnings on Permitted Investments or otherwise in any Account.

“Collateral Quality Improvement”: As of any date of determination, (x) in respect of any Collateral Quality Test that is not then satisfied, that the degree of non-compliance with such Collateral Quality Test is either not made worse or is improved after giving effect to such transaction proposed under Section 2.14 or such Advance proposed to be funded in connection with the addition of Loan to the Collateral, and (y) in respect of any Collateral Quality Test that is satisfied prior to such Substitution or Advance, that such test remains satisfied after giving effect to such Substitution or Advance.

“Collateral Quality Test”: The Weighted Average Life Test, the Weighted Average Spread Test, the Maximum Moody’s Rating Factor Test and the Diversity Score Test.

“Commitment”: With respect to each Committed Lender, the commitment of such Committed Lender to make Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Facility Amount and, for each Committed Lender, the amount opposite such Lender’s name on Annex B hereto or on Schedule I to the Joinder Supplement relating to such Committed Lender.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount pursuant to Section 2.3(a), an amount equal to the product of (a) the amount of such reduction multiplied by (b) the applicable Commitment Reduction Percentage.

“Commitment Reduction Percentage”: The meaning ascribed thereto in the Fee Letter.

“Committed Lender” ~~means any~~: Any financial institution identified as such on Annex B with a Commitment hereunder, and any other financial institution which may from time to time become a Committed Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower as contemplated by Section 2.1(d) (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“Conduit Lender” ~~means any~~: Any financial institution identified as such on Annex B and any other commercial paper conduit that has become a party hereto as a Conduit Lender pursuant to a Joinder Supplement, other than any such Person that ceases to be a Conduit Lender hereunder pursuant to the full assignment of its rights and interests hereunder.

“Concentration Limits”: As of any date of determination, the concentration limitations set forth below (unless the Controlling Lender, following the request of the Borrower, or the Collateral Manager on its behalf, has agreed that a Loan shall not be subject to a particular Concentration Limit):

~~(a) the aggregate Outstanding Balance of the Eligible Loans of each of the Obligors with the three highest Outstanding Balances of all Eligible Loans shall not exceed 6.67% of the Concentration Test Amount; and~~

(a) ~~(ii)~~ the aggregate Outstanding Balance of the Eligible Loans of any Obligor ~~(excluding the Loans considered under clause (i) above)~~ shall not exceed 5% of the Concentration Test Amount;

(b) the sum of Outstanding Balances of all Eligible Loans with Obligors:

(i) in the Industry with the highest aggregate Outstanding Balances shall not exceed 20.0% of the Concentration Test Amount; provided that if the Industry with the highest aggregate Outstanding Balances is “High Tech Industries,” 25.0% of the Concentration Test Amount;

(ii) in the Industry with the second highest aggregate Outstanding Balances shall not exceed ~~17.5% of the Concentration Test Amount; provided that if the Industry with the second highest aggregate Outstanding Balances is “Healthcare & Pharmaceuticals,” 20.0~~15.0% of the Concentration Test Amount;

(iii) in the Industry with the third and fourth highest aggregate Outstanding Balances each shall not exceed ~~15.0~~12.5% of the Concentration Test Amount;

~~(iv) in the Industry with the fourth and fifth highest aggregate Outstanding Balances each shall not exceed 12.5% of the Concentration Test Amount;~~ and

(iv) ~~(v)~~ in any Industry (other than the Industries considered under clauses (i) - (~~iv~~iii ) above) shall not exceed 10.0% of the Concentration Test Amount;

(c) with respect to all Loans other than Broadly Syndicated Loans:

(i) the sum of Outstanding Balances of all Eligible Loans (other than Unitranche Loans) for which the Senior Debt/EBITDA Ratio of the related Obligor is greater than 4.50:1.00 shall not exceed 15% of the Concentration Test Amount measured as of the Cut-Off Date for each applicable Eligible Loan;

(ii) the sum of Outstanding Balances of all Eligible Loans for which the Total Debt/EBITDA Ratio of the related Obligor is greater than 6.00:1.00 shall not exceed (x) 20% of the Concentration Test Amount measured based on such ratio for each Obligor as of the Cut-Off Date for each applicable Eligible Loan or (y) 25% measured based on such ratio for each Obligor on a current basis as of the relevant date of determination; and

(iii) the sum of Outstanding Balances of all Eligible Loans that are Enterprise Value Loans shall not exceed 17.5% of the Concentration Test Amount, measured as of the Cut-Off Date for each such applicable Eligible Loan;

(iv) the sum of Outstanding Balances of all Cov-Lite Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(v) the sum of Outstanding Balances of all Eligible Loans for which the related Obligor’s pro forma ratio of equity to total capital is less than 30.0% shall not exceed 15.0% of the Concentration Test Amount measured as of the Cut-Off Date for each applicable Eligible Loan;

(vi) the sum of Outstanding Balances of all Unitranche Loans that are Eligible Loans for which the Total Debt/EBITDA Ratio of the related Obligor is equal to or greater than 4.25:1.00 shall not exceed 25% of the Concentration Test Amount; provided that this limit shall be deemed to be met at any time the Eligible Loans that are Unitranche Loans otherwise subject to this limit consist solely of the Loans identified on Schedule VII and any other Loans approved by the Administrative Agent in its sole discretion; provided further, only those Eligible Loans that are Unitranche Loans that are not identified on Schedule VII, not approved by the Administrative Agent or in the future become subject to this limit shall constitute the Excess Concentration Amount for this clause (vi);

(d) the sum of Outstanding Balances of all First Lien Last Out Loans and Second Lien Loans that are Eligible Loans shall not exceed ~~20~~15% of the Concentration Test Amount;

(e) (i) the sum of Outstanding Balances of all Second Lien Loans that are Eligible Loans shall not exceed ~~20~~15% of the Concentration Test Amount, and (ii) the sum of Outstanding Balances of all Eligible Loans that are Second Lien Loans without giving effect to the final sentence of the definition of “Second Lien Loan” shall not exceed 10% of the Concentration Test Amount;

(f) the sum of the Outstanding Balances of all Eligible Loans with Obligors Domiciled in the country or countries listed below shall not exceed the applicable percentage of the Concentration Test Amount specified below:

All countries (in the aggregate) other than the United States	10%
Any individual Group 1 Country	10%
Any individual Group 2 Country	5%
Any individual Group 3 Country	2.5%

(g) the sum of Outstanding Balances (including funded and unfunded commitments) of all Revolving Loans and Delayed Draw Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(h) the sum of Outstanding Balances of all Cov-Lite Loans that are Eligible Loans shall not exceed 65% of the Concentration Test Amount;

(i) the sum of Outstanding Balances of all Current Pay Loans that are Eligible Loans shall not exceed 5% of the Concentration Test Amount;

(j) the sum of Outstanding Balances of all Eligible Loans that are not payable in Dollars shall not exceed 10% of the Concentration Test Amount;

(k) the sum of Outstanding Balances of all Fixed Rate Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(l) the sum of Outstanding Balances of all Eligible Loans that provide for scheduled payments of interest less frequently than quarterly shall not exceed 10% of the Concentration Test Amount;

(m) the sum of Outstanding Balances of all Bilateral Loans that are Eligible Loans shall not exceed 25% of the Concentration Test Amount;

(n) the sum of Outstanding Balances of all DIP Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(o) the sum of Outstanding Balances of all Loans governed by the laws of any territories of the United States that are Eligible Loans shall not exceed 5% of the Concentration Test Amount;

(p) the sum of Outstanding Balances of all Discount Loans (except Discount Loans approved by the Administrative Agent on the Closing Date) that are Eligible Loans shall not exceed 10% of the Concentration Test Amount; and

(q) the sum of Outstanding Balances of all Eligible Loans the Obligor of which has a rating by Moody’s at or below Caa1 at any time or a rating by S&P at or below CCC+ at any time shall not exceed 10% of the Concentration Test Amount ~~measured based on the rating for each Obligor as of the Cut-Off Date for each applicable Eligible Loan~~.

“Concentration Test Amount”: (i) during the Ramp-Up Period, the greater of (a) $125,000,000 and (b) the sum of the aggregate Outstanding Balance of all Eligible Loans plus the balance of Cash and Permitted Investments in the Principal Collection Account, (ii) at all times thereafter during the Reinvestment Period, the sum of the aggregate Outstanding Balance of all Eligible Loans plus the balance of Cash and Permitted Investments in the Principal Collection Account and (iii) during the Amortization Period, the amount determined pursuant to clause (ii) of this definition as of the last day of the Reinvestment Period.

“Conforming Changes” With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business

Day,” the definition of “Collection Period” or any similar or analogous definition (or the addition of a concept of “Collection Period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Lender”: The Lender(s) holding a majority of the aggregate outstanding amount of the Commitments (or, if the Commitments have been terminated, the Advances) until all amounts payable hereunder with respect to the Advances are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) and the Commitments have terminated.

“Corporate Trust Office”: The applicable designated corporate trust office of the Collateral Agent specified on Annex A hereto, or such other address within the United States as the Collateral Agent may designate from time to time by notice to the Administrative Agent.

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

“Cov-Lite Loan”: Any Loan that: (a) does not contain any financial covenants; or (b) requires the underlying obligor to comply with an Incurrence Covenant, but does not require the underlying obligor to comply with a Maintenance Covenant; provided, that, a loan described in clause (a) or (b) above which either contains a cross-default or cross-acceleration provision to another loan of the underlying obligor forming part of the same loan facility that requires the underlying obligor to comply with a Maintenance Covenant will be deemed not to be a Cov-Lite Loan.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“CP Rate” ~~means, with~~: With respect to each Conduit Lender, for any day during any ~~Interest~~Collection Period, without duplication, the per annum rate equivalent to the weighted average of the per annum rates ~~at which~~paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of all commercial paper notes issued ~~by such Conduit Lender to fund Advances were sold, whether specifically issued or allocated in whole or in part by such Conduit Lender to fund or maintain the Advances made~~and other fundings by such Conduit Lender during such period that are allocated on a fair and equitable basis, in whole or in part, ~~as determined~~ by ~~its~~their respective funding agent (on behalf of such Conduit Lender), ~~including (i) the commissions of placement agents and dealers in respect of such commercial paper notes,~~ which rates shall reflect and give effect to (in each case, to the extent such ~~commissions~~costs are allocated, in whole or in part, to such commercial paper notes by ~~such Conduit Lender or its funding agent (on behalf of such Conduit Lender), (ii~~the related funding agent (on behalf of such Conduit Lender)) (a) the commissions of placement agents and dealers in respect of such commercial paper notes, (b) all reasonable costs and expenses of any issuing and paying agent or other person responsible for the administration of such Conduit Lender’s commercial paper programs in connection with the preparation, completion, issuance, delivery or payment of such commercial paper, and (~~iii~~c) ~~the~~any other costs ~~of~~, fees and expenses associated with the funding or maintenance of the Advances by such Conduit Lender, including any liquidity support, credit enhancement, government sponsored funding programs (including the Federal Reserve Bank’s Commercial Paper Funding Facility), or any other borrowings by such Conduit Lender including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the funding agent for such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit Improved Loan”: Any Loan that, in the Collateral Manager’s reasonable judgment, has significantly improved in credit quality after it was acquired by the Borrower.

“Credit Risk Loan”: Any Loan that, in the Collateral Manager’s reasonable judgment, has a significant risk of declining in credit quality and, with the passage suffering an Assigned Value Adjustment Event.

“Current Pay Loan”: Any Loan (other than a DIP Loan) the issuer or obligor of which otherwise would not satisfy clause (e) of the definition of “Eligible Obligor,” but as to which (i) no payments are due and payable that are unpaid, (ii) in respect of which the Collateral Manager has certified to the Administrative Agent in writing that it believes, in its reasonable business judgment, that (1) the issuer or obligor of such Loan is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (iii) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Loan and all interest and principal payments due thereunder have been paid in cash when due, (iv) the Assigned Value thereof is at least 80% and (v) (1) has a Rating by Moody’s of at least “Caa1” and an Assigned Value of at least 80% or (2) has a Rating by Moody’s of at least “Caa2” and an Assigned Value of at least 85%.

“Cut-Off Date”: With respect to each Loan, the date such Loan becomes part of the Collateral.

~~“Daily Simple SOFR”: means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.~~

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit (unless such notification or statement is based exclusively on such Lender’s good faith assertion that a condition precedent to funding has not or cannot be satisfied); (iv) has failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, (v) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (vi) has become the subject of a Bail-in Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Amount”: The meaning specified in Section 2.2(e)(i).

“Delayed Draw Loan”: A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Delayed Funding Lender”: As of any date of determination, each Lender party to this Agreement.

“Delayed Funding Notice”: The meaning specified in Section 2.2(e)(i).

“Delayed Funding Reimbursement Amount”: With respect to any Delayed Funding Lender, with respect to the portion of the Delayed Amount of such Delayed Funding Lender funded by the Available Delayed Amount Lender(s) on the Advance Date of the Advance related to such Delayed Amount, an amount equal to the excess, if any, of (a) such portion of the Delayed Amount funded by the Available Delayed Amount Lender(s) on the Advance Date of the Advance related to such Delayed Amount over (b) the amount, if any, by which the portion of any repayment of Advances Outstanding (including any reduction of Advances Outstanding), if any, made by the Borrower to each such Available Delayed Amount Lender on any date during the period from and including the date of the Advance related to such Delayed Amount to but excluding the Delayed Funding Date for such Delayed Amount, was greater than what it would have been had such portion of the Delayed Amount been funded by such Delayed Funding Lender on such Advance Date.

“Designated Delayed Advance”: The meaning specified in Section 2.2(e)(i).

“Determination Date”: With respect to each Payment Date, the date that is two (2) Business Days prior to such Payment Date.

“DIP Loan”: any Loan to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code that satisfies the following criteria: (a) the related Underlying Instruments is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Underlying Instruments have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the Loan is secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its payment obligations under the Loan and (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan and obligations under the related Underlying Instruments, in whole or in part, (ii) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan, (iii) fail to provide for the repayment, in full and in cash, of the Loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan and related Underlying Instruments. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Discount Loan”: Any Loan that has an Assigned Value of less than 85% as of the Cut-Off Date.

“Discount Margin”: With respect an Eligible Loan included in the Collateral, the discount margin determined by the Administrative Agent as of the acquisition date for such Eligible Loan, in reference to the rate on the Bloomberg Yield and Spread Analysis Page and based on a maturity equal to three years; provided that a Loan for which no such rate is published on the Bloomberg Yield and Spread Analysis Page on the acquisition date thereof shall be deemed to have a Discount Margin of greater than 1350 unless otherwise agreed between the Administrative Agent and the Collateral Manager and therefore will not be an Eligible Loan.

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Dispute Resolution Procedures”: With respect to any Disputed Loan, the following procedures: (i) first, the Collateral Manager and the Controlling Lender shall consult with each other in an attempt to resolve the related dispute in a timely and reasonable manner and (ii) if such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, then (A) if such Disputed Loan is a Broadly Syndicated Loan, (w) the Collateral Manager and the Administrative Agent each shall seek bid quotations from two or more independent, non-affiliated qualified broker-dealers trading in such Loan (each an “Independent Dealer”) for each such Disputed Loan (each, an “Independent Bid”), (x) for each Disputed Loan for which there are two or more Independent Bids at 3:00 p.m. on the following Business Day (the “Resolution Time”), the Value Adjusted Assigned Value shall be recalculated by the Administrative Agent based on the average of the Independent Bids, (y) for each Disputed Collateral Loan for which there is one Independent Bid at the Resolution Time, the Value Adjusted Assigned Value shall be recalculated by the Administrative Agent based on the lower of such Independent Bid and the Controlling Lender’s determination and (z) for each Disputed Loan for which there is no Independent Bid at the Resolution Time, the Controlling Lender’s determination shall continue to apply or (B) if such Disputed Loan is not a Broadly Syndicated Loan, the Borrower (or the Collateral Manager on its behalf) may, at the Borrower’s expense, retain an Approved Valuation Firm to value such Disputed Loan, and if such Approved Valuation Firm provides a valuation within ten (10) Business Days of the Borrower’s receipt of the related Assigned Value Notice, such valuation shall be deemed to be the “Value Adjusted Assigned Value” in lieu of the disputed determination of the Controlling Lender.

“Diversity Score”: A single number that indicates the concentration of Eligible Loans included in the Collateral in terms of both issuer and industry concentration. The Diversity Score for the Loans is calculated as set forth in Annex D.

“Diversity Score Test”: As of any date of determination with respect to Eligible Loans included in the Collateral, a test that is satisfied if the Diversity Score is equal to or greater than ~~14~~20.

“Dodd-Frank”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“Dollars”~~: Means,~~ and ~~the conventional “$” signifies, the~~”$”: The lawful currency of the United States.

“Domicile” or “Domiciled”: With respect to any Obligor:

(a) except as set forth in clause (b), its country of organization; and

(b) if it is organized in Ireland and either less than a majority of its tangible assets are located in Ireland or less than a majority of its operating revenues are derived in Ireland, the jurisdiction in which a substantial portion of its tangible assets are located or the jurisdiction in which a substantial portion of its operating revenues are derived, determined and selected by the Collateral Manager in its commercially reasonable discretion (such determinations pursuant to this clause (b) to be made on the date of the Borrower’s acquisition of the applicable Loan and not modified by subsequent events).

~~“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of the following on or after December 31, 2020:~~

~~(a) a determination by the Administrative Agent that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities in the U.S. syndicated or bilateral loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to the Borrower described in clause (b) below and are publicly available for review), and~~

~~(b) the election by the Administrative Agent to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Borrower.~~

“EBITDA”: With respect to the Relevant Test Period with respect to the related Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Loan (together with all add-backs and exclusions as designated in such Underlying Instruments), and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligors on such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such Relevant Test Period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“.EDF”: With respect to any Loan, the lowest 5 year expected default frequency for such Loan as determined by running the current version Moody’s RiskCalc in both the Financial Statement Only (FSO) and the Credit Cycle Adjusted (CAA) modes, as calculated by the Collateral Manager; provided, that the Administrative Agent shall have the right (in its sole discretion) to amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such recalculated .EDF shall apply. The Collateral Manager shall provide the Administrative Agent with the .EDF and the information necessary to calculate such .EDF upon request from the Administrative Agent.

“EEA Financial Institution” ~~means~~ : (a) ~~any~~Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” ~~means any~~: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” ~~means any~~: Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Loan”: Each Loan (A) for which the Administrative Agent and the Collateral Agent have received (or, in accordance with the definition of “Required Loan Documents” or Section 3.2(h) will receive) the related Required Loan Documents; and (B) that satisfies each of the following eligibility requirements (unless the Controlling Lender in its sole discretion agree to waive any such eligibility requirement with respect to such Loan):

(a) as of the Cut-Off Date, such Loan is a First Lien Broadly Syndicated Loan, First-Lien Large Middle-Market Loan, First-Lien Traditional Middle-Market Loan, First Lien Lower Middle-Market Loan, Second-Lien Broadly Syndicated Loan, DIP Loan or Second-Lien Middle-Market Loan;

(b) as of the Cut-Off Date, such Loan had an original term to stated maturity that did not exceed seven and one half (7.5) years or, in the case of Second Lien Loans representing not more than 12.5% of the Concentration Test Amount, eight (8) years;

(c) other than in the case of Loans subject to hedging arrangements reasonably satisfactory to the Administrative Agent, except as permitted by the Concentration Limits, such Loan is payable in Dollars and does not permit the currency in which such Loan is payable or place of payment (other than the United States) to be changed without lender consent;

(d) with respect to a Loan that is not a Broadly Syndicated Loan, except as permitted by the Concentration Limits, the related Obligor’s pro forma ratio of equity to total capital is not less than 30% as of the Cut-Off Date;

(e) with respect to a Loan that is not a Broadly Syndicated Loan, the Total Debt/EBITDA Ratio of the related Obligor is 7.0 to 1.00 or less as of the Cut-Off Date;

(f) with respect to a Loan with an Obligor that is an Enterprise Value Loan, the Administrative Agent shall have approved such Loan in its sole discretion;

(g) none of the payments under it (including in the case of an Enforcement Action) are or will be subject the Borrower to withholding tax or other similar tax (except for withholding taxes which may be payable with respect to commitment fees and other similar fees) unless the related obligor is required to make “gross up” payments that cover the full amount of such taxes on an after-tax basis;

(h) no selection procedures adverse to the interests of the Administrative Agent or the Lenders have been utilized by the Borrower or the Collateral Manager, as applicable, in the selection of the Loan;

(i) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(j) other than a DIP Loan, such Loan is not a financing by a debtor-in-possession pursuant to any proceeding under Insolvency Law;

(k) such Loan is not underwritten as a real estate or construction loan and the primary Underlying Asset for such Loan is not real property;

(l) such Loan is in the form of indebtedness for United States federal income tax purposes;

(m) such Loan is not (i) delinquent in payment of principal, interest or any other amounts required to be paid thereunder (determined without regard to any waiver or forbearance) or (ii) in breach of any financial covenant or negative pledge covenant set forth in its Underlying Instruments or (iii) subject to any other “event of default” (however described in the underlying documentation for such Loan);

(n) as of the Cut-Off Date, such Loan and any Underlying Assets (or, with respect to clause (ii), the acquisition thereof and granting of a security interest to the Collateral Agent therein) (i) have not, and will not, be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law, judgments, order or agreements relating or addressing the environment, health or safety and (ii) comply in all material respects with, and will not violate any Applicable Law or cause any Lender (in its commercially reasonable judgment) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Lender;

(o) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Collateral Agent, as agent for the Secured Parties;

(p) such Loan is an “instrument” or “payment intangible” under the UCC;

(q) such Loan and related Underlying Instruments and related documents and Loan File are fully assignable subject to customary and market restrictions on assignability or, if such assignment is subject to the consent of the underlying Obligor or lender agent under the related Underlying Instruments, the related Underlying Instruments provide that such consent to assignment shall not be unreasonably withheld; provided that, such Loan may contain the following restrictions on customary and market based terms: (a) restrictions on transfer to parties that are not ‘eligible assignees’ within the customary and market based meaning of the term or restrictions on assignment to certain persons, and (b) restrictions on transfer to the applicable Obligor or issuer under the Loan or its equity holders or financial sponsor entities; and provided, further, that all consents required to be obtained with respect to such Loan shall have been obtained prior to the related Cut-Off Date;

(r) as of the Cut-Off Date, the Obligor with respect to such Loan had full legal capacity to execute and deliver the related Underlying Instruments and (B) such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to, or the subject of any assertions in respect of, any litigation, dispute, refund or offset, and (iii) is not subject to any rights of rescission, setoff, netting, counterclaim or defense by any related Obligor;

(s) the Borrower has good and marketable title to, and is the sole owner of, such Loan and the Borrower has granted to the Collateral Agent for the benefit of the Secured Parties a valid and perfected first priority (subject to Permitted Liens) security interest in the Loan and the related Underlying Instruments;

(t) there are no proceedings pending and, to the best of the Borrower’s knowledge, no bona fide proceedings are threatened (i) asserting insolvency of the Obligor on such Loan, or (ii) wherein the Obligor on such Loan, any other party or any governmental entity has alleged that such Loan or any of the related Underlying Instruments which create such Loan is illegal or unenforceable;

(u) as of the Cut-Off Date, such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower and to have a security interest therein granted to the Collateral Agent, as agent for the Secured Parties, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Collateral Agent, violates, conflicts with or contravenes (and are permitted by) any Applicable Law or any contractual or other restriction, limitation or encumbrance (subject to any consent rights with respect to such assignment which have been received prior to the related Cut-Off Date);

(v) such Loan requires the related Obligor to maintain the Underlying Assets for such Loan in good repair and to maintain adequate insurance with respect thereto;

(w) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Collateral Agent, the Administrative Agent or the Controlling Lender from accessing all necessary information with regard to such Loan, so long as the Administrative Agent, the Collateral Agent or the Controlling Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(x) the Obligor with respect to such Loan is an Eligible Obligor;

(y) if such Loan is a “registration required obligation” within the meaning of Section 163(f)(2) of the Code, it is issued in registered form within the meaning of Section 5f.103-1 of the United States Treasury Regulations;

(z) such Loan is not a participation interest;

(aa) all information (other than projections and forward-looking statements) provided by either the Borrower or the Collateral Manager with respect to such Loan is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Borrower or the Collateral Manager, as applicable, by a related Obligor or any other third party, or constitutes general economic data or general industry information, such information is true, correct and complete to the actual knowledge of the Borrower or of the Collateral Manager, as applicable;

(bb) such Loan (A) is not an Equity Security and (B) does not provide by its terms for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(cc) such Loan does not constitute a purpose credit advanced for the acquisition of Margin Stock and is not principally secured by Margin Stock;

(dd) neither the related Obligor, any other party obligated with respect to such Loan nor any Governmental Authority has alleged in any proceeding or, to the Borrower’s actual knowledge, threatened that such Loan or any related Underlying Instrument is illegal or unenforceable;

(ee) such Loan is not a Structured Finance Security, Synthetic Security, a finance lease or issued as chattel paper;

(ff) such Loan is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(gg) to the extent required by Applicable Law, the Seller and the Borrower have all necessary licenses and permits to purchase and own such Loan and enter into the applicable Underlying Instruments as a lender and, in the case of the Seller, sell such Loan to the Borrower, in each case, in the State where such Obligor is located, except where the failure to obtain such licenses and permits could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the value of such Loan;

(hh) such Loan provides for (i) periodic payments of accrued and unpaid interest in Cash on a current basis no less frequently than semi-annually and (ii) a fixed amount of principal payable in full in Cash no later than its stated maturity;

(ii) such Loan is (i) fully documented and (ii) being serviced by the Collateral Manager, in each case, in accordance with the Collateral Manager Standard;

(jj) such Loan and the related Underlying Instruments are governed by the laws of any state of the United States or any territory thereof;

(kk) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan have been duly obtained, effected or given and are in full force and effect;

(ll) such Loan is not subject to an offer of exchange, redemption, conversion or tender by its Obligor, or by any other Person, for cash, equity securities or any other type of consideration that is not, as of the Cut-Off Date, a Loan;

(mm) other than a Permitted PIK Loan, such Loan (i) by its terms does not permit the deferral or capitalization of accrued and unpaid interest and (ii) is not a Loan with respect to which interest required by the Underlying Instruments to be paid in Cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(nn) as of the Cut-Off Date, such Loan has not been subject to any events described in the definition of Material Modification and none of the proceeds of such Loan were used by the related Obligor to pay any past due principal, interest or other payment due on such Loan;

(oo) the Seller has caused its master computer records to be clearly and unambiguously marked to indicate that such Loan has been sold to the Borrower;

(pp) the EBITDA of the related Obligor of such Loan is equal to or greater than $20,000,000 as of the Cut-Off Date; provided that this clause (pp) shall not apply to any Loan that is (x) a Broadly Syndicated Loan or (y) an Enterprise Value Loan;

(qq) such Loan is not a Bridge Loan, a Zero-Coupon Loan, a Letter of Credit, or an unsecured loan;

(rr) if such Loan is a Floating Rate Loan, the index used to determine the current rate of interest on such Loan is reset no less frequently than every six months;

(ss) except as permitted under the Concentration Limits, such Loan has an Original Assigned Value of not less than 85%;

(tt) if such Loan is a Cov-Lite Loan and not a Broadly Syndicated Loan, the EBITDA of the related Obligor of such Loan is equal to or greater than $50,000,000;

(uu) the Underlying Instruments related to such Loan have been delivered to the Collateral Agent;

(vv) such Loan is not a loan primarily for personal, family or household use;

(ww) if such Loan is not a Broadly Syndicated Loan and has a Moody’s Public Rating or is publicly rated by S&P, such Moody’s Public Rating or public rating by S&P is at least “B3” or “B-”, as applicable, as of the Cut-off Date;

(xx) if such Loan is a Broadly Syndicated Loan and has a Moody’s Public Rating or is publicly rated by S&P, such Moody’s Public Rating or public rating by S&P is at least “Caa3” or “CCC-,” respectively;

(yy) if such Loan is a Broadly Syndicated Loan, such Loan has a Tranche Size of $250,000,000 or greater and an Observable Market Price with a depth of at least one;

(zz) ~~(yy)~~ such Loan is not issued by a sovereign, or by a corporate Obligor domiciled (and with respect to which substantially all of the Underlying Assets securing the Loan are located in) in a country, which sovereign or country on the date on which such Loan is acquired by the Borrower imposed foreign exchange controls that effectively limit the availability or use of Dollars to make when due the scheduled payments of principal thereof and interest thereon;

(aaa) if such Loan is a Broadly Syndicated Loan, such Loan has a Discount Margin less than 1,350; and

(bbb) if such Loan is a Broadly Syndicated Loan, if such Loan has a Discount Margin greater than 950, there is an Observable Market Price with respect to such Loan that satisfies the Minimum Depth.

“Eligible Obligor”: On any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) that is an operating company or a holding company and duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of, or controlled by, the Borrower, the Collateral Manager or the Equityholder;

(d) except as permitted under the Concentration Limits, is Domiciled in the United States and its Underlying Assets are located in the United States;

(e) is not a Sanctioned Person; and

(f) other than the Obligor of any Current Pay Obligation, (x) is not (and has not been at any time during the prior three (3) years) the subject of and, to the best of the Collateral Manager’s knowledge is not threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor and (y) as of the Cut-Off Date for such Loan, such Obligor is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise, which requirement in this clause (y) shall be deemed to be satisfied with respect to any information regarding the condition of such Obligor that was provided to the Controlling Lender prior to the Controlling Lender’s approval of the related Loan pursuant to clause (B) of the definition of “Eligible Loan”; provided, that if an Obligor fails to satisfy clause (y), but is treated as an Eligible Obligor on account of the related Loan being a Current Pay Loan as of the Cut-Off Date, and such Loan ceases to be a Current Pay Loan on a later date, then such Obligor shall continue to be treated an Eligible Obligor if such Obligor would satisfy clause (y) as of such later date (determined as though such later date were the Cut-Off Date) and otherwise satisfies this definition as of such later date.

“Enforcement Action”: In each case on or after the occurrence of an Event of Default (a) any action by the Administrative Agent or any Lender (or group of Lenders) to instruct the Collateral Agent to enforce any Lien in respect of any Collateral, including any foreclosure proceeding, any public or private sale, or any other disposition pursuant to Article 9 of the UCC, (b) the exercise of any other right or remedy provided to the Collateral Agent, the Administrative Agent or any Lender (or any group of Lenders) under this Agreement or any other Transaction Document or applicable law with respect to the Collateral, including the taking of control, retention or possession of, or the exercise of any right of setoff with respect to, any Collateral, (c) any action by the Collateral Agent, the Administrative Agent or any Lender (or any group of Lenders) to retain or cause the Borrower to retain a broker or investment banker, to prepare for and consummate the sale of any material portion of Collateral, so long as such actions are diligently pursued in good faith, (d) the disposition of Collateral by the Collateral Agent after the occurrence and during the continuation of an Event of Default, or (e) the commencement by the Collateral Agent, the Administrative Agent or any Lender (or any group of Lenders) of any legal proceedings or actions against or with respect to the Borrower or the Collateral Manager or any of such Person’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b), (c) and (d) above.

“Enterprise Value Loan”: ~~means any~~Any Eligible Loan for which the EBITDA of the related Obligor is less than $20,000,000.

“Environmental Laws”: ~~means any~~Any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: Any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.

“Equityholder”: Oaktree ~~Strategic Income II, Inc.~~Specialty Lending Corporation, a Delaware corporation.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“EU Bail-In Legislation Schedule” ~~means the~~: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 13.13(a).

“Excess Concentration Amount” ~~means, as~~: As of any date of determination prior to the Facility Maturity Date, the sum of, for each Concentration Limit, the amount by which the aggregate Outstanding Balance of all Eligible Loans subject to such Concentration Limit exceeds such Concentration Limit, as applied sequentially and without duplication in accordance with the Borrowing Base Model set forth in Annex C.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (i) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the Seller or any other Person from whom the Borrower purchased such Loan (including, without limitation, interest accruing prior to the date such Loan is purchased by the Borrower), (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments or (v) any amount deposited into the Collection Account in error.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Reserve Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Expense Reserve Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Expense Reserve Account Amount”: At any time, an amount equal to $50,000 minus the available balance of the Expense Reserve Account at such time.

“Facility Amount”: Initially the Maximum Facility Amount, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Maturity Date”: ~~The day that is sixty-six (66) months after the Closing Date~~January 26, 2027 (or, if such day is not a Business Day, the next succeeding Business Day).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter”: The Fourth Amended and Restated Fee Letter, dated as of the date hereof, from Borrower to the Administrative Agent and the Lenders, and acknowledged by the Collateral Manager, as the same may be amended, restated, modified or supplemented from time to time.

“Fees”: All fees required to be paid by the Borrower pursuant to this Agreement and the Fee Letter.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First-Lien Broadly Syndicated Loan”: Any First Lien Loan that is a Broadly Syndicated Loan.

“First-Lien Large Middle-Market Loan”: A First Lien Loan that is a Middle Market Loan with an Obligor that has EBITDA greater than $50,000,000 and a Tranche Size of $150,000,000 or greater.

“First Lien Loan”: any Loan that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject to any expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, subject to any expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined in such Underlying Instruments, (iii) for which Liens on the assets constituting collateral securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loans, but otherwise excluding expressly permitted liens referred to in (i) and (ii) above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Underlying Instruments governing such Loan or the related documentation of the “first lien” lenders under such “First Lien Loan”, and (iv) is not a First Lien Last Out Loan. Notwithstanding the foregoing, if, at any time, the Senior Debt / EBITDA Ratio of an Obligor with respect to a Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan exceeds 4.50 to 1.00, the portion of such Loan in a principal amount that results in such excess shall be treated as a Second-Lien Middle Market Loan for Advance Rate and Concentration Limit purposes.

“First Lien Last Out Loan”: Any Loan that is a senior secured loan that, prior to an event of default under the applicable Underlying Instruments, is entitled to receive payments pari passu with other senior secured loans of the same Obligor and secured by the same collateral, but following an event of default under the applicable Underlying Instruments, such Loan becomes fully subordinated to other senior secured loans of the same Obligor and secured by the same collateral and is not entitled to any payments until such other senior secured loans are paid in full.

“First Lien Lower Middle-Market Loan”: A First Lien Loan that is a Middle Market Loan with an Obligor that has EBITDA less than $25,000,000.

“First-Lien Traditional Middle- Market Loan”: A First Lien Loan that is a Middle Market Loan with either (i) an Obligor that has EBITDA greater than $25,000,000 and less than $50,000,000 or (ii) an Obligor that has EBITDA greater than $50,000,000 and a Tranche Size of less than $150,000,000.

“Fixed Rate Loan”: A Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Obligor thereof is based on a prime rate or the London Interbank Offered Rate, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of designated interest period) upon any change in the related prime rate or the London Interbank Offered Rate.

“Floor”: ~~means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR~~0%.

“Foreign Lender”: A Lender that is not a U.S. Person.

“Fourth Upsize Date”: May [25], 2023.

“Funding Date”: With respect to any Advance, the Business Day of receipt by the Administrative Agent and Collateral Agent of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “General Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group 1 Country”: Canada and the United Kingdom.

“Group 2 Country”: Australia, Germany, New Zealand and the Netherlands.

“Group 3 Country”: France.

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Indemnified Party pursuant to Section 2.12.

“Incurrence Covenant”: A covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness”: With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Independent Manager”: The meaning specified in Section 4.1(u)(xxvi).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damages to, or loss of, the related Underlying Assets.

“Interest”: For each Collection Period and Advances Outstanding, the sum of the products (for each day during such Collection Period) of:

IR x P x 1/D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day;

D	=	360 days (or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law, and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Interest Collections”: All (a) payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by or on behalf of the Borrower on the Collateral, including the accrued interest received in connection with a sale thereof, (b) principal and interest payments received by or on behalf of the Borrower on Permitted Investments purchased with Interest Collections and (c) all amendment and waiver fees, late payment fees, prepayment fees, ticking fees and other fees received by the Borrower; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

~~“Interest Period”: Initially, the period commencing on, and including, the Closing Date and ending on, but excluding, the first Payment Date and thereafter, each successive period commencing on, and including, the last day of the immediately preceding Interest Period and ending on, but excluding, succeeding Payment Date; provided that the first Interest Period for any Advance made after the Closing Date shall commence on, and include the Advance Date and end on, but exclude the first Payment Date thereafter.~~

“Interest Rate”: (a) The Benchmark plus (b) the Applicable Spread; provided that, upon and during the occurrence of an Event of Default, “Interest Rate” shall mean the Base Rate plus the Applicable Spread.

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Collateral Manager.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans, Permitted Investments and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“IRS”: The United States Internal Revenue Service.

~~“ISDA Definitions”: means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(d), a copy of which shall be delivered to the Collateral Agent and the Collateral Manager.

“Lender”: ~~means each~~Each Conduit Lender and each Committed Lender.

“Letter of Credit”: A facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) in the event that the LC is drawn upon and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees that it receives for providing the LC to the lender/participant.

~~“LIBOR”: For any Interest Period , the greater of (x) zero and (y) the “ICE LIBOR” rate per annum (“ICE LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) for a three-month maturity at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if such day is not a Business Day, the immediately preceding Business Day.~~

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Liquidity Bank” means (i) with respect to the Related Group that includes the Citi Conduits, Citibank, and (ii) with respect to such Related Group or any other Related Group that includes a Conduit Lender, such Person or Persons who provide liquidity support to such Conduit Lender pursuant to a liquidity agreement in connection with the issuance by such Conduit Lender of commercial paper notes or as may from time to time become a Liquidity Bank hereunder by executing and delivering a Joinder Supplement.

“Loan”: Any commercial loan which (a) is sourced, originated or purchased by the Seller or any of its Affiliates in the ordinary course of business and which the Borrower acquires; (b) is not a bond or a note and (c) is issued or made pursuant to a credit agreement.

“Loan List”: The list of Eligible Loans set forth on Schedule III attached hereto.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Agent, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan Register”: The meaning specified in Section 5.3(l).

“Loan Schedule”: The schedule listing each Loan owned or scheduled to be acquired by the Borrower and each Underlying Instrument in respect of each such Loan, along with a notation as to whether each such Underlying Instrument has been delivered by the Borrower to the Collateral Agent and the Administrative Agent or, if any such Underlying Instrument has not been delivered and is a Required Loan Document, the anticipated delivery date of each such Underlying Instrument.

“Maintenance Covenant”: A covenant by any Obligor to comply with one or more financial covenants during each reporting period, whether or not such Obligor has taken any specified action; provided, that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related loan shall be a Maintenance Covenant.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance, properties or prospects of the Collateral Manager, (b) the business, financial condition, operations, performance, or prospects of the Borrower excluding any such change resulting from any change in value or performance of all or any part of the Collateral, (c) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (d) the rights and remedies of the Collateral Agent, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (e) the ability of each of the Borrower or the Collateral Manager to perform its respective obligations under any Transaction Document to which it is a party, or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing an Eligible Loan executed or effected on or after the date on which such Loan is transferred to the Borrower, that:

(a) extends or delays the stated maturity date of such Loan;

(b) waives one or more interest payments, reduces the amount of interest due with respect to such Loan, reduces the rate at which interest accrues with respect to such Loan, reduces the portion of such Loan on which interest accrues, or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of such Loan for performing credits under a re-pricing grid contained in the Underlying Instruments as of the Cut-Off Date);

(c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan;

(d) modifies, terminates, substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such modification, termination, substitution, alteration or release, as determined in the sole reasonable discretion of the Controlling Lender, materially and adversely affects the value of such Loan;

(e) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Permitted Lien”, “Net Senior Leverage Ratio” or “Cash Interest Coverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole reasonable discretion of the Controlling Lender, is materially adverse to any Lender; or

(f) reduces or forgives any or all of the principal amount due under such Loan.

“Maximum Facility Amount”: The sum of the Commitments of all of the Committed Lenders hereunder, which on the ~~Closing~~Fourth Upsize Date shall be $~~100,000,000~~400,000,000, as may be increased pursuant to Section 2.1.

“Maximum Moody’s Rating Factor Test”: A test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Eligible Loans included in the Collateral that are Broadly Syndicated Loans is less than or equal to 3550.

“Measurement Date”: Each of (i) the Closing Date; (ii) the date of any Borrower’s Notice; (iii) the date that a Responsible Officer of the Collateral Manager has actual knowledge of the occurrence of any Assigned Value Adjustment Event described in clauses (c), (d), (e) or (f) of the definition thereof; (iv) the date that the Assigned Value of any Loan is adjusted as a result of an Assigned Value Adjustment Event (v) the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Controlling Lender); (vi) the date of, or immediately prior to, each Reinvestment, Discretionary Sale or Optional Sale pursuant to Section 2.14 and Section 3.2, as applicable; (vii) each Reporting Date; (viii) the date of any Repayment Notice if the Advances are not repaid in full pursuant to such Repayment Notice; (ix) each Determination Date and (x) each other date requested by the Controlling Lender.

“Merged Entity”: OCSI Senior Funding II LLC, a Delaware limited liability company.

“Middle Market Loan”: A Loan that is not a Broadly Syndicated Loan.

“Minimum Depth”: With respect to any price quote used to determine the Assigned Value of a Broadly Syndicated Loan hereunder, a depth of two.

“Minimum Equity Amount”: As of any Measurement Date, the greater of (i) $25,000,000 and (ii) the aggregate amount of the Outstanding Balance of the five Eligible Loans having the largest Outstanding Balances as of such date (where multiple Eligible Loans related to the same Obligor shall be treated as a single exposure for purposes of calculating Outstanding Balances).

“Monthly Report”: Defined in Section 6.8(d).

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Derived Rating”: With respect to any Loan, as of any date of determination, the rating determined in accordance with the following order of priority:

(a) if the Obligor has a senior unsecured obligation that is publicly rated by Moody’s, such rating by Moody’s;

(b) (i) if such Loan is publicly rated by S&P, then by adjusting such public rating (at the election of the Collateral Manager) by the number of rating subcategories pursuant to the table below:

Type of Loan	S&P rating (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P rating
Not Structured Finance Obligation	> “BBB-”	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	< “BB+”	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation		Loan or Participation Interest in Loan	-2

(ii) if such Loan is not rated by S&P but another security or obligation of the Obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will, at the election of the Collateral Manager, be determined in accordance with the table set forth in subclause (a)(i) above,;

(iii) if such Loan is not rated by S&P but there is a public issuer credit rating of the issuer of such Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Loan, then such issuer credit rating will at the election of the Collateral Manager be determined in accordance with subclause (a)(ii) (for such purposes, treating such public issuer credit rating as if it were a rating of a parallel security); or

(iv) if such Loan is a DIP Loan, no Moody’s Derived Rating may be determined based on a rating by S&P or any other rating agency;

(c) if not determined pursuant to clause (a) above and such Loan is not rated by Moody’s or S&P and no other security or obligation of the issuer of such Loan is rated by Moody’s or S&P, and if Moody’s has been requested by the Borrower, the Collateral Manager or the issuer of such Loan to assign a rating or rating estimate with respect to such Loan but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Derived Rating of such Loan shall be (x) “B3” if the Collateral Manager certifies to the Collateral Agent and the Collateral Administrator that the Collateral Manager believes that such estimate shall be at least “B3” or lower and if the aggregate principal balance of Loans determined pursuant to this clause (b) does not exceed 5% of the Outstanding Balance of all Loans or (y) otherwise, “Caa1”;

(d) if not determined pursuant to clause (a) or (b) above, if the obligor of such Loan is a U.S. Obligor and if such Loan is a senior secured loan of the Obligor and (1) neither the Obligor nor any of its affiliates is subject to reorganization or bankruptcy proceedings, (2) no debt securities or obligations of the Obligor are in default, (3) neither the Obligor nor any of its affiliates have defaulted on any debt during the past two years, (4) the Obligor has been in existence for the past five years, (5) the Obligor is current on any cumulative dividends, (6) the fixed-charge ratio for the Obligor exceeds 125% for each of the past two fiscal years and for the most recent quarter, (7) the Obligor had a net profit before tax in the past fiscal year and the most recent quarter and (8) the annual financial statements of the Obligor are unqualified and certified by a firm of independent accountants of national reputation, and quarterly statements are unaudited but signed by a corporate officer, “Caa1”;

(e) if not determined pursuant to clauses (a), (b) or (c) above, with respect to any DIP Loan, (1) if such DIP Loan was assigned a point-in-time rating by Moody’s in the previous 12 months, such rating (regardless of whether the rating is subsequently withdrawn), (2) the rating (whether public or private) of such DIP Loan rated by Moody’s or (3) if not determined pursuant to the foregoing sub-clauses, then “B2”; or

(f) if not determined pursuant to clauses (a) through (d) above, “Caa1.”.

“Moody’s Public Rating”: With respect to any Loan, as of any date of determination, the rating determined in accordance with the following order of priority:

(a) if the Obligor of such Loan has a corporate family rating by Moody’s, then such corporate family rating; and

(b) if such Loan is publicly rated by Moody’s, such public rating.

“Moody’s Rating Factor”: For the Eligible Loans included in the Collateral that are Broadly Syndicated Loans, the number set forth in the table below opposite the Moody’s default probability rating (determined using then-current market methodology) of such Eligible Loan:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s RiskCalc Rating”: As of any date of determination, for any Loan that satisfies the Pre-Qualifying Conditions, the lowest of (a) the Collateral Manager’s internal rating, (b) the rating that is one rating subcategory below the “Maximum Rating” based on the .EDF for such Loan, in each case determined in accordance with the table below and (c) a rating of “B3” (and the Collateral Manager shall give the Administrative Agent notice of such Moody’s RiskCalc Rating):

Lowest .EDF	Maximum Rating
.baa3 and above	Ba3
.ba1, .ba2, .ba3 or .b1	B2
.b2	B3
.b3	Caa2
.caa	Caa3

provided that the Collateral Manager may assign a lower rating to a Loan if it so determines in its reasonable business judgment; and provided, further, that the Administrative Agent shall have the right (in its sole discretion) to have a Moody’s credit analyst provide a credit estimate for any Loan, in which case such credit estimate provided by such credit analyst shall be the applicable Moody’s RiskCalc Rating. For the avoidance of doubt, no Moody’s RiskCalc Rating can be determined for a Loan that does not satisfy the Pre-Qualifying Conditions.

“Mortgage”: The mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents, if any, related thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Equity Amount”: As of any Measurement Date, the sum of (i) the aggregate amount of the Adjusted Borrowing Values of all Eligible Loans included in the Collateral as of such date, plus (ii) the sum of (x) all amounts on deposit in the Collection Account and (y) all Permitted Investments, minus (iii) the Advances Outstanding as of such date, minus (iv) the Excess Concentration Amounts, minus (v) the Unfunded Exposure Equity Amount, plus (vi) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount).

“Net Senior Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Collateral Manager in good faith.

“Non-Delayed Amount”: With respect to any Delayed Funding Lender and an Advance for which the Delayed Funding Lender delivered a Delayed Funding Notice, an amount equal to the excess of such Delayed Funding Lender’s Pro Rata Share of such Advance over its Delayed Amount in respect of such Advance.

“Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Observable Market Price”: The “mid” price (between the bid and ask quotes) determined by Markit Partners; provided however, if Markit Partners does not have a quote for such Loan, then the “mid” price (between the bid and ask quotes) determined by Loan Pricing Corporation; provided further, if neither Markit Partners nor Loan Pricing Corporation has a quote for such Loan, the “mid” price (between the bid and ask quotes) determined by another nationally recognized loan pricing service that is mutually agreed upon by the Controlling Lender and the Borrower.

“Offer”: A tender offer, voluntary redemption, exchange offer, conversion or other similar action.

“Opinion of Counsel”: A written opinion of nationally recognized counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Optional Sale”: The meaning specified in Section 2.14(d).

“Original Assigned Value”: With respect to (i) a Loan that is a Broadly Syndicated Loan that was acquired in the secondary market, the Original Assigned Value of such Broadly Syndicated Loan shall be the Purchase Price for such Loan; and (ii) a Loan that does not satisfy the criteria in clause (i) (x) if the Purchase Price of such Loan is (or is deemed to be) 100%, 100%, or if clause (x) does not apply, the lower of (y) the Purchase Price of such Loan; or (z) if such Loan has been marked on the books and records of the Seller for at least one month, the value of such Loan recorded on the books of the Seller; provided, in the case of clause (i) and (ii), that in no event shall the Original Assigned Value of any Loan exceed 100%.

“Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the date such Loan was acquired by the Borrower.

“Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date such Loan was acquired by the Borrower.

“Other Connection Taxes”: With respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Obligation or Transaction Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” ~~means, with~~: With respect to any Loan as of any date of determination, the outstanding principal balance of any advances or loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination (exclusive of any interest and Accreted Interest).

“Participant Register”: The meaning specified in Section 13.16(d).

“Participation”: The meaning specified in the Sale Agreement.

“Payment Date”: Quarterly on the 22nd day of each of January, April, July and October, or, if such day is not a Business Day, the next succeeding Business Day, commencing on October 22, 2019.

“Payment Date Statement”: A statement prepared by the Collateral Agent and verified by the Collateral Manager prior to each Payment Date setting forth the calculation of each amount payable out of available Collections on such Payment Date pursuant to either Section 2.7 or 2.8(a), as applicable, together with the payment information for each recipient of such amounts.

“Payment Duties”: The meaning specified in Section 7.2(b)(iv).

“Pension Plans”: The meaning specified in Section 4.1(v).

“Periodic Term SOFR Determination Day”: The meaning specified in the definition of “Term SOFR”.

“Permitted Delayed Amount”: The meaning specified in Section 2.2(e)(i).

“Permitted Investments”: (a) Cash, (b) JPMorgan Prime Money Market Fund (c) Goldman Sachs US$ Liquid Reserves Fund – Inst. Dist. and (d) each other fund or sweep account as may be designated by the Collateral Manager and approved by the Administrative Agent from time to time, in each case which may include obligations or securities of issuers for which the Collateral Agent or an Affiliate of the Collateral Agent provides services or receives compensation; provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with a certificate of a Responsible Officer of the Borrower or the Collateral Manager to the Collateral Agent (on which the Collateral Agent may rely) that the advice specified in this definition has been received by the Borrower and the Collateral Manager), on and after July 26, 2019 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule. Neither the Collateral Agent nor the Securities Intermediary shall have any responsibility for determining or overseeing the foregoing requirement.

“Permitted Liens”:

(a) with respect to the interest of the Seller or the Borrower in the Loans included in the Collateral: (i) Liens in favor of the Borrower created pursuant to the Sale Agreement and (ii) Liens in favor of the Collateral Agent created pursuant to this Agreement; and

(b) with respect to the interest of the Seller or the Borrower in the other Collateral (including any Underlying Assets): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for federal, state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings, with respect to which reserves in accordance with GAAP have been provided on the books of such Person, and as to which no Collateral would become subject to forfeiture or loss as a result of such contest, (iv) other customary Liens permitted with respect thereto consistent with the Collateral Manager Standard, (v) Liens in favor of the Borrower created by the Seller under the Sale Agreement and transferred by the Borrower pursuant to this Agreement, (vi) Liens in favor of the Collateral Agent created pursuant to this Agreement, (vii) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of Indebtedness of such Obligor, (viii) with respect to any Equity Security, any Liens granted on such Equity Security to secure Indebtedness of the related Obligor and/or any Liens granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in such Obligor (provided that, in each case, to the extent such Equity Securities comprise part of the collateral securing the Loan made to such Obligor, such Liens rank junior in priority to the security interest of the lenders under such Loan) and (ix) with respect to any Underlying Assets, Liens permitted by the applicable Underlying Instruments.

“Permitted PIK Loan”: Any Loan with respect to which (a) the related Underlying Instruments (i) require a portion of the interest due thereon to be paid in cash on each payment date therefor and do not permit such portion to be deferred or capitalized and (ii) permit the related Obligor to defer or capitalize the remaining portion of the interest due thereon, and (b) (x) if such Loan pays interest at a fixed rate, the interest rate applicable thereto required to be paid in cash is equal to or greater than the zero-coupon swap rate of a fixed/floating interest rate swap with a term of five (5) years, determined as of the date of origination of such Loan, or (y) if such Loan pays interest at a floating rate, the interest rate applicable thereto required to be paid in cash is greater than ~~LIBOR~~Term SOFR, plus 2.50%.

“Permitted Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower where the Administrative Agent or an Affiliate thereof acts as placement agent (or in a similar capacity) that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pre-Qualifying Conditions”: With respect to any Loan, conditions that will be satisfied if the Obligor with respect to the applicable Loan satisfies the following criteria:

(a) the Borrower or the Collateral Manager is in possession of the most recent two years of financial statements, whether audited or unaudited;

(b) the Obligor’s EBITDA is equal to or greater than U.S.$5,000,000;

(c) the Obligor’s annual sales are equal to or greater than U.S.$10,000,000;

(d) the Obligor’s book assets are equal to or greater than U.S.$10,000,000; and

(e) the Obligor is a private company with no Moody’s Public Rating.

“Prime Rate”: The rate announced by Citibank (for so long as Citibank is the Administrative Agent or Citibank is a Lender, otherwise the Administrative Agent) from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by such Person or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Principal Collections”: All amounts (other than Excluded Amounts) received by the Borrower or the Collateral Agent that are not Interest Collections to the extent received in Cash by or on behalf of the Borrower or the Collateral Agent.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Pro Rata Share”: With respect to any Lender in a Related Group, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment) or, if the Commitments have been terminated, based on the Advances Outstanding.

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price in Dollars (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower for such Loan (exclusive of any interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, Accreted Interest, original issue discount and upfront fees); provided, that with respect to any Loan that was not acquired in the secondary market, has a “Purchase Price” greater than or equal to 97% and is determined by the Collateral Manager to be a par loan (as certified by the Collateral Manager to the Controlling Lender), the “Purchase Price” of such Loan shall be deemed to be 100%; provided, further, that with respect to any Loan with a “Purchase Price” greater than 100%, the “Purchase Price” of such Loan shall be deemed to be 100%.

“Ramp-Up Period”: the period commencing on the Closing Date and ending on the earlier to occur of (x) the initial date on which the aggregate Outstanding Balance of all Eligible Loans exceeds $125,000,000 and (y) the date that is six (6) months from Closing Date.

“Rating”: With respect to any Loan, (i) with respect to Moody’s, (x) if such Loan has a Moody’s Public Rating, such rating, (y) if such Loan does not have a Moody’s Public Rating, but a Moody’s RiskCalc Rating can be determined with respect thereto, either such Moody’s RiskCalc Rating or the Moody’s Derived Rating thereof, at the option of the Collateral Manager, or (z) if such Loan does not have a Moody’s Public Rating, and a Moody’s RiskCalc Rating cannot be determined with respect thereto, the Moody’s Derived Rating thereof and (ii) with respect to S&P, if such Loan has a public rating by S&P, such rating.

~~“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~

“Register”: The meaning specified in Section 13.16(b).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Collateral Manager in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date, as such period may be extended by mutual agreement of the parties hereto (in their sole and absolute discretion).

“Reinvestment Period End Date”: The earliest to occur of (a) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a), (b) the Termination Date pursuant to Section 9.2(a), (c) the date of the termination of all of the Commitments pursuant to Section 2.3(a), (d) the Scheduled Reinvestment Period End Date, or (e) a Collateral Manager Event of Default.

“Related Group” ~~means the~~: The Conduit Lenders and Committed Lenders listed together as part of a “Related Group” on Annex B or in any Joinder Supplement.

“Related Person” ~~means,~~: (i) solely with respect to any Conduit Lender, any Person that provides liquidity or credit support to such Conduit Lender or is otherwise a sponsor or manager thereof and (ii) with respect to any Lender (or any Related Person of a Conduit Lender as set forth in the foregoing clause (i)), any Person controlling, that is the holding company of, that is consolidated with, or that is an Affiliate of such Lender.

“Relevant Governmental Body”: ~~means the~~The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio or EBITDA as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financial statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financial statements, each period of the last four (4) consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the sixth (6th) calendar month or second (2nd) fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each subsequent monthly or quarterly period (as the case may be) up to the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repayment Notice”: Each notice required to be delivered by the Borrower in respect of any reduction of the Commitments or by the Borrower or the Collateral Manager (on behalf of the Borrower) in respect of any repayment of Advances Outstanding, in the form of Exhibit A-2.

“Reportable Event”: The meaning specified in Section 4.1(x).

“Reporting Date”: The date that is two (2) Business Days prior to the 22nd of each calendar month, with the first Reporting Date occurring in October 2019.

“Repurchase Price”: The meaning specified in Section 2.14(b)(ii)(2)(A).

“Required Asset Coverage Ratio”: As of any date of determination, “asset coverage” (as understood under the 1940 Act) of the Collateral Manager of at least 150 per centum, as determined in accordance with the terms and requirements of the 1940 Act, including Sections 6(f), 18 and 61(a)(1) thereof, and otherwise in accordance with GAAP.

“Required Lenders”: The Lenders representing an aggregate of more than 50% of the aggregate Commitments (or, if the applicable Commitments have been terminated, Advances Outstanding); provided that for the purposes of determining the Required Lenders, in the event that a Lender is a Defaulting Lender, such Lender, as applicable, shall not constitute a Required Lender hereunder (and the Commitment of such Lender, as applicable, shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained).

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Checklist:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record (that may be in the form of an allonge or note power attached thereto) either in blank or to the Collateral Agent for the benefit of the Secured Parties as required under the related Underlying

Instruments (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Collateral Agent), with any endorsement to the Collateral Agent to be in the following form: “Deutsche Bank Trust Company Americas, its successors and assigns, as Collateral Agent for the benefit of the Secured Parties” and an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent of such Loan (only in the event such administrative agent is an Affiliate of the Borrower or the Seller) but not dated and specifying the Collateral Agent for the benefit of the Secured Parties as assignee, and delivered to the Collateral Agent, and (ii) in the case of a Noteless Loan (x) a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Noteless Loan, signed by the Borrower, as assignor, and the administrative agent of such Loan (only in the event such administrative agent is an Affiliate of the Borrower or the Seller) but not dated and specifying the Collateral Agent as assignee, and delivered to the Collateral Agent, and (y) a copy of the Loan Register with respect to such Noteless Loan, as described in Section 5.3(l);

(b) originals or copies of each of the following, to the extent applicable to the related Loan; any related loan agreement, credit agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, certificates of insurance with respect to each Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) if any Loan (other than an Agented Loan) is secured by a Mortgage, in each case as set forth in the Loan Checklist, either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Collateral Agent shall have no duty to ascertain whether any certification set forth in this subsection

(c) has been received, or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(d) promptly following the related Cut-Off Date using commercially reasonable efforts (but in no event later than the date that is thirty (30) days after the acquisition date of such Loan by the Borrower), copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the applicable seller (or the applicable administrative or collateral agent in respect of such Loan) as secured party and each with evidence of filing thereon as set forth in the Loan Checklist.

“Required Non-Delayed Amount”: With respect to a Delayed Funding Lender and a proposed Advance, the excess, if any, of (a) the Required Non-Delayed Percentage of such Delayed Funding Lender’s Commitment as of the date of such proposed Advance over (b) with respect to each previously Designated Delayed Advance of such Delayed Funding Lender with respect to which the related Advance occurred during the 35 days preceding the date of such proposed Advance, if any, the sum of, with respect to each such previously Designated Delayed Advance for which the related Delayed Funding Date will not have occurred on or prior to the date of such proposed Advance, the Non-Delayed Amount with respect to each such previously Designated Delayed Advance.

“Required Non-Delayed Percentage”: 70%.

“Required Reports”: Collectively, the Borrowing Base Certificate, the Payment Date Statement, financial statements of each Obligor, the Collateral Manager and the Borrower required to be delivered under the Transaction Documents (including, without limitation, pursuant to Section 5.1(s), 5.3(f) and 6.8(a) hereof), the annual statements as to compliance and the annual independent public accountant’s report pursuant to Section 5.1(t).

“Responsible Officer”: With respect to (a) any Person (other than the Collateral Agent), any duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or (b) the Collateral Agent, any officer within the Corporate Trust Office of the Collateral Agent, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Review Criteria”: The meaning specified in Section 7.2(b)(i).

“Revolving Loan”: Any Loan (other than a Delayed Draw Loan) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower; provided that, any such Loan will be a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“S&P”: ~~Standard & Poor’s~~S&P Global Ratings ~~Services~~, a ~~Standard & Poor’s Financial Services LLC~~S&P Global Inc. business, and any successor thereto.

“Sale Agreement”: ~~The~~Collectively, (a) the Loan Sale Agreement, dated as of July 26, 2019, by and between the Seller and the Borrower~~, as the same has been~~ and (b) the Loan Sale Agreement, dated as of January 15, 2015, by and between the Seller and the Borrower (as successor to OCSI Senior Funding II LLC), in each case as amended, modified, restated, or supplemented from time to time.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Manager and the Collateral Agent incurred in connection with any such sale.

“Scheduled Distribution”: With respect to any Loan, for each due date, the scheduled payment of principal and/or interest due on such due date with respect to such Loan, determined in accordance with the applicable Underlying Instrument.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: ~~The date that is forty-six months after the Closing Date~~May 25, 2025.

“SEC”: The Securities and Exchange Commission or any successor Governmental Authority.

“Second Delayed Funding Notice”: The meaning specified in Section 2.2(e)(iii).

“Second Delayed Funding Notice Amount” The meaning specified in Section 2.2(e)(iii).

“Second-Lien Broadly Syndicated Loan”: A Second Lien Loan that is a Broadly Syndicated Loan.

“Second Lien Loan”: Any Loan that (i) is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject only to (i) the prior lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined therein, and (ii) provides that the payment obligation of the Obligor on such Loan is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor. Notwithstanding the foregoing, if, at any time, the Senior Debt / EBITDA Ratio of an Obligor with respect to a Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan exceeds 4.50 to 1.00, the portion of such Loan in a principal amount that results in such excess shall be treated as a Second-Lien Middle Market Loan for Advance Rate and Concentration Limit purposes.

“Second-Lien Middle-Market Loan”: A Second Lien Loan that is a Middle Market Loan.

“Second Permitted Delayed Amount”: The meaning specified in Section 2.2(e)(iii).

“Second Upsize Amount”: ~~means~~ $50,000,000.

“Second Upsize Date”: ~~means~~ December 31, 2020.

“Section 28(e)”: The meaning specified in Section 6.2(l).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Securities Intermediary and (v) solely with respect to the right to receive fees, expenses and indemnities owing to it hereunder, the Collateral Manager.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”: The Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: Each of Deutsche Bank Trust Company Americas and Wells Fargo Bank, National Association, or any subsequent (i) Clearing Corporation; or (ii) Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, agreeing to act in such capacity pursuant to the Securities Account Control Agreement.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller: The meaning specified in the Preamble.

“Senior Debt/EBITDA Ratio”: for any Obligor, the ratio of (x) senior Indebtedness (i.e., Indebtedness that is not subject to contractual or structural subordination) of such Obligor less unrestricted cash of such Obligor, to (y) EBITDA of such Obligor.

“Shareholders’ Equity”: On any date of determination, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity for the Collateral Manager and its Subsidiaries at such date.

“SOFR”: ~~means, with~~With respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: ~~means the~~The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: ~~means the~~The website of the Federal Reserve Bank of New York, currently at ~~http://www.newyorkfed.org~~http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Structured Finance Obligation”: Any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and mortgage-backed securities.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: The meaning specified in Section 2.14(b)(i).

“Substitution”: The meaning specified in Section 2.14(b)(i).

“Synthetic Security”: A security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tangible Net Worth”: At any date, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity less the purchase price of acquired businesses in excess of the fair market value of tangible net assets, other items of goodwill, patents, trademarks, trade names, copyrights, organization expense, unamortized debt discount and expense, and other intangibles for the Equityholder and its Subsidiaries at such date.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology-Driven Growth Company”: A company for which a substantial portion of its regularly recurring revenue is generated by selling technology or technology related services, as determined by the Collateral Manager in accordance with its underwriting standards and otherwise in a commercially reasonable manner.

“Term SOFR”: ~~means, for the applicable Corresponding Tenor as of the applicable Reference Time, the~~For any calculation with respect to an Advance (other than an Advance bearing interest at the Base Rate), the Term SOFR Reference Rate for a three month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is (i) with respect to an Advance made or outstanding on the first day of such Collection Period, two (2) U.S. Government Securities Business Days prior to the first day of such Collection Period or (ii) with respect to an Advance made during such Collection Period (and not otherwise outstanding on the first day of such Collection Period), two (2) U.S. Government Securities Business Days prior to the date of such Advance, in each case, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Third Upsize Amount”: ~~means~~ $50,000,000.

“Third Upsize Date”: ~~means~~ March ~~[ ● ]~~31, 2021.

“Total Debt/EBITDA Ratio”: For any Obligor, the ratio of (x) Indebtedness of such Obligor less unrestricted cash of such Obligor, to (y) EBITDA of such Obligor.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Total Net Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) total Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Collateral Manager in good faith.

“Tranche Size”: With respect to any Loan, the dollar value of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower; provided that any pari passu tranche of Indebtedness that is broadly syndicated with the same material terms and issued by the same Obligor pursuant to the same Underlying Instruments may be included in the calculation of Tranche Size in the sole discretion of the Administrative Agent.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Fee Letter, the Securities Account Control Agreement, each Variable Funding Note, any Joinder Supplement, any Transferee Letter and the Collateral Agent Fee Letter.

“Transferee Letter”: The meaning specified in Section 13.16.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement” ~~means the~~: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including, without limitation, to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States” or “U.S.”: The United States of America.

“Unitranche Loan”: Any Loan that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject to expressly permitted Liens, including any “permitted liens” as defined in the applicable Underlying Instruments for such Loan or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which no other Indebtedness of the Obligor exists or is outstanding.

“Unfunded Exposure Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: As of any date of determination, an amount equal to the aggregate amount (without duplication) of all unfunded commitments associated with the Loans.

“Unfunded Exposure Equity Amount”: As of any date of determination, with respect to any Loan, an amount equal to the sum of (i) the product of (a) the Unfunded Exposure Amount with respect to such Loan multiplied by (b) the difference of (x) 100% minus (y) the Advance Rate for such Loan plus (ii) the product of (a) any Assigned Value reductions (expressed in Dollars) associated with the Unfunded Exposure Amount with respect to such Loan multiplied by (b) the Advance Rate for such Loan.

“Unrestricted Cash”: (i) In respect of any Obligor, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than blanket liens permitted under or granted in accordance with the relevant Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower; and (ii) in respect of the Collateral Manager or any Person that is not an Obligor, cash of such Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than the Lien of the Collateral Agent hereunder).

“Updated Assigned Value”: With respect to any Loan as of any date of determination, the value (expressed as a percentage of the Outstanding Balance thereof) of such Loan reflected on the books and records of the Collateral Manager and as included in the Monthly Report, as adjusted pursuant to any periodic valuation required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Collateral Manager, to be determined by the Board of Directors of the Collateral Manager and reviewed by its auditors in the manner required by the Collateral Manager’s internal policies and procedures as of such date of determination, in accordance with Accounting Standards Codification, Topic 820; provided, that if the Collateral Manager fails to determine or report such value for any Loan, the “Updated Assigned Value” of such Loan shall be deemed to equal zero until the Collateral Manager remedies such failure; provided, that in no event shall any Updated Assigned Value exceed 100%.

“Upsize Amount”: ~~means~~ $50,000,000.

“Upsize Date”: ~~means~~ July 2, 2020.

“U.S. Person”: Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate”: The meaning set forth in Section 2.13(f).

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Value Adjusted Assigned Value”: With respect to any Loan as of any date of determination following the occurrence of an Assigned Value Adjustment Event (a) in the case of an Assigned Value Adjustment Event other than that described in clause (j) of the definition thereof, the value of such Loan (expressed as a percentage of the Outstanding Balance thereof) determined by the Controlling Lender as follows: (i) if such Loan has bid-side quotes meeting the Minimum Depth provided by any of Markit Partners, Loan Pricing Corp. or any other nationally recognized loan pricing service that is mutually agreed upon by the Controlling Lender and the Borrower, the value assigned to such Loan by the Controlling Lender based on the Observable Market Price, (ii) if the price of such Loan cannot be determined in accordance with clause (i), the value assigned to such Loan by the Controlling Lender in its sole discretion based on the average of two bid-side quotes from at least two Approved Broker-Dealers trading in such Loan , or (iii) if a price cannot be determined pursuant to clauses (i) or (ii) above, the value of such Loan determined by the Controlling Lender in its sole discretion (provided, that so long as no Event of Default has occurred and is continuing, if the Collateral Manager disputes any such determination of the Value Adjusted Assigned Value of a Loan pursuant to clause (a)(iii) (each, a “Disputed Loan”), the Collateral Manager may invoke the Dispute Resolution Procedures by notice to the Administrative Agent at or before 5:00 p.m. on the Business Day following the date on which the Collateral Manager receives a notice of valuation from the Administrative Agent with respect to such Loan (the “Dispute Time”) and if the Dispute Resolution Procedures result in any adjustment to such determination, such adjusted value shall be deemed to be the “Value Adjusted Assigned Value” in lieu of such disputed determination of the Controlling Lender (with the Controlling Lender’s determination continuing to apply during the pendency of such dispute)); or (b) in the case of an Assigned Value Adjustment Event described in clause (j) of the definition thereof, the most recently determined Updated Assigned Value of such Loan.

“Variable Funding Note” or “VFN”: The meaning specified in Section 2.1(a).

“Volcker Rule”: Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event”: As to any Loan, the breach of any representation or warranty relating to such Loan under any Transaction Document (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan).

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date of such Loan or any Loan with respect to which a Warranty Event has occurred.

“Weighted Average Life”: As of any date of determination with respect to all Eligible Loans, the number of years following such date obtained by summing the products obtained for each of the Eligible Loans, by multiplying: (a) the Average Life of each such Eligible Loan as at such date of determination, by the Outstanding Balance of such Eligible Loan, and dividing such sum by: (b) the aggregate Outstanding Balance of all Eligible Loans.

“Weighted Average Life Test”: As of any date of determination, that the Weighted Average Life of all Eligible Loans is equal to or less than six years.

“Weighted Average Moody’s Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a) summing the products of (i) the Outstanding Balance of the Eligible Loans included in the Collateral that are Broadly Syndicated Loans (excluding Eligible Loans subject to an “event of default” (however described in the underlying documentation for such Eligible Loans)) multiplied by (ii) the Moody’s Rating Factor of such Eligible Loans, and

(b) dividing such sum by the Outstanding Balance of all Eligible Loans included in the Collateral that are Broadly Syndicated Loans (excluding Eligible Loans subject to an “event of default” (however described in the underlying documentation for such Eligible Loans)) as of such date.

“Weighted Average Spread”: As of any date of determination with respect to all Eligible Loans, the spread obtained by summing the products obtained for each of the Eligible Loans that are Floating Rate Loans, by multiplying: (a) the spread of each such Eligible Loan, by the maximum committed funding amount, and dividing such sum by: (b) the aggregate maximum committed funding amounts of all Eligible Loans that are Floating Rate Loans.

“Weighted Average Spread Test”: As of any date of determination, a test that is satisfied if the Weighted Average Spread of all Eligible Loans that are Floating Rate Loans is equal to or greater than ~~4.25~~4.75%.

“Withholding Agent”: The Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” ~~means, with~~: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero-Coupon Loan”: Any Loan that at the time of purchase does not by its terms provide for the payment at least a portion of the interest in cash.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) the term “or” is not exclusive;

(g) the words “include”, “includes” and “including” are not limiting shall be deemed to be followed by the phrase “without limitation”;

(h) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(i) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(j) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(k) reference to any delivery or transfer to the Collateral Agent with respect to the Collateral means delivery or transfer to the Collateral Agent on behalf of the Secured Parties;

(l) if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day;

(m) reference to the date of any acquisition or disposition of any Collateral, or the date on which any asset is added to or removed from the Collateral shall mean the related “settlement date” and not the related “trade date”;

(n) for purposes of this Agreement, an Event of Default or Collateral Manager Event of Default shall be deemed to be continuing until it is waived in accordance with Section 13.1; and

(o) reference to “actual knowledge” of a Person shall mean “actual knowledge after reasonable inquiry”.

ARTICLE II

THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Notes.

(a) On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Variable Funding Note” or “VFN”), dated as of the date of this Agreement or the effective date of the applicable Joinder Supplement, each in a maximum principal amount equal to the Commitment of the applicable Committed Lender in the Related Group as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Lender under the applicable VFN on such day.

(b) During the Reinvestment Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) under the VFNs pursuant to a Funding Notice; provided, however, that no more than ten (10) Advances may be made in any one calendar month and no more than three (3) Advances may be made in any one calendar week; and provided, further, that no Lender shall be obligated to make any Advance on or after the date that is three (3) Business Days prior to the Reinvestment Period End Date.

(c) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, each Conduit Lender may, and to the extent any Conduit Lender declines to fund, each Committed Lender in its Related Group shall, severally and not jointly, fund its Pro Rata Share of such Advance. Notwithstanding anything to the contrary herein, no Lender shall make any Advance if, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Advance, (i) in the sole discretion of any such Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base.

(d) (i) If the Administrative Agent notifies a Lender, Collateral Agent, Secured Party or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (d) shall be conclusive, absent manifest error.

(e) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates):

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(f) The Borrower and each other party hereby agrees that the receipt by Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other party.

(g) The Borrower may, with the written consent of the Administrative Agent, add additional Persons who satisfy the requirements set forth in Section 13.16 as Lenders and increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower a Transferee Letter and a Joinder Supplement and a representation letter in the form of Exhibit H.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Sections 2.1(a), (b) and (c) the Borrower may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b) With respect to all Advances, no later than 2 p.m. on the Business Day immediately preceding the proposed Funding Date, the Borrower shall deliver:

(i) to the Administrative Agent and the Collateral Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent, each Related Group and the Collateral Agent a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (i) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base and must be at least equal to $500,000 and shall be in integral multiples of $10,000 in excess thereof, to be allocated to each Related Group in accordance with its Pro Rata Share, (ii) specify the proposed Advance Date of such Advance, (iii) specify the Loan(s) to be financed on such Advance Date (including the appropriate file number, Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan), and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable; provided, however, if the Borrower receives a Delayed Funding Notice in accordance with Section 2.2(e) by 6:00 p.m. on the Business Day prior to the Advance Date of any proposed Advance, the Borrower shall have the right to revoke the Funding Notice in respect of such Advance by providing the Administrative Agent (with a copy to the Collateral Agent) written notice, by telecopy or electronic mail, of such revocation no later than 10:00 a.m. on the proposed Advance Date for such Advance. If any Funding Notice is received by the Administrative Agent, the Collateral Agent and each Related Group after 2:00 p.m. on the Business Day immediately preceding the proposed Funding Date or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent, the Collateral Agent and each Related Group at 9:00 a.m. on the next Business Day.

(c) On the proposed Advance Date, subject to the limitations set forth in Sections 2.1(a), (b) and (c) upon satisfaction of the applicable conditions set forth in Article III, each Related Group shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Related Group’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing either (x) the Advances Outstanding to exceed the Borrowing Base or (y) the cumulative amount of Advances to exceed the Commitments.

(d) On each Advance Date, the obligation of each Related Group to remit its Pro Rata Share of any such Advance shall be several from that of each other Related Group and the failure of any Related Group to so make such amount available to the Borrower shall not relieve any other Related Group of its obligation hereunder.

(e) With respect to any Advance:

(i) a Delayed Funding Lender, upon receipt of any Funding Notice pursuant to Section 2.2(b), promptly (but in no event later than 6:00 p.m. on the Business Day prior to the proposed Advance Date of such Advance) may notify the Borrower in writing (a “Delayed Funding Notice”) of its election to designate such Advance as a delayed Advance (such Advance, a “Designated Delayed Advance”). If such Delayed Funding Lender’s Pro Rata Share of such Advance exceeds its Required Non-Delayed Amount (such excess amount, the “Permitted Delayed Amount”), then the Delayed Funding Lender shall also include in the Delayed Funding Notice the portion of such Advance (such amount as specified in the Delayed Funding Notice, not to exceed such Delayed Funding Lender’s Permitted Delayed Amount, the “Delayed Amount”) that the Delayed Funding Lender has elected to fund on a Business Day that is on or prior to the thirty-fifth (35th) day following the proposed Advance Date of such Advance (such date as specified in the Delayed Funding Notice, the “Delayed Funding Date”) rather than on the proposed Advance Date for such Advance specified in the related Funding Notice;

(ii) if (A) one or more Delayed Funding Lenders provide a Delayed Funding Notice to the Borrower specifying a Delayed Amount in respect of any Advance and (B) the Borrower shall not have revoked the notice of the Advance by 10:00 a.m. on the proposed Advance Date of such Advance, then the Borrower, by no later than 11:30 a.m. on such proposed Advance Date, may (but shall have no obligation to) direct each Available Delayed Amount Lender to fund an additional portion of such Advance on the proposed Advance Date equal to such Available Delayed Amount Lender’s Pro Rata Share of the least of (i) the aggregate Delayed Amount with respect to the proposed Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing either (x) the Advances Outstanding to exceed the Borrowing Base or (y) the cumulative amount of Advances to exceed the Commitments;

(iii) upon receipt of any notice of a Delayed Amount in respect of an Advance pursuant to Section 2.2(e)(ii), an Available Delayed Amount Lender, promptly (but in no event later than 2:00 p.m. on the proposed Advance Date of such Advance) may notify the Borrower in writing (a “Second Delayed Funding Notice”) of its election to decline to fund a portion of its Pro Rata Share of such Delayed Amount (such portion, the “Second Delayed Funding Notice Amount”); provided that, the Second Delayed Funding Notice Amount shall not exceed the excess, if any, of (A) such Available Delayed Amount Lender’s Pro Rata Share of such Delayed Amount over (B) such Available Delayed Amount Lender’s Required Non-Delayed Amount (after giving effect to the funding of any amount in respect of such Advance to be made by such Available Delayed Amount Lender) (such excess amount, the “Second Permitted Delayed Amount”), and upon any such election, such Available Delayed Amount Lender shall include in the Second Delayed Funding Notice the Second Delayed Funding Notice Amount; and

(iv) subject to the limitations set forth in Section 2.2(e)(ii), a Delayed Funding Lender that delivered a Delayed Funding Notice in respect of a Delayed Amount shall be obligated to fund such Delayed Amount on the related Delayed Funding Date in the manner set forth in the next succeeding sentence. Such Delayed Funding Lender shall (i) pay the sum of the Second Delayed Funding Notice Amount related to such Delayed Amount, if any, to the Borrower on the related Delayed Funding Date by wire transfer in same day funds to the account specified in the related Funding Notice given pursuant to this Section 2.2 and (ii) pay the Delayed Funding Reimbursement Amount related to such Delayed Amount, if any, on such related Delayed Funding Date to the Administrative Agent in immediately available funds for the ratable benefit of the related Available Delayed Amount Lenders that funded the Delayed Amount on the date of the Advance related to such Delayed Amount in accordance with Section 2.2(e)(ii), based on the relative amount of such Delayed Amount funded by such Available Delayed Amount Lender on the date of such Advance pursuant to Section 2.2(e)(ii). For the avoidance of doubt, no Delayed Funding Lender that has provided a Delayed Funding Notice in respect of an Advance shall be considered to be in default of its obligation to fund its Delayed Amount or be treated as a Defaulting Lender hereunder unless and until it has failed to fund the Delayed Funding Reimbursement Amount or the Second Delayed Funding Notice Amount on the related Delayed Funding Date in accordance with this Section 2.2(e)(iv).

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower (or the Collateral Manager on behalf of the Borrower) may:

(i) irrevocably terminate the Commitments in whole; provided that (i) the Borrower shall provide a Repayment Notice at least five (5) Business Days prior to the date of such termination to the Administrative Agent (with a copy to the Collateral Manager), and (ii) in the case of such a termination for which a Commitment Reduction Fee is payable in accordance with the Fee Letter, the Borrower shall pay to the Administrative Agent for distribution to the Lenders the applicable Commitment Reduction Fee, as set out in the Fee Letter. The Repayment Notice pursuant to this Section 2.3(a)(i) shall be irrevocable; and

(ii) For the avoidance of doubt and notwithstanding any other provision of this Agreement, if the Borrower terminates the Commitments in whole pursuant to this Section 2.3(a), then once the Obligations outstanding are reduced to zero the Collection Date shall occur and the Collateral shall be released in accordance with Section 8.2(b).

(b) The Borrower (or the Collateral Manager on behalf of the Borrower) may, at any time, reduce Advances Outstanding; provided that (i) the Borrower shall provide a Repayment Notice on or prior to 2:00 p.m. on the Business Day prior to the date of such reduction to the Administrative Agent, the Collateral Agent and the Related Group (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency), and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency exists) shall be in a minimum amount of $500,000 (unless the Advances Outstanding are less than $500,000 in which case the minimum reduction shall be equal to the Advances Outstanding at such time) and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower (or, in the case of curing a Borrowing Base Deficiency, one or more Equityholders on behalf of the Borrower) shall deliver (1) to the Administrative Agent, the Collateral Agent and each Related Group of such Advances, a Repayment Notice and (2) funds to the Collateral Agent for payment to the Lenders of such Advances sufficient to repay such Advances Outstanding, accrued Interest thereon, and any Breakage Costs which may include instructions to the Collateral Agent to use funds from the Principal Collection Account and/or funds otherwise provided by the Borrower or an Equityholder to the Collateral Agent with respect thereto; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay in full all of the amounts set forth in the succeeding sentence. The Collateral Agent, at the written direction of the Collateral Manager or, following a Notice of Exclusive Control, the Administrative Agent, shall apply amounts received from the Borrower or an Equityholder pursuant to this Section 2.3(b) (i) in respect of Advances, to the pro rata reduction of the Advances Outstanding (and, if applicable pursuant to clause (2) above, to the payment of accrued Interest), and (ii) to the payment of any Breakage Costs. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

(c) Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the earlier to occur of (i) the Facility Maturity Date and (ii) the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lenders.

(d) On each of the 4th, 5th, 6th, 7th and 8th Payment Dates following the Reinvestment Period End Date and on the Scheduled Maturity Date, the Borrower shall reduce the Advances Outstanding by depositing in the Collection Account an amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

Section 2.4 Determination of Interest.

(a) The Collateral Agent shall calculate the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Collection Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

(c) No Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Section 2.5 Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFN made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances, as applicable, under each VFN. The failure of any Lender to make any such notation on the schedule attached to the applicable VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6 Borrowing Base Deficiency Cures.

(a) Any Borrowing Base Deficiency may be cured by the Borrower taking one or more of the following actions in the aggregate amount necessary to cure such Borrowing Base Deficiency:

(i) crediting Cash into the Principal Collection Account;

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b); or

(iii) posting additional Eligible Loans and/or Permitted Investments as Collateral; provided that (x) the amount of any reduction of a Borrowing Base Deficiency pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans and (y) the use of this clause (iii) to cure a Borrowing Base Deficiency during the Amortization Period shall be subject to the approval of the Administrative Agent in its sole discretion.

For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency by any combination of (i), (ii) or (iii) of this Section 2.6(a). Notwithstanding any other provisions of this Agreement, if the Borrower has eliminated a Borrowing Base Deficiency pursuant to clause (i) of this Section 2.6, for so long as no Default, Event of Default or Borrowing Base Deficiency will exist after giving effect thereto, upon written request of the Borrower to the Collateral Agent to release such funds from the Principal Collection Account and certification by the Borrower that immediately after giving effect to the return of any such Cash, no Borrowing Base Deficiency, Default or Event of Default will exist, the Borrower shall be permitted the return of all or a portion of the Cash so deposited in the Principal Collection Account and the Collateral Agent shall deposit the amount so requested into the Interest Collection Account.

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or posting of additional Eligible Loans pursuant to Section 2.6(a), the Borrower (or the Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent and each Related Group (with a copy to the Collateral Agent), notice of such repayment or posting and a duly completed Borrowing Base Certificate, updated to the date such repayment or posting is being made and giving pro forma effect to such repayment or posting, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan and each Obligor of such Eligible Loan to be added to the updated Loan Schedule. Any notice pertaining to any repayment or any posting pursuant to this Section 2.6 shall be irrevocable.

Section 2.7 Priority of Payments.

(a) Interest Collection Account. On each Payment Date during the Reinvestment Period, so long as no Default or Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent in writing to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Collateral Agent, in an amount equal to any accrued and unpaid Collateral Agent Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement; provided, that the expenses and indemnities payable to the Collateral Agent and the Securities Intermediary under this Section 2.7(a)(1) and 2.8(a)(1), together with the expenses and indemnities paid to the Collateral Agent and the Securities Intermediary pursuant to Sections 2.7(b)(1) and 2.8(a)(1) and shall not exceed $100,000 during any calendar year;

(2) to the Collateral Manager, in an amount equal to the sum of (A) all reasonable and documented Collateral Manager Reimbursable Expenses and (B) any accrued and unpaid Collateral Management Fee; provided that, the Collateral Manager Reimbursable Expenses payable under this Section 2.7(a)(2), together with Collateral Manager Reimbursable Expenses paid pursuant to Sections 2.7(b)(2) and 2.8(a)(2) shall not exceed $40,000 on any Payment Date (and any Collateral Manager Reimbursable Expenses not paid as a result of such limitation shall be paid on a subsequent Payment Date in accordance with Sections 2.7(a), 2.7(b) and 2.8(a));

(3) pro rata to each Lender, in an amount equal to any accrued and unpaid Interest and Non-Usage Fee;

(4) to the Unfunded Exposure Account in an amount directed by the Collateral Manager (not to exceed the Unfunded Exposure Amount;

(5) pro rata to (i) each Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (ii) to the Administrative Agent, any applicable Lender, the Collateral Agent, or the Indemnified Parties (other than the Collateral Manager), as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and all accrued and unpaid costs and expenses (including attorneys’ fees) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender, the Collateral Agent or the Indemnified Parties (other than the Collateral Manager) hereunder or under any other Transaction Documents, but other than the principal of Advances Outstanding under this Agreement;

(6) pro rata to each Lender, if a Borrowing Base Deficiency exists, to reduce Advances Outstanding in an amount necessary to cure such Borrowing Base Deficiency;

(7) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(8) to the extent not paid pursuant Section 2.7(a)(1), pro rata to (i) the Collateral Agent, in an amount equal to any accrued and unpaid Collateral Agent Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(9) pro rata to each applicable party to pay all other Administrative Expenses, to the extent not previously paid;

(10) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral or is owed by the Borrower; and

(11) (i) unless a Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Collateral Agent hereunder and distributed to, or at the written direction of, the Borrower or (ii) if a Default has occurred and is continuing, to remain in the Interest Collection Account as Interest Proceeds.

(b) On each Payment Date during the Reinvestment Period, so long as no Default or Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent in writing to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) to the payment of amounts due under Sections 2.7(a)(1) to the extent not paid thereunder;

(2) to the payment of amounts due under Section 2.7(a)(2) - (11) (inclusive), in the order of priority set forth therein to the extent not paid thereunder;

(3) (i) all remaining amounts (if any), at the option of the Borrower (or the Collateral Manager on the Borrower’s behalf) shall (x) remain in the Principal Collection Account as Principal Collections or (y) so long as no Default, Event of Default or Borrowing Base Deficiency exists or will exist after giving effect thereto, such amounts will be deemed released from the Lien of the Collateral Agent hereunder and distributed to, or at the written direction of, the Borrower.

Section 2.8 Alternate Priority of Payments.

(a) On (x) each Business Day (a) following the occurrence of and during the continuation of a Default or an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a) or (y) the date of (i) an Optional Sale or (ii) a termination of the Commitments pursuant to Section 2.3(a), and (y) on any Payment Date during the Amortization Period, the Collateral Manager (or, in the case of clause (x), after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Collateral Agent to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Collateral Agent, in an amount equal to any accrued and unpaid Collateral Agent Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement; provided, that the expenses and indemnities payable to the Collateral Agent and the Securities Intermediary under this Section 2.8(a)(1), together with the expenses and indemnities paid to the Collateral Agent and the Securities Intermediary pursuant to Sections 2.7(a)(1) and 2.7(b)(1) shall not exceed $100,000 during any calendar year;

(2) to the Collateral Manager, in an amount equal to the sum of (A) all reasonable and documented Collateral Manager Reimbursable Expenses and (B) any accrued and unpaid Collateral Management Fee; provided that, the Collateral Manager Reimbursable Expenses payable under this Section 2.8(a)(2), together with Collateral Manager Reimbursable Expenses paid pursuant to Sections 2.7(a)(2) and 2.7(b)(2) shall not exceed $40,000 on any Payment Date (and any Collateral Manager Reimbursable Expenses not paid as a result of such limitation shall be paid on a subsequent Payment Date in accordance with Sections 2.7(a), 2.7(b) and 2.8(a)); and provided, further, that during an Event of Default, the Collateral Management Fee may be payable under clause (7), in lieu of this clause (2), at the election of the Administrative Agent;

(3) pro rata to each Lender, in an amount equal to any accrued and unpaid Interest and Non-Usage Fee;

(4) pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (b) to the Administrative Agent, any applicable Lender, the Collateral Agent or the Indemnified Parties (other than the Collateral Manager), as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and all accrued and unpaid costs and expenses (including attorneys’ fees) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender, the Collateral Agent or the Indemnified Parties (other than the Collateral Manager) hereunder or under any other Transaction Documents, but other than the principal of Advances Outstanding under this Agreement;

(5) pro rata to the Lenders to pay the Advances Outstanding until paid in full;

(6) to the extent not paid pursuant Section 2.8(a)(1), pro rata to (i) the Collateral Agent, in an amount equal to any accrued and unpaid Collateral Agent Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(7) to the Collateral Manager, in an amount equal to (i) if an Event of Default has occurred, any accrued and unpaid Collateral Manager Fee, to the extent not previously paid pursuant to Section 2.8(a)(2) and (ii) any accrued and unpaid Collateral Manager Reimbursable Expenses;

(8) pro rata to each applicable party to pay all other Administrative Expenses, to the extent not previously paid;

(9) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(10) any remaining amounts shall be deemed released from the Lien of the Collateral Agent hereunder and distributed to, or at the written direction of, the Borrower.

Section 2.9 Collections and Allocations.

(a) Collections. The Collateral Manager shall promptly transfer, or cause to be transferred, all Collections received directly by it to the appropriate Account within two (2) Business Days after its receipt thereof. Upon the receipt of Collections in the Collection Account during any Collection Period, the Collateral Manager shall identify Principal Collections and Interest Collections within two (2) Business Days after its receipt and direct in writing the Collateral Agent and Securities Intermediary to transfer the same to the Principal Collection Account and the Interest Collection Account, respectively, and the Collateral Agent shall promptly make such transfers. The Collateral Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Borrowing Base Certificate delivered pursuant to Section 6.8(c).

(b) Excluded Amounts. With the prior written consent of the Administrative Agent, the Collateral Manager may direct the Collateral Agent and the Securities Intermediary to withdraw from the Collection Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent, the Collateral Agent, the Borrower and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

(c) Initial Deposits. On the Cut-Off Date with respect to any Loan, the Collateral Manager will deposit or cause to be deposited into the Collection Account all Collections received in respect of such Loan on such Cut-Off Date.

(d) Investment of Funds. Prior to Notice of Exclusive Control, the Collateral Manager shall, pursuant to written instructions (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, all uninvested amounts on deposit in the Collection Account or the Expense Reserve Account in Permitted Investments. Absent such written instructions, such amounts shall be invested pursuant to clause (b) of the definition of Permitted Investments. All such Permitted Investments shall be registered in the name of the Securities Intermediary or its nominee for the benefit of the Administrative Agent or Collateral Agent, and otherwise comply with assumptions of the legal opinions of Milbank LLP, each dated the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Collateral Manager and not the Collateral Agent and Securities Intermediary. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account or the Expense Reserve Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 or Section 2.8(a) (as applicable).

(e) Unfunded Exposure Account. On the last day of the Reinvestment Period, the Borrower shall fund an amount equal to the Unfunded Exposure Amount into the Unfunded Exposure Account. All funding requests associated with the Unfunded Exposure Amount shall be made from the Unfunded Exposure Account after the Reinvestment Period End Date. All uninvested amounts on deposit in the Unfunded Exposure Account shall be invested pursuant to the definition of Permitted Investments as directed by the Collateral Manager or, following a Notice of Exclusive Control, the Administrative Agent.

(f) Expense Reserve Account. At any time, the Collateral Manager may direct the Collateral Agent and the Securities Intermediary to withdraw from the Expense Reserve Account and pay to (i) the Collateral Manager an amount equal to any Collateral Manager Reimbursable Expenses or (ii) the applicable Person an amount equal to any invoice received pursuant to Section 2.11(b).

Section 2.10 Payments, Computations, etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 4.00% per annum above the Prime Rate, payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Funds if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent and the Lenders pursuant to Section 2.2 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by each Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.11 Fees.

(a) The Collateral Agent shall be entitled to receive the Collateral Agent Fee in accordance with Sections 2.7(a)(1), (b)(1) and 2.8(a)(1), as applicable.

(b) The Borrower shall pay to Latham & Watkins LLP as counsel to the Administrative Agent and the Lender and Milbank LLP as counsel to the Collateral Manager, within two (2) Business Days following an invoice therefor, its reasonably invoiced fees and out-of-pocket expenses through the Closing Date.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If, due to either (i) the introduction of or any change that becomes effective following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including, without limitation, any Applicable Law, which shall subject any Affected Party to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), in each case whether foreign or domestic, including under rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) under Basel III or Dodd-Frank, or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), including under Basel III or Dodd-Frank, there shall be any increase in the cost to the Administrative Agent, any Lender or their Related Persons, any Lender Agent, any Liquidity Bank or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document, the Borrower shall, from time to time, on the first Payment Date at least ten (10) Business Days after written demand by the Administrative Agent (which demand shall be accompanied by certificate (which shall be conclusive absent manifest error) of an Affected Party setting forth the amount or amounts necessary to compensate such Affected Party), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that the amounts payable under this Section 2.12(a) shall be without duplication of amounts payable under Section 2.13 and no amount shall be payable under this Section 2.12(a) on account of any Excluded Taxes.

(b) If either (i) the introduction of or any change that becomes effective following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, including under Basel III or Dodd-Frank, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, on the first Payment Date at least ten (10) Business Days after written demand by the Administrative Agent (which demand shall be accompanied by a certificate (which shall be conclusive absent manifest error) of an Affected Party setting forth the amount or amounts necessary to compensate such Affected Party), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction; provided that the amounts payable under this Section 2.12(b) shall be without duplication of amounts payable under Section 2.13 and no amount shall be payable under this Section 2.12(b) on account of any Excluded Taxes. For the avoidance of doubt, any increase in cost or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, (i) any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the first Payment Date at least ten (10) Business Days after written demand by the Administrative Agent (which demand shall be accompanied by a certificate (which shall be conclusive absent manifest error) of an Affected Party setting forth the amount or amounts necessary to compensate such Affected Party), the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it, or (ii) the Administrative Agent (whether in its own judgment or at the request of the Lenders) determines that it is necessary or appropriate to obtain a credit rating on the Variable Funding Notes (and such determination is substantially consistent with similar determinations for other, similarly situated borrowers for whom the Administrative Agent has established comparable facilities), the Borrower shall (x) provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one credit rating agency designated by the Administrative Agent with all information and documents reasonably requested by such rating agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such rating agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such rating agency in respect of the rating of the Variable Funding Notes.

(d) For avoidance of doubt, in connection with the interpretation of clause (a) and (b) of this Section 2.12, any regulatory changes, rules, guidelines or directives under or issued in connection with Basel III or Dodd-Frank will be considered as a “change” hereunder, and will not be treated as having been adopted or having come into effect before the date hereof.

(e) In determining any amount provided for in this Section 2.12, the Affected Party may use averaging and attribution methods substantially consistent with methods used for other, similarly situated parties.

(f) [RESERVED]

(g) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation, provided that, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Affected Party notifies the Borrower of the change in Applicable Law giving rise to such increased costs or reductions, and of such Affected Party’s intention to claim compensation therefor (except that, if the change in Applicable Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, ~~if~~upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of~~, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark~~, then, (x) if a Benchmark Replacement is determined in accordance~~ with ~~clause (a) or (b) of the definition of “~~a Benchmark Replacement~~” for~~. Any such ~~Benchmark Replacement Date, in connection~~amendment with respect to a Benchmark Transition Event~~, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting~~ will become effective at ~~or after~~ 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Transaction Document, or further action or consent of~~Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower~~,~~ so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from Lenders comprising the ~~Borrower~~Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of ~~the Borrower~~any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (i) the implementation of any Benchmark Replacement ~~Date~~ and ~~the related Benchmark Replacement,~~ (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes, (iii)~~. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes~~Section 2.13(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section ~~[~~2.13~~] titled “Benchmark Replacement Setting~~,~~”~~ including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from ~~the Borrower~~any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section ~~[~~2.13~~] titled “Benchmark Replacement Setting~~.~~”~~

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBOR~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be ~~no longer~~ representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “~~Interest~~Collection Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or~~, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “~~Interest~~Collection Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for ~~Loans based on the then-current Benchmark to be made, converted or continued~~an Advance during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for ~~Loans based on~~a Borrowing of Advances bearing interest at the ~~new Benchmark~~Base Rate. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ~~Interest that accrues~~the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ~~Interest~~the Base Rate.

(f) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (~~i~~A) the administration, submission or any other matter related to ~~the London interbank offered rate or with respect to any alternative or successor~~any interest rate ~~thereto~~used in this Agreement, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (~~ii~~B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to ~~LIBOR (or any other Benchmark)~~the existing interest rate being replaced or have the same volume or liquidity as did ~~LIBOR (or any other Benchmark)~~the existing interest rate, (~~iii~~C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section ~~[~~2.13~~] titled “Benchmark Replacement Setting”~~ including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any ~~Benchmark Replacement~~ Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (~~iv~~D) the effect of any of the foregoing provisions of this Section ~~[~~2.13~~] titled “Benchmark Replacement Setting~~.~~”~~

Section 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Affected Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the applicable Affected Party timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Affected Party, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the Lender’s calculation of such amount delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Without limiting the generality of Section 11.5, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.16(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13(d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(1), Section 2.13(f)(ii)(2), and Section 2.13(f)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN (or IRS Form W-8BEN-E (as applicable) (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI (or any successor forms);

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or its sole owner, if applicable, within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) (or any successor forms); or

d. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (or any successor forms); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For the avoidance of doubt, for purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

(i) Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.15 Reinvestment; Discretionary Sales, Substitutions and Optional Sales of Loans.

(a) Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Collateral Agent, prior to the Facility Maturity Date, the Borrower may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all conditions precedent set forth in Section 3.2 have been satisfied and (2) each Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan;

(ii) to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b); or

(iii) during the Reinvestment Period, to fund Delayed Draw Term Loans and Revolving Loans; provided that the Borrower shall have used all funds on deposit in the Unfunded Exposure Account to fund such Loans prior to withdrawing funds from the Principal Collection Account for such purpose.

Upon the satisfaction of the applicable conditions set forth in this Section 2.14(a) (as certified by the Borrower to the Administrative Agent and the Collateral Agent), the Collateral Agent will release funds from the Principal Collection Account to be applied pursuant to the above in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount on deposit in the Principal Collection Account on such day.

(b) Substitutions.

(i) Substitutions of Loans. Subject to Sections 2.14(e) and (f), the Borrower may, with the consent of the Administrative Agent in its sole discretion, replace a Loan with another Eligible Loan (each such replacement, a “Substitution” and such new Loan, a “Substitute Loan”) so long as (i) no Event of Default has occurred and is continuing and, immediately after giving effect to such Substitution, no Default or Event of Default shall have occurred, (ii) each Substitute Loan is an Eligible Loan, (iii) all applicable conditions precedent set forth in Section 3.2 have been satisfied with respect to each Substitute Loan to be acquired by the Borrower in connection with such Substitution, (iv) all proceeds from such Substitution are either applied by the Borrower to acquire a Substitute Loan or shall deposited in the Collection Account and (v) immediately after giving effect to such Substitution, (x) no Borrowing Base Deficiency exists and (y) the Collateral Quality Tests are satisfied or such Substitution results in Collateral Quality Improvement; provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Substitution, the Borrower may, with the consent of the Administrative Agent in its sole discretion, effect a Substitution so long as, immediately after giving effect to such Substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

(ii) Substitution of Warranty Loans. If on any day a Loan is, or becomes, a Warranty Loan, the Borrower shall:

(1) cure any related Borrowing Base Deficiency within the time period required by this Agreement; and

(2) unless the related Warranty Event has been cured, no later than the date that is thirty (30) days following the earlier of actual knowledge by the Borrower or the Seller of such Loan becoming a Warranty Loan or receipt by the Borrower or the Seller from the Administrative Agent or the Collateral Agent of written notice thereof, either:

(A) make a deposit in the Collection Account in immediately in available funds in an amount equal to the sum of (a) the Outstanding Balance of such Loan and (b) any accrued and unpaid interest thereon (the “Repurchase Price”); or

(B) subject to the satisfaction of the conditions set forth in Section 2.14(b)(i), substitute for such Warranty Loan a Substitute Loan.

(c) Discretionary Sales. Subject to Sections 2.14(e) and (f), upon prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Lenders), the Borrower shall be permitted to sell Loans (each, a “Discretionary Sale”) so long as (i) no Event of Default has occurred and is continuing and, immediately after giving effect to such Discretionary Sale, no Default, Event of Default or Borrowing Base Deficiency shall exist, (ii) all proceeds from such Discretionary Sale are deposited by the Borrower in the Collection Account for distribution in accordance with Section 2.7, and (iii) immediately after giving effect to such Discretionary Sale, (x) no Borrowing Base Deficiency exists or (y) the Collateral Quality Tests are satisfied or such Discretionary Sale results in Collateral Quality Improvement.

(d) Sales of all Loans. Subject to Section 2.14(e), the Borrower shall have the right to sell all of the Loans included in the Collateral (an “Optional Sale”) on any Business Day. The proceeds of any Optional Sale shall be distributed on the related sale date in accordance with Section 2.8(a).

(e) Conditions to Sales and Substitutions. Any Discretionary Sale, sale pursuant to a Substitution or Optional Sale effected pursuant to Sections 2.14(b), (c) or (d) shall be subject to the satisfaction of the following conditions:

(i) except in connection with an Optional Sale, the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent;

(ii) the Borrower shall deliver a list of all Loans to be sold or substituted to the Administrative Agent, the Controlling Lender and the Collateral Agent;

(iii) except in connection with an Optional Sale, as certified in writing to the Administrative Agent by the Borrower, no selection procedures adverse to the interests of the Administrative Agent or the Lenders shall have been utilized by the Borrower or the Collateral Manager, as applicable, in the selection of the Loans to be sold or substituted;

(iv) the Borrower shall notify the Administrative Agent and Collateral Agent of any amount to be deposited into the Collection Account in connection with any sale or substitution;

(v) each such Discretionary Sale, sale pursuant to a Substitution and Optional Sale complies with Section 6.2(m) and the assumptions of the legal opinion of Milbank LLP, each dated the Closing Date;

(vi) (A) the Borrower shall be deemed to have certified to the Administrative Agent that the representations and warranties contained in Section 4.1 and 4.2 hereof and (B) the Seller shall be deemed to have certified to the Administrative Agent that the representations and warranties contained in the Sale Agreement, in each case, shall continue to be correct in all material respects following any sale or substitution, except to the extent any such representation or warranty relates to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale or substitution of Loans hereunder shall comply with the requirements set forth in Section 2.3;

(viii) as certified in writing to the Administrative Agent by the Borrower, any Discretionary Sale or sale in connection with a Substitution shall be made by the Borrower to a third-party purchaser unaffiliated with the Collateral Manager (or any parent entity thereof) in a transaction (1) reflecting arm’s-length market terms and (2) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to such sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan), provided that, notwithstanding the foregoing but subject to the provisions of Section 2.14(b) or Section 2.14(c), as applicable, the Borrower may make a Discretionary Sale or sale in connection with a Substitution (A) to an Affiliate of the Borrower or the Seller in accordance with Section 2.14(f)(ii) and (B) for an amount that is less than the Adjusted Borrowing Value of such Loan, in each case with the prior written consent of the Controlling Lender; provided, further, that after the occurrence and during the continuance of an Event of Default, the Borrower may only make Discretionary Sales, sales pursuant to a Substitution or an Optional Sale with the prior written consent of the Controlling Lender;

(ix) except with the prior written consent of the Controlling Lender, in its sole discretion, no Discretionary Sale or sale in connection with a Substitution may be for an amount that is less than the Adjusted Borrowing Value of such Loan;

(x) the Borrower shall pay an amount equal to all Breakage Costs and other accrued and unpaid costs and expenses (including, without limitation, reasonable legal fees) of the Administrative Agent, the Lenders and the Collateral Agent in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan in connection with such sale, substitution or repurchase); and

(xi) with respect to an Optional Sale, the Borrower shall, not later than five (5) Business Days prior to the date of such sale, deliver to the Administrative Agent and each Lender (x) a certificate and evidence to the reasonable satisfaction of such parties (which satisfaction shall be confirmed in writing by the Administrative Agent and each Lender) that (i) the Borrower shall have sufficient funds immediately after giving effect to such sale to pay the outstanding Obligations in full pursuant to Section 2.8(a) and (ii) such Optional Sale is being conducted in connection with a Permitted Securitization and (y) a notice terminating the Commitments in full, delivered in accordance with Section 2.3(a).

(f) Limitations on Sales, Substitutions and Repurchases.

(i) The aggregate Outstanding Balance of all Loans that are sold or intended to be sold by the Borrower (A) in connection with a Substitution or a Discretionary Sale (other than any Warranty Loans) shall not exceed during any 12-month rolling period, collectively, 20% and (B) in connection with a Substitution or a Discretionary Sale (other than any Warranty Loans, Credit Risk Loans and Credit Improved Loans) shall not exceed during any 12-month rolling period, collectively, 10%, in each case, of the highest aggregate Outstanding Balance of all Loans included in the Collateral during such 12-month period; provided that, the limitations set forth in this clause (f)(i) shall not apply with respect to any Substitution or Discretionary Sale of a Broadly Syndicated Loan, a Loan that has an Assigned Value of zero or any Loan, or portion thereof, that constitutes part of the Excess Concentration Amount.

(ii) Except with respect to mandatory repurchase by the Seller of “Ineligible Loans” (as used in this agreement, as defined in the Sale Agreement) in accordance with Section 7.02 of the Sale Agreement and Section 2.14(h) below and the Substitution of Warranty Loans pursuant to Section 2.14(b), Loans with an Outstanding Balance not to exceed 10% of the highest aggregate Outstanding Balance of all Loans included in the Collateral during the Reinvestment Period may be sold to an Affiliate of the Borrower in connection with a Substitution or a Discretionary Sale.

(g) Sales of Loans with an Assigned Value of Zero and Sales of Equity Securities. The Borrower may sell any Loan with an Assigned Value of zero or any Equity Security to any Person; provided, that (i) any such sale shall be made on an arm’s-length basis at fair market value (provided that sales of Warranty Loans and the applicable purchase price therefor shall be governed by Section 2.14(b) and the Sale Agreement) and (ii) any such sale shall comply with Section 6.2(m).

(h) Mandatory Repurchases.

(i) Upon discovery by a Responsible Officer of the Borrower (or the Collateral Manager on its behalf) that a Loan was an Ineligible Loan or that a Loan otherwise constitutes a Warranty Loan as a result of a breach of any representation or warranty of the Borrower regarding such Loan, the party discovering the same shall give prompt written notice to the Collateral Agent, the Administrative Agent and the Collateral Manager. Within ten (10) days of the earlier of its discovery or its receipt of notice of any such Ineligible Loan or Warranty Loan, the Collateral Manager shall (i) promptly cure such breach to the satisfaction of the Administrative Agent, (ii) repurchase the Loan by depositing in the Collection Account an amount equal to the Purchase Price of such Loan plus accrued and unpaid interest thereon or (iii) replace such Loan and substitute therefor one or more Loans in a Substitution satisfying the applicable provisions of Section 2.14(f) of this Agreement.

(ii) The Borrower shall bear all transaction costs incurred in connection with a repurchase or Substitution of Loans effected pursuant to this Agreement.

Section 2.16 Assignment of Sale Agreement.

The Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under the Sale Agreement. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Collateral Agent for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. The Borrower confirms that the Collateral Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreement.

Section 2.17 Capital Contributions.

No direct or indirect owner of the Borrower shall be obligated to make a capital contribution in Cash or securities to the Borrower at any time.

Section 2.18 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1;

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Administrative Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(iii) such Defaulting Lender shall not be entitled to receive any Non-Usage Fee or Commitment Reduction Fee, as applicable, for any period during which that Lender is a Defaulting Lender (and under no circumstance shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent determines in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, in form and substance satisfactory to the Administrative Agent;

(b) The Administrative Agent shall have received satisfactory evidence that each of the Borrower, the Seller and the Collateral Manager has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(c) The Collateral Manager, the Seller and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit C;

(d) (i) The Borrower shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing, (ii) the Collateral Manager shall have delivered to the Administrative Agent a certification that no Default, Collateral Manager Default, Event of Default or Change of Control with respect to the Collateral Manager or Collateral Manager Event of Default has occurred and is continuing and (iii) the Seller shall have delivered to the Administrative Agent a certification that no Default or Event of Default with respect to the Seller has occurred and is continuing;

(e) The Administrative Agent, the Collateral Agent and the Collateral Manager shall have received, with a counterpart for each Lender, the executed legal opinion or opinions of Milbank LLP, counsel to the Borrower, covering enforceability, 1940 Act matters, grant and perfection of the security interests on the Collateral and substantive nonconsolidation, in each case, in form and substance acceptable to the Administrative Agent and the Collateral Agent in their reasonable discretion;

(f) The Borrower, the Collateral Agent and the Administrative Agent shall have received the executed legal opinion or opinions of Milbank LLP, counsel to the Collateral Manager and the Seller, covering (i) enforceability of the Transaction Documents to which the Collateral Manager or the Seller is a party, (ii) 1940 Act matters and (iii) true sale of the Loans from the Seller to the Borrower, in each case, in form and substance acceptable to the Administrative Agent and the Collateral Agent in their reasonable discretion;

(g) The Administrative Agent and the Lenders shall have received the fees (including fees, disbursements and other charges of counsel to the Administrative Agent) to be received on or before the date of the initial Advance;

(h) The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury;

(i) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request;

(j) Each applicable Lender shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of the Committed Lender in the Related Group;

(k) The UCC-1 financing statement naming the Borrower as debtor and the Collateral Agent (for the benefit of the Secured Parties) as secured party is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Securities Account Control Agreement, is effective to perfect the Collateral Agent’s security interest (for the benefit of the Secured Parties) in the Collateral such that the Collateral Agent’s security interest in the Collateral ranks senior to that of any other creditors of the Borrower (whether now existing or hereafter acquired);

(l) The Administrative Agent shall have received a secretary’s certificate of the Seller, the Collateral Manager and the Borrower, with a counterpart for each Lender, that includes a copy of the resolutions (or other authorizing instruments, if applicable), in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing or managing body) of such Person authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (ii) in the case of the Borrower and the Seller, the borrowings contemplated hereunder and (iii) in the case of the Borrower and the Seller, the granting by it of the Liens created pursuant to the Transaction Documents, certified by the Secretary or an Assistant Secretary (or other authorized Person) of such Person as of the Closing Date, which certification shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions, or other authorizing instruments, if applicable, thereby certified have not been amended, modified, revoked or rescinded;

(m) The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Collateral Manager, the Seller and the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Person executing any Transaction Document, which certificate shall be which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 3.1(l) and satisfactory in form and substance to the Administrative Agent, and shall be executed by a Responsible Officer (or other authorized Person) of such Person;

(n) The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the Governing Documents of the Collateral Manager, the Seller and the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary (or other authorized Person) of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 3.1(l) and shall be in form and substance satisfactory to the Administrative Agent;

(o) The Administrative Agents shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Collateral Manager, the Seller and the Borrower

(i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect;

(p) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Transaction Documents shall have been completed;

(q) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent; and

(r) The Borrower shall have received the executed legal opinion or opinions of Seyfarth Shaw LLP, counsel to the Collateral Agent, covering enforceability of the Transaction Documents to which the Collateral Agent is a party.

Section 3.2 Conditions Precedent to All Advances and Acquisitions of Loans.

Each Advance under this Agreement and each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Advance, the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Agent and each Lender) no later than 2:00 p.m. on the Business Day immediately prior to the related Funding Date:

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Schedule listing each Loan, if any, proposed to be acquired by the Borrower in connection with such Transaction; and

(ii) if a Loan is being acquired with such Advance, a certificate of assignment in the form of Exhibit F (including Exhibit A thereto) and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender;

(b) With respect to any Reinvestment of Principal Collections permitted by Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b), the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Administrative Agent, no later than 3:00 p.m. on the Business Day prior to any such reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral Manager on behalf of the Borrower;

(c) On the date of such Transaction (A) the Borrower shall be deemed to have certified that each of the following statements shall be true and correct as of such date and (B) if the related Borrower’s Notice is executed by the Borrower, the Borrower shall have certified in such notice that (other than with respect to the Collateral Manager’s certifications in clause (d) and, with respect to reports required to be delivered by the Collateral Manager under the Transaction Documents, clause (f) of this Section 3.2) all conditions precedent to the requested Transaction have been satisfied:

(i) the representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all respects on and as of such day (other than any representation and warranty that is made as of a specific date);

(ii) no event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes a Default or an Event of Default;

(iii) on and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding do not exceed the Borrowing Base;

(iv) no Borrowing Base Deficiency exists or would result from such Advance;

(v) each Collateral Quality Test is satisfied or Collateral Quality Improvement occurs after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance;

(vi) to the extent applicable to the requested Transaction and with respect to the Borrower, no Applicable Law shall prohibit or enjoin the proposed Reinvestment of Principal Collections or acquisition of Loans; and

(vii) on and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding do not exceed the Facility Amount.

(d) On the date of such Transaction (A) the Collateral Manager shall be deemed to have certified that each of the following statements shall be true and correct as of such date and (B) the Collateral Manager shall have certified in the related Borrower’s Notice that (other than with respect to the Borrower’s certifications in clauses (c) and, with respect to reports required to be delivered by the Borrower under the Transaction Documents, clause (f) of this Section 3.2) all conditions precedent to the requested Transaction have been satisfied:

(i) the representations and warranties contained in Section 4.2 and Section 4.3 are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date);

(ii) on and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding do not exceed the Borrowing Base;

(iii) on and as of such day, immediately after giving effect to such Transaction, the Advances Outstanding do not exceed the Facility Amount;

(iv) each Collateral Quality Test is satisfied or Collateral Quality Improvement occurs after giving effect to such Advance and the addition to the Collateral of the Eligible Loans being acquired by the Borrower using the proceeds of such Advance; and

(v) no event has occurred and is continuing, or would result from such Advance, which constitutes a Collateral Manager Event of Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Event of Default;

(e) With respect to any Transaction, the Reinvestment Period End Date shall not have occurred and the Termination Date shall not have occurred;

(f) The Borrower and Collateral Manager shall have delivered to the Administrative Agent all reports required to be delivered by either thereof as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2;

(g) The Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lenders, the Collateral Agent and the Administrative Agent for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Collateral Agent and the Administrative Agent;

(h) With respect to the acquisition of any Loan, the Borrower shall have delivered to the Collateral Agent (with a copy to the Administrative Agent), no later than 12:00 p.m. on the related Cut-Off Date, a faxed or emailed copy of the duly executed original promissory notes for each such Loan in respect of which a promissory note is issued (and, in the case of any Noteless Loan, a fully executed assignment agreement), and if any Loans are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Collateral Agent within (x) with respect to signed copies to signed originals or copies of any document required by clause (b) or clause (c) in the definition of “Required Loan Documents” that are unavailable as of the related Cut-Off Date and with respect to which unsigned copies have been delivered in connection with the following clause (y), seven (7) Business Days of the related Cut-Off Date and (y) otherwise, five (5) Business Days of the related Cut-Off Date;

(i) Prior to the initial Advance, the Borrower shall have deposited, or caused to be deposited, $50,000 into the Expense Reserve Account;

(j) On each Cut-Off Date and each Advance Date, the Seller shall be deemed to have certified that the representations and warranties contained in the Sale Agreement are true and correct in all respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date); and

(k) To the extent any Loans in connection with any such Advance are being sold to the Borrower from the Seller and, prior to such sale, any such Loan was registered in the name of the Seller or an Affiliate thereof, a true sale opinion with respect to such Loans, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion (it being acknowledged and agreed that the opinion delivered by Milbank LLP on the Closing Date is acceptable to the Administrative Agent and satisfies the requirements of this Section 3.2(k), so long as such sales are made in accordance with the facts described in such opinion and pursuant to the Sale Agreement).

The failure of any of the foregoing conditions precedent to be satisfied in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the related Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Custodianship; Transfer of Loans and Permitted Investments.

(a) The Collateral Agent shall hold all Certificated Securities and Instruments in physical form at its office set forth in Section 5.5(c) hereof. Any successor Collateral Agent shall be a state or national bank or trust company which is not an Affiliate of the Borrower or the Seller, which satisfies the eligibility requirements set forth in Section 4.4(g) and which makes the representations of the Collateral Agent set forth herein to the Borrower, the Administrative Agent and the Lenders in connection with the assumption of the Collateral Agent’s duties hereunder.

(b) Each time that the Borrower shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall, if such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation has not already been delivered to the Collateral Agent in accordance with Section 3.2(h) and the requirements set forth in the definition of “Required Loan Documents”, cause the delivery of such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation in accordance with the requirements set forth in the definition of “Required Loan Documents” to the Collateral Agent to be credited by the Collateral Agent to the Collateral Account in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released.

(c) The Borrower shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Collateral Agent to be credited by the Collateral Agent to the Collateral Account to the extent necessary to maintain perfection, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Agent by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Loan and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Security Certificate to the Securities Intermediary at the Corporate Trust Office and (B) causing the Securities Intermediary to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Security Certificate at the Collateral Agent’s office set forth in Section 5.5(c) hereof;

(ii) in the case of an Uncertificated Security, by (A) causing the Collateral Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Securities Account Control Agreement;

(iv) in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral (or describing the collateral as “all assets,” or words of similar effect) at the filing office of the Secretary of State of the State of Delaware.

(d) The security interest of the Collateral Agent (for the benefit of the Secured Parties) in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the part of the Collateral Agent, be released and the Collateral Agent shall immediately release such Collateral to, or as directed in writing by, the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Cut-Off Date, each Advance Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be qualified, licensed or approved would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) Agreements. The Borrower is not a party to any agreement or instrument or subject to any limited liability company restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained.

(i) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Borrower.

(j) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit C.

(k) Taxes. The Borrower is and has always been treated as a partnership or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. The Borrower has timely filed or caused to be filed all U.S. federal, state, and other material Tax returns and reports required to be filed by it and has paid or caused to be paid all U.S. federal, state, and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iii) with respect to Collateral that constitute Security Entitlements:

(1) all of such Security Entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent for the benefit of the Secured Parties. The Borrower has not instructed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause Cash in the Accounts to be invested in Permitted Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement.

(iv) all Accounts constitute “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time to time in the State of New York;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the transfer and granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii) the Borrower has taken all necessary steps to authorize the Collateral Agent to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(viii) other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest, if any, granted to the Borrower under the Sale Agreement or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent or the Borrower on or prior to the applicable Transaction date;

(ix) there are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower;

(x) other than in the case of Noteless Loans, all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Agent;

(xi) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Agent that the Collateral Agent or its bailee is holding the underlying promissory notes that evidence all Loans evidenced by a promissory note solely on behalf of the Collateral Agent for the benefit of the Secured Parties;

(xii) other than any assignment to the Borrower in connection with the Borrower’s acquisition of the related Loan, if applicable, none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties;

(xiii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv) in the case of an Uncertificated Security, the Borrower has either (1) caused (A) the Collateral Agent to become the registered owner of such Uncertificated Security and (B) such registration to remain effective or (2) caused the Collateral Agent to have “control” (within the meaning of Section 9-106 of the UCC as in effect in the State of New York) over such Uncertificated Security.

(n) Reports Accurate. Any of the following information provided or prepared by an Obligor, the Collateral Manager, the Seller or the Collateral Agent, including, without limitation, any financial statements required pursuant to Section 5.3(f), all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Administrative Agent or any Lender (other than projections or forward-looking statements) in connection with this Agreement are, as of their respective delivery dates, true, complete and correct in all material respects; provided that, to the extent any such information was furnished by a related Obligor or any other third party, or constitutes general economic data or general industry information, such information is true, correct and complete to the actual knowledge of the Borrower.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Borrower’s Federal Employee Identification Number is correctly set forth on the certificate required pursuant to Section 3.1(l). The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date.

(p) Collection Account. The Collection Accounts (including any sub accounts thereof) are the only accounts to which Collections on the Collateral are sent; provided that Collections on Collateral owned by the Merged Entity prior to the Fourth Upsize Date may initially be deposited into the “General Collection Account” for the Merged Entity held at Wells Fargo Bank, National Association.

(q) Legal Name. The Borrower’s exact legal name is, and at all times has been the applicable name as set forth on Schedule I hereto.

(r) Reserved.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Seller in consideration for the transfer to the Borrower of the Collateral, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any Section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it of Collateral as purchases of such Collateral for financial accounting purposes (with a notation on its books and records that it is treating the transfers of the Collateral to it as purchases for legal and accounting purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

(u) Special Purpose Entity. At all times prior to the Collection Date, the Borrower has not and shall not:

(i) engage in any business or activity other than the purchase, receipt, management and sale of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any assets other than (a) the Collateral or (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents including, without limitation, capital contributions which it may receive from the Equityholder;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without in each case first obtaining the prior written consent of the Administrative Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Collection Date;

(iv) except as otherwise permitted under clause (iii), fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of its limited liability company agreement, or fail to observe limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any Capital Stock in any other entity (other than Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan), or make any Investment in any Person (other than Permitted Investments or Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan) without the prior written consent of the Administrative Agent;

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person; provided that, for the avoidance of doubt with regard to this clause (x), (i) acquisitions of Collateral from the Seller, and sales of Collateral to the Seller and its Affiliates, each in accordance with other provisions of this Agreement (including, without limitation, Section 6.2(m), Section 6.2(n) and Section 6.2(o)) and the other Transaction Documents shall be permitted and (ii) the Equityholder may contribute cash or other property as a capital contribution to the Borrower;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identities of the Borrower, the Seller or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, including all oral and written communications solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xvii) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of an Affiliate of the Borrower or the Collateral Manager (or parent company) provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Person and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Person or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xix) fail to pay its own liabilities and expenses only out of its own funds;

(xx) fail to pay the salaries of its own employees, if any;

(xxi) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with respect to which an Obligor is or would thereby become an Affiliate, acquire the obligations or securities issued by its Affiliates or members;

(xxii) guarantee any obligation of any Person, including an Affiliate;

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxiv) fail to use separate invoices and checks bearing its own name;

(xxv) except for any Permitted Lien relating to any Equity Security, pledge its assets to secure the obligations of any other Person;

(xxvi) fail at any time to have at least one (1) independent manager or director (the “Independent Manager”) who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Co-Issuer Corporate Staffing, LLC, Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Global Securitization Services or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower, the Seller or the Collateral Manager and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (a) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders, the Collateral Manager or Affiliates (other than as an Independent Manager of an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or directors); (b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Collateral Manager or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Collateral Manager or any of its equityholders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager of a “special purpose entity” affiliated with the Borrower shall be qualified to serve as an Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Manager of Affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year;

(xxvii) fail to ensure that all limited liability company action relating to the appointment, maintenance or replacement of the Independent Manager are duly authorized by the Equityholder; provided that, unless prior written consent is provided by the Administrative Agent, the Equityholder shall not cause the Independent Manager to be removed without cause;

(xxviii) fail to provide that the unanimous consent of all managers (including the consent of the Borrower’s Independent Manager) is required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; or

(xxix) fail to file its own Tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for Tax purposes and is not required to file Tax returns under Applicable Law, and pay any Taxes required to be paid under Applicable Law.

(v) Anti-Money Laundering Laws.

(i) Neither the Borrower nor any of its subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act

2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Borrower and its subsidiaries have instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(ii) The operations of the Borrower and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(iii) Neither the Borrower nor any of its subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or affiliate of the Borrower or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iv) Neither the Borrower nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Borrower or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(w) Confirmation. The Borrower has received in writing from the Seller confirmation that the Seller will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Borrower and the Seller is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Seller would not result in making such assets available to satisfy such creditors under the Bankruptcy Code. It is the intention of each of the parties hereto that the Collateral conveyed by the Seller to the Borrower pursuant to the Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law.

(x) Investment Company Act.

(i) The Borrower is not an “investment company” within the meaning of, and is not subject to registration under, the 1940 Act.

(ii) The Loans and other assets included in the Collateral are “eligible assets” as defined in Rule 3a-7 of the Investment Company Act.

(y) ERISA. Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. None of the Collateral constitutes “plan assets” by reason of a Pension Plan’s investment in the Borrower or its direct or indirect parent companies.

(z) Compliance with Law. The Borrower has complied with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), in each case except where the failure to do so would not have a Material Adverse Effect.

(aa) No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Borrower since the Closing Date.

(bb) Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.

(cc) Full Payment. As of the Cut-Off Date thereof, the Borrower had no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the applicable Obligor in full.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto or in connection herewith (other than projections or forward-looking statements) is true and correct in all material respects; provided, that (x) to the extent any such information was furnished by a related Obligor or any other third party, and does not constitute general economic data or general industry information, such information is true, correct and complete to the actual knowledge of the Borrower and (y) to the extent any such information constitutes general economic data or general industry information, whether provided by a related Obligor, another third party or otherwise, the Borrower does not have actual knowledge that such information is untrue, incorrect or incomplete. For the purposes of clause (y), “actual knowledge” shall not be implied to require any inquiry by the Borrower, notwithstanding Section 1.4(o).

(ee) USA Patriot Act. None of the Borrower, the Seller, the Collateral Manager or any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(ff) Volcker Rule. Based on the advice of counsel, the Advances do not constitute an “ownership interest” in the Borrower for purposes of the Volcker Rule.

Section 4.2 Representations and Warranties of the Borrower Relating to this Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Closing Date, each Cut-Off Date and each Advance Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Security Interest. This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York. Upon the delivery to the Collateral Agent of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Agent’s office set forth in Section 5.5(c) hereof is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral (subject to Permitted Liens) in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(b) Eligibility of Collateral. As of the Closing Date, each Cut-Off Date and each Advance Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Cut-Off Date or Advance Date, as applicable, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Cut-Off Date or Advance Date, as applicable, and (ii) with respect to each Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the granting of a security interest in such Collateral to the Collateral Agent as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c) No Fraud. Each Loan originated by an unaffiliated third party was, to the best of the Borrower’s knowledge, originated without any fraud or material misrepresentation.

(d) Ordinary Course of Business.

(i) The remittance of Obligations by Borrower to the Secured Parties under or in connection with this Agreement shall be (i) a payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower, and (ii) made in the ordinary course of business or financial affairs of such Borrower; and

(ii) The transfers of assets by the Seller to Borrower under the Sale Agreement is made in the ordinary course of business or financial affairs of the Seller.

(e) Accuracy of Representations and Warranties Regarding the Loans.Each of the representations and warranties set forth in Section 3.02 of the Sale Agreement are hereby incorporated into this Agreement by reference, mutatis mutandis, and except with respect to any Loans acquired by Borrower pursuant to the Sale Agreement, each such representation and warranty made by the Seller therein is hereby made by Borrower to and in favor of the Secured Parties.

Section 4.3 Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Closing Date, each Cut-Off Date and each Advance Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly organized, and is validly existing as a corporation in good standing, under the laws of the State of Delaware, with all requisite corporate power and authority to execute, deliver and perform its obligations as Collateral Manager under this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary corporate power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. Each Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s amended and restated certificate of formation, or any Contractual Obligation of the Collateral Manager, (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the Collateral Manager’s knowledge, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Collateral Manager is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of each Transaction Document to which the Collateral Manager is a party have been obtained.

(h) Reports Accurate. All information, financial statements of the Collateral Manager, documents, books, records or reports (other than projections or forward-looking statements) furnished by the Collateral Manager to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects; provided that, to (x) the extent any such information was furnished by a related Obligor or any other third party and does not constitute general economic data or general industry information, such information is true, correct and complete to the actual knowledge of the Collateral Manager and (y) to the extent any such information constitutes general economic data or general industry information, whether provided by a related Obligor, another third party or otherwise, the Collateral Manager does not have actual knowledge that such information is untrue, incorrect or incomplete. For the purposes of clause (y), “actual knowledge” shall not be implied to require any inquiry by the Collateral Manager, notwithstanding Section 1.4(o).

(i) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent and the Collateral Manager shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit C.

(j) No Fraud. Each Loan originated by an unaffiliated third party was, to the best of the Collateral Manager’s knowledge, originated without any fraud or material misrepresentation.

(k) Compliance with Law. The Collateral Manager has complied with all Applicable Law related to the performance of, or its ability to perform, its obligations as Collateral Manager under this Agreement, in each case except where the failure to do so would not have a Material Adverse Effect.

(l) No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Collateral Manager since the Closing Date

(m) USA Patriot Act. Neither the Collateral Manager nor any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(n) Anti-Money Laundering Laws.

(i) Neither the Collateral Manager nor any of its subsidiaries nor, to the knowledge of the Collateral Manager, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Collateral Manager or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Collateral Manager and its subsidiaries have instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(ii) The operations of the Collateral Manager and its subsidiaries are and have been conducted at all times in compliance with the Anti-Money Laundering Laws” and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Collateral Manager or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Collateral Manager, threatened.

(iii) Neither the Collateral Manager nor any of its subsidiaries nor, to the knowledge of the Collateral Manager, any director, officer, agent, employee or affiliate of the Collateral Manager or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iv) Neither the Collateral Manager nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Collateral Manager or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

Section 4.4 Representations and Warranties of the Collateral Agent.

The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing banking corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or result in any breach of its articles of incorporation or bylaws or, to the knowledge of the Collateral Agent, constitute (with or without notice or lapse of time or both) a default under any Contractual Obligation to which the Collateral Agent is a party.

(d) No Violation. To the Collateral Agent’s knowledge, the execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Agent.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Corporate Collateral Agent Required; Eligibility. The Collateral Agent hereunder (i) is a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) is authorized under such laws to exercise corporate trust powers, (iii) has a combined capital and surplus of at least $200,000,000, (iv) is not affiliated, as that term is defined in Rule 405 of the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower, and (v) is subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 4.4(g) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Collateral Agent shall cease to be eligible in accordance with the provisions of this Section 4.4(g), the Collateral Agent shall give prompt notice to the Borrower, the Collateral Manager and the Lenders that it has ceased to be eligible to be the Collateral Agent.

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply with all Applicable Laws, including those with respect to the Collateral or any part thereof, in each case except where the failure to do so would not have a Material Adverse Effect.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent.

(c) Performance and Compliance with Collateral. The Borrower will, at the Borrower’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause the Seller to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent (including third parties engaged by the Administrative Agent) to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested, without unreasonably interfering with such party’s business and affairs and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (including third parties engaged by the Administrative

Agent) to discuss the affairs, finances and condition of such person with the Responsible Officers thereof and independent accountants therefor, in each case, other than (x) material and affairs protected by the attorney-client privilege and (y) materials which such party may not disclose without violation of confidentiality obligations binding upon it. Each Lender (or a representative designated by each Lender) shall have the right to accompany the Administrative Agent on each such visit and inspection. For the avoidance of doubt, the right of the Administrative Agent provided herein to visit and inspect the financial records and properties of the Borrower shall be limited to not more than one (1) such visit and inspection for the Administrative Agent in any fiscal quarter; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections, and after the resolution of such Event of Default, the number of visits occurring in the current fiscal quarter shall be deemed to be zero.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement, (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections.

(i) The Borrower shall, or shall cause the Collateral Manager to, instruct each Obligor (or, with respect to any Agented Loan, the paying agent) to deliver all Collections in respect of the Collateral to the General Collection Account. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(ii) The Borrower shall, or shall cause the Collateral Manager to, identify Principal Collections and Interest Collections no later than the end of the Collection Period in which such Collections were received, and direct the Collateral Agent and Securities Intermediary to transfer the same to the Principal Collection Account and the Interest Collection Account, respectively.

(iii) The Borrower shall direct Wells Fargo Bank, National Association to transfer all funds received into any account of the Merged Entity directly to the General Collection Account within one (1) Business Day of receipt thereof. The Borrower shall not permit any other withdrawals or distributions in respect of any such account held at Wells Fargo Bank, National Association, in each case without the prior written consent of the Administrative Agent.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(u).

(h) Borrower’s Notice. On each Cut-Off Date, each Advance Date and on the date of each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i), the Borrower will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Agent).

(i) Events of Default. Promptly following the actual knowledge or receipt of notice by a Responsible Officer of the Borrower of the occurrence of any Event of Default or Default (but in any event within two (2) Business Days thereof), the Borrower will, or will cause the Collateral Manager to, provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has actual knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event (to the extent known by the Borrower) and the action, if any, that the Borrower proposes to take with respect thereto.

(j) Obligations. The Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and the Borrower shall enforce all indemnities and rights against Obligors in accordance with this Agreement and all rights against the Seller under the Sale Agreement.

(k) Taxes. The Borrower will be treated as a partnership or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. The Borrower will timely file or cause to be filed all U.S. federal, state, and other material Tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal, state, and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Eligible Loans, to make distributions to its member in accordance with the terms hereof or to pay related expenses (including expenses payable hereunder) in accordance with Sections 2.7 and 2.8(a).

(m) Obligor Notification Forms. The Administrative Agent may, in its discretion after the occurrence and during the continuation of a Collateral Manager Event of Default or an Event of Default, send notification forms giving the Obligors and/or agents on Agented Loans notice of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement.

(o) Notices. The Borrower will furnish to the Administrative Agent and the Collateral Manager:

(i) Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by or from, the Borrower which equal or exceed $1,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii) Representations and Warranties. Promptly after the knowledge or receipt of notice of a Responsible Officer of the Borrower of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of a Responsible Officer of the Borrower which would render any of the said representations and warranties untrue as of such Cut-Off Date;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower or the Equityholder; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral, the Borrower or the Equityholder in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o)(v);

(vi) Notice of Certain Events. Promptly upon a Responsible Officer of the Borrower obtaining actual knowledge thereof (and, in any event, within two (2) Business Days), notice of (1) any Collateral Manager Event of Default, (2) any Assigned Value Adjustment Event, (3) any failure to comply with Section 5.1(v), (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Controlling Lender, on or prior to the related Cut-Off Date in respect of such Loan), or (6) unless notice of such default has been provided by the Collateral Manager under Section 5.3(j), the occurrence of any default by an Obligor on any Loan in the payment of principal or interest, a financial covenant default or that would result in an Assigned Value Adjustment Event;

(vii) Organizational Changes. As soon as possible and in any event within fifteen (15) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, organizational structure or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(viii) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any change in the accounting policies of the Borrower.

(ix) Deemed Representations. On any day, as soon as possible and in any event within one (1) Business Day after knowledge thereof, notice of any event or occurrence that would cause any representation made by the Borrower pursuant to Section 3.2(c) or (i) to be misleading or untrue in any material respect if made on such day.

(p) Financial Statements. The Borrower shall furnish, to the extent not otherwise publicly available, to the Administrative Agent for distribution to each Lender, for (i) each fiscal quarter of the Equityholder commencing with the quarter ending September 2019, as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Equityholder (as applicable), a copy of the unaudited financial statements the Equityholder (as applicable) as at the end of such quarter and (ii) each fiscal year the Equityholder commencing with the 2019 fiscal year but in any event within ninety 90 days after the end of each fiscal year of the Equityholder (as applicable), as soon as available, a copy of the audited financial statements of the Equityholder, as at the end of such year and, in each case, the related statements of income and retained earnings and of cash flows for such quarter or year, setting forth in each case in comparative form the figures for the previous period, reported on, in the case of clause (ii) without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing.

(q) Certificates; Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) concurrently with the delivery of the financial statements referred to in Section 5.1(p), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate; and

(ii) within five (5) days after the same are sent, copies of all financial statements and reports which the Borrower sends to its investors, and within five (5) days after the same are filed, copies of all financial statements, filings and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority.

(r) [Reserved]

(s) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(s). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(t) Non-Consolidation. The Borrower shall at all times refrain from any action, or conducting its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding, or that otherwise causes it to make incorrect any of the assumptions made by Milbank LLP in its opinions delivered pursuant to Section 3.1.

(u) Reserved.

(v) Lien Searches Against Obligors. The Administrative Agent shall, at any time, have the right to run a UCC lien search against any Obligor. Unless a Default or an Event of Default has occurred and is continuing, the Borrower shall only be responsible for the costs of two lien searches in any twelve month period.

(w) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the other Secured Parties under or as contemplated by this Agreement.

(x) Notice of Liens. Promptly after receipt by a Responsible Officer of the Borrower of knowledge or notice thereof, the Borrower will notify the Administrative Agent and the Collateral Agent of the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.1(x) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(y) Tax Returns. Upon demand by the Administrative Agent, the Borrower shall, as soon as reasonably practicable, deliver copies of any foreign, federal and other material income Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis or in which its income was included for tax purposes.

(z) Modification of Loans. Upon the occurrence and during the continuation of an Event of Default, the Borrower shall consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction with respect to any Loan only with the prior written consent of the Administrative Agent in its sole discretion.

Section 5.2 Negative Covenants of the Borrower.

During the Covenant Compliance Period:

(a) Other Business. The Borrower will not, without the prior written consent of the Administrative Agent, (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale of the Collateral as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) except as otherwise provided in Section 4.1(u)(v), form any Subsidiary or make any Investment in any other Person.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will not take any action to cause any Loan that is not, as of the Closing Date or the related Cut-Off Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Collateral Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution, Optional Sale, or other sale permitted hereunder or required under the Sale Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein, other than as permitted or required pursuant to this Agreement (including as provided in Section 4.1(u)(iii)) or the Sale Agreement.

(e) Restricted Payments. The Borrower shall not make any Restricted Payments other than with respect to (i) funds from the Principal Collection Account that were used to cure a Borrowing Base Deficiency as permitted by the last paragraph of Section 2.6(a) and (ii) amounts the Borrower receives in accordance with Section 2.7, or Section 2.8(a) and any other provision of any Transaction Document which expressly requires or permits payments to be made to or amounts to be reimbursed to the Borrower or the Equityholder.

(f) Change of Location of Underlying Instruments. The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments from the Collateral Agent’s office set forth in Section 5.5(c) hereof, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Collateral Agent’s first priority perfected security interest (subject to Permitted Liens) continues in effect.

(g) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result in any liability, or (e) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan.

(h) Limited Liability Company Agreement. The Borrower will not amend, modify, waive or terminate any provision of its limited liability company agreement without the prior written consent of the Administrative Agent.

(i) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors (or agents on any Agented Loan) regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent has consented to such change.

(j) Preservation of Security Interest. The Borrower (at its expense) hereby authorizes the Collateral Agent to file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Collateral Agent for the benefit of the Secured Parties in, to and under the Loans and proceeds thereof and that portion of the Collateral in which a security interest may be perfected by filing.

(k) Fiscal Year. The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including a pro forma financial statements demonstrating the impact of such change.

(l) Change of Control. The Borrower shall not enter into (or, to the extent permitted by Applicable Law, recognize as a member of the Borrower any transferee in connection with) any transaction or agreement or any sale, assignment or transfer (whether direct or indirect) which results in a Change of Control with respect to the Borrower.

(m) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Seller to the Borrower.

Section 5.3 Affirmative Covenants of the Collateral Manager.

The Collateral Manager covenants and agrees with the Borrower and the Lenders that during the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Manager will comply with all Applicable Law in connection with the performance of its obligations under this Agreement, in each case except where the failure to do so would not have a Material Adverse Effect.

(b) Preservation of Company Existence. The Collateral Manager will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Collateral Manager will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral and will take all necessary action to preserve the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Collateral Manager shall permit the Borrower and the Administrative Agent or their respective designated representatives, in each case at the expense of the Borrower, to visit the offices of the Collateral Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Collateral Manager having knowledge of such matters.

(iii) The Collateral Manager will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral indicating that the Loans are owned by the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties hereunder.

(iv) The Collateral Manager will cooperate with the Borrower and provide all information in its possession or reasonably available to it to the Borrower or any Person designated by the Borrower to receive such information so the Borrower may comply with and perform its obligations under the Transaction Documents.

(e) Events of Default. Promptly following the Collateral Manager’s knowledge or notice of the occurrence of any Event of Default or Default, the Collateral Manager will provide the Borrower and Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Collateral Manager setting forth the details (to the extent known by the Collateral Manager) of such event and the action, if any, that the Collateral Manager proposes to take with respect thereto.

(f) Financial Statements. The Collateral Manager shall, to the extent not otherwise publicly available, furnish to the Administrative Agent (which may not be distributed to any other Person without the Collateral Manager’s prior written consent) for (i) each fiscal quarter of the Collateral Manager, commencing with the quarter ending September 2019, as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Collateral Manager, a copy of the unaudited financial statements of the Collateral Manager as at the end of such quarter and (ii) each fiscal year of the Collateral Manager commencing with the 2019 fiscal year, as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Collateral Manager, a copy of the audited financial statements of the Collateral Manager as at the end of such year and, in each case, any other related information reasonably requested by the Administrative Agent and not, in the Collateral Manager’s reasonable determination, deemed private or sensitive information, or such alternative information that the Collateral Manager reasonably believes would satisfy the Administrative Agent’s request, reported on, in the case of clause (ii) without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(g) Other. The Collateral Manager will promptly furnish to the Borrower and the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Manager as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent or the Secured Parties under or as contemplated by this Agreement.

(h) Proceedings. The Collateral Manager will furnish to the Administrative Agent, as soon as possible and in any event within two (2) Business Days after the Collateral Manager receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral, the Collateral Manager or the Seller; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral, the Borrower, the Collateral Manager or the Seller in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.3(h).

(i) Deposit of Collections. The Collateral Manager shall promptly, but in any event within two (2) Business Days after its receipt thereof, deposit (or cause to be deposited) into the Collection Account any Collections received by it and provide the related Obligor with instructions to remit payments directly to the Collection Account as required herein, and agrees to cause its Affiliates to deposit into the Collection Account within two (2) Business Days from receipt thereof, any Collections received by such Affiliate.

(j) Required Notices. The Collateral Manager will furnish to the Borrower and the Administrative Agent, promptly upon becoming aware thereof (and, in any event, within two (2) Business Days), notice of (1) any Collateral Manager Event of Default, (2) any Assigned Value Adjustment Event, (3) any Change of Control with respect to the Collateral Manager, (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Controlling Lender, on or prior to the related Cut-Off Date in respect of such Loan) listed in the definition of “Eligible Loan”, (6) the occurrence of any default by an Obligor on any Loan in the payment of principal or interest, a financial covenant default or that would result in an Assigned Value Adjustment Event, (7) any change or amendment to the Collateral Manager’s bylaws that would result in a Material Adverse Effect or (8) the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral.

(k) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Manager will provide to the Administrative Agent notice of any change in the accounting policies of the Collateral Manager that could reasonably be expected to result in a Material Adverse Effect.

(l) Loan Register. The Collateral Manager will maintain, or cause to be maintained, with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Collateral Manager shall deliver to the Borrower, the Administrative Agent and the Collateral Agent a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Collateral Manager certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower, all of which information may be included in the applicable Borrowing Base Certificate.

(m) Acquisition and Disposition Requirements. Each acquisition, disposition, substitution and repurchase of Loans will be undertaken in accordance with Section 6.2(m).

(n) Valuation Procedure. The Collateral Manager shall provide written notice to the Administrative Agent following any material change to its internal policies and procedures regarding (i) periodic valuations required by, and in accordance with, the 1940 Act or (ii) review by its auditors of such valuation.

Section 5.4 Negative Covenants of the Collateral Manager.

During the Covenant Compliance Period:

(a) Mergers, Acquisition, Sales, etc. The Collateral Manager will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, in each case where such action would have a Material Adverse Effect or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement).

(b) Change of Location of Underlying Instruments. The Collateral Manager shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments from the Collateral Agent’s office set forth in Section 5.5(c) hereof, unless the Collateral Manager has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

(c) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors or agents of Agented Loans regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent, the Collateral Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, have consented to such change.

Section 5.5 Affirmative Covenants of the Collateral Agent.

During the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Underlying Instruments. Subject to Section 7.8, the Underlying Instruments shall remain at all times in the possession of the Collateral Agent at its Corporate Trust Office unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to this Agreement.

(d) Corporate Collateral Agent Required; Eligibility. The Collateral Agent (including any successor Collateral Agent appointed pursuant to Section 7.5) hereunder shall at all times (i) be a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $200,000,000, (iv) not be affiliated, as that term is defined in Rule 405 of the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower, and (v) be subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 5.5(d) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Collateral Agent shall cease to be eligible in accordance with the provisions of this Section 5.5(d), the Collateral Agent shall give prompt notice to the Borrower, the Collateral Manager and the Lenders that it has ceased to be eligible to be the Collateral Agent.

Section 5.6 Negative Covenants of the Collateral Agent.

During the Covenant Compliance Period:

(a) Underlying Instruments. The Collateral Agent will not dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Collateral Agent pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Collateral Agent Fee. The Collateral Agent will not make any changes to the Collateral Agent Fee set forth in the Collateral Agent Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI

COLLATERAL ADMINISTRATION

Section 6.1 Appointment of the Collateral Manager.

The Collateral Manager is hereby appointed as collateral manager and servicing agent of the Borrower for the purpose of performing certain collateral management functions including, without limitation, directing and supervising the investment and reinvestment of the Loans and Permitted Investments, servicing the Collateral, enforcing the Borrower’s rights and remedies in, to and under the Collateral and performing certain administrative functions on behalf of the Borrower delegated to it under this Agreement and in accordance with the applicable provisions of this Agreement, and the Collateral Manager hereby accepts such appointment. The Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower in connection with performing its obligations set forth herein. Except as may otherwise be expressly provided in this Agreement, the Collateral Manager will perform its obligations hereunder in accordance with the Collateral Manager Standard. The Collateral Manager and the Borrower hereby acknowledge that the Collateral Agent, the Administrative Agent, the Equityholder and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

Section 6.2 Duties of the Collateral Manager.

(a) Duties. Subject to the provisions concerning its general duties and obligations as set forth in Section 6.1 and the terms of this Agreement, the Collateral Manager agrees to manage the investment and reinvestment of the Collateral and shall perform on behalf of the Borrower all duties and functions assigned to the Borrower in this Agreement and the other Transaction Documents and the duties that have been expressly delegated to the Collateral Manager in this Agreement; it being understood that the Collateral Manager shall have no obligation hereunder to perform any duties other than as specified herein and in the other Transaction Documents. The Borrower hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead in connection with the performance of its duties provided for in this Agreement, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder, (B) to make or cause to be made all necessary transfers of the Loans, Equity Securities and Permitted Investments in connection with any acquisition, sale or other disposition made pursuant hereto, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement and relating to any Loan, Equity Security or Permitted Investment. The Borrower hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Borrower in the same manner and with the same force and effect as the managers or officers of the Borrower might or could do in respect of the performance of such services, as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of the Collateral Manager’s services under this Agreement, subject in each case to the applicable terms of this Agreement. The Borrower hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Loans, the Equity Securities, the Permitted Investments and this Agreement. Nevertheless, if so requested by the Collateral Manager or a purchaser of any Loan, Equity Security or Permitted Investment, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, dividends, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower. Notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Borrower’s agent and attorney-in-fact shall automatically cease and terminate upon the resignation of the Collateral Manager pursuant to Section 6.10 or any termination and removal of the Collateral Manager pursuant to Section 6.11. Each of the Collateral Manager and the Borrower shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement. The Collateral Manager shall provide, and is hereby authorized to provide, the following services to the Borrower:

(i) select the Loans and Permitted Investments to be acquired and select the Loans, Equity Securities and Permitted Investments to be sold or otherwise disposed of by the Borrower;

(ii) invest and reinvest the Collateral;

(iii) instruct the Collateral Agent with respect to any acquisition, disposition, or tender of, or Offer with respect to, a Loan, Equity Security, Permitted Investment or other assets received in respect thereof by the Borrower;

(iv) perform the investment-related duties and functions (including, without limitation, the furnishing of Funding Notices, Repayment Notices, Reinvestment Notices, Borrowing Base Certificates and other notices and certificates that the Collateral Manager is required to deliver on behalf of the Borrower) as are expressly required to be performed by the Collateral Manager hereunder with regard to acquisitions, sales or other dispositions of Loans, Equity Securities, Permitted Investments and other assets permitted to be acquired or sold under, and subject to this Agreement (including any proceeds received by way of Offers, workouts and restructurings on Loan or other assets owned by the Borrower) and shall comply with any applicable requirements required to be performed by the Collateral Manager in this Agreement with respect thereto;

(v) negotiate on behalf of the Borrower with prospective originators, sellers or purchasers of Loans as to the terms relating to the acquisition, sale or other dispositions thereof;

(vi) subject to any applicable terms of this Agreement, monitor the Collateral on behalf of the Borrower on an ongoing basis and shall provide or cause to be provided to the Borrower copies of all reports, schedules and other data reasonably available to the Collateral Manager that the Borrower is required to prepare and deliver or cause to be prepared and delivered under this Agreement, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under this Agreement. The obligation of the Collateral Manager to furnish such information is subject to the Collateral Manager’s timely receipt of necessary reports and the appropriate information from the Person responsible for the delivery of or preparation of such information or such reports (including without limitation, the Obligors of the Loans, the Borrower, the Collateral Agent, the Administrative Agent or any Lender) and to any confidentiality restrictions with respect thereto. The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Collateral Manager has no reason to believe is not duly authorized. The Collateral Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Collateral Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Collateral Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine provided that no Responsible Officer of the Collateral Manager has actual knowledge that such information is materially incorrect;

(vii) subject to and in accordance with this Agreement, as agent of the Borrower and on behalf of the Borrower, direct the Collateral Agent to take, or take on behalf of the Borrower, as applicable, any of the following actions with respect to a Loan, Equity Security or Permitted Investment:

(1) purchase or otherwise acquire such Loan or Permitted Investment;

(2) retain such Loan, Equity Security or Permitted Investment;

(3) sell or otherwise dispose of such Loan, Equity Security or Permitted Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Borrower) in the open market or otherwise;

(4) if applicable, tender such Loan, Equity Security or Permitted Investment;

(5) if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction; provided that upon the occurrence and during the continuation of a Collateral Manager Event of Default, any such amendment, modification, restructuring, exchange, waiver or Offer shall be subject to the prior written consent of the Administrative Agent, in its sole discretion;

(6) retain or dispose of any securities or other property (if other than cash) received by the Borrower;

(7) call or waive any default with respect to any Loan;

(8) vote to accelerate the maturity of any Loan;

(9) participate in a committee or group formed by creditors of an Obligor under a Loan or issuer or obligor of a Permitted Investment;

(10) after the occurrence of the Collection Date, determine in consultation with the Borrower when, in the view of the Collateral Manager, it would be in the best interest of the Borrower to liquidate all or any portion of the Collateral (and, if applicable, after discharge of the Lien of the Collateral Agent in the Collateral under this Agreement) and, subject to the prior approval of the Borrower, execute on behalf of the Borrower any such liquidation or any actions necessary to effectuate any of the foregoing;

(11) advise and assist the Borrower with respect to the valuation of the Loans, to the extent required or permitted by this Agreement, and advise and assist the Equityholder with respect to the valuation of the Borrower;

(12) exercise any other rights or remedies with respect to such Loan, Equity Security or Permitted Investment as provided in the Underlying Instruments of the Obligor or issuer under such assets or the other documents governing the terms of such assets or take any other action consistent with the terms of this Agreement which the Collateral Manager reasonably determines to be in the best interests of the Borrower.

(viii) The Collateral Manager may, but shall not be obligated to:

(1) retain accounting, tax, legal and other professional services on behalf of the Borrower as may be needed by the Borrower; and/or

(2) consult on behalf of the Borrower with the Collateral Agent, the Administrative Agent and the Lenders at such times as may be reasonably requested thereby in accordance with this Agreement and provide any such Person requesting the same with the information they are then entitled to have in accordance with this Agreement;

(ix) in connection with the purchase of any Loan by the Borrower, the Collateral Manager shall prepare, on behalf of the Borrower, the information required to be delivered to the Collateral Agent with respect to such Loan, the Administrative Agent or any Lender pursuant to this Agreement.

(x) prepare and submit claims to, and act as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(xi) maintain all necessary records and reports with respect to the Collateral and provide such reports to the Borrower, the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower, the Administrative Agent may reasonably request;

(xii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(xiii) promptly deliver to the Borrower, the Administrative Agent or the Collateral Agent, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as such Person may from time to time reasonably request;

(xiv) identify each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower has granted a security interest therein to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement;

(xv) notify the Borrower and the Administrative Agent promptly upon obtaining knowledge of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(xvi) assist the Borrower in maintaining the first priority, perfected security interest (subject to Permitted Liens) of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(xvii) maintain the loan record(s) with respect to Loans included as part of the Collateral (except for any loan records that have been provided to and remain in the possession of the Collateral Agent); provided that upon the occurrence and during the continuation of an Event of Default or a Collateral Manager Event of Default, the Administrative Agent may request the loan record(s) to be sent to the Collateral Agent or its designee;

(xviii) with respect to each Loan included as part of the Collateral, make its loan records available for inspection by the Borrower or the Administrative Agent upon reasonable advance notice, at the offices of the Collateral Manager during normal business hours;

(xix) direct the Collateral Agent to make payments pursuant to the instructions set forth in the latest Payment Date Statement in accordance with Section 2.7 and Section 2.8(a) and prepare such other reports as required to be prepared by the Collateral Manager pursuant to Section 6.8; and

(xx) perform all other rights and duties of the Borrower hereunder and under each other Transaction Document (other than as set forth in Section 2.7, Section 2.8(a), Section 6.2(m), Section 6.2(o), Article X, Section 11.1, Section 13.9, Section 13.16(a) and the definition of Permitted Investments); provided that no such delegation by the Borrower of any of its duties hereunder or under any other Transaction Document shall relieve the Borrower of any of its duties hereunder nor relieve the Borrower of any liability with respect to the performance of such duties.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Underlying Assets and under the Underlying Instruments as have been transferred to the Borrower with respect to the related Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, the Borrower has the right to do so.

(b) In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Loans, Equity Securities or Permitted Investments, the Collateral Manager shall carry out any reasonable written directions of the Borrower for the purpose of preventing a breach of this Agreement or any other Transaction Document; provided that such directions are not inconsistent with any provision of this Agreement by which the Collateral Manager is bound or Applicable Law.

(c) In providing services hereunder, the Collateral Manager may, without the consent of any party but with prior written notice to each of the Borrower and the Administrative Agent, employ third parties, including, without limitation, its Affiliates, to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Borrower and to perform any of its duties hereunder; provided that no such written notice shall be required for a delegation of any duties of the Collateral Manager to any parent entity of the Collateral Manager or its employees or to the Collateral Agent in respect of collateral administration duties performed by the Collateral Agent hereunder; provided further, that such delegation of any of its duties hereunder or performance of services by any other Person shall not relieve the Collateral Manager of any of its duties or liabilities hereunder.

(d) The Collateral Manager assumes no responsibility under this Agreement other than to perform the Collateral Manager’s duties called for hereunder and under the terms of this Agreement applicable to the Collateral Manager, in good faith and, subject to the Collateral Manager Standard, shall not be responsible for any action of the Borrower or the Collateral Agent in following or declining to follow any advice, recommendation or direction of the Collateral Manager.

(e) In performing its duties, the Collateral Manager shall perform its obligations in good faith and with reasonable care using no less degree of care, skill and attention as it employs with respect to similar collateral that it manages for itself and its Affiliates having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Loans, except as and to the extent expressly provided otherwise in this Agreement (the “Collateral Manager Standard”). To the extent not inconsistent with the foregoing the Collateral Manager may follow its customary standards, policies and procedures.

(f) Notwithstanding anything to the contrary contained herein, the exercise by the Collateral Agent, the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a Collateral Manager Termination Notice), shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral, except that the Collateral Manager’s obligations hereunder shall terminate upon its removal under this Agreement. The Secured Parties, the Administrative Agent and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, other than as provided for herein or in any other Transaction Document, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(g) Nothing in this Section 6.2 or any other obligations of the Collateral Manager under this Agreement shall release, modify, amend or otherwise affect any of the obligations of the Borrower or any other party hereunder.

(h) Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(i) It is hereby acknowledged and agreed that, in addition to acting in its capacity as Collateral Manager pursuant to the terms of this Agreement, Oaktree ~~Strategic Income II, Inc.~~Specialty Lending Corporation (and its Affiliates) will engage in other business and render other services outside the scope of its capacity as Collateral Manager (including acting as administrative agent or as a lender with respect to Underlying Instruments or as collateral manager to other funds and investment vehicles). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Collateral Manager’s rights, duties or obligations under the Transaction Documents.

(j) Subject to the provisions of this Agreement and Applicable Law, the Collateral Manager is hereby authorized to effect client cross-transactions in which the Collateral Manager causes the purchase or sale of a Loan to be effected between the Borrower and another account advised by the Collateral Manager or any of its Affiliates. In addition, the Collateral Manager is authorized to enter into agency cross-transactions in which the Collateral Manager or any of its Affiliates act as broker for the Borrower and for the other party to the transaction, to the extent permitted under Applicable Law, in which case any such Affiliate will have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction. The Borrower hereby authorizes and consents to such broker engaging in such transactions and acting in such capacities.

(k) The Collateral Manager, subject to and in accordance with the applicable provisions of this Agreement and the Sale Agreement, hereby agrees that it shall cause any transaction relating to the Loans, the Equity Securities and the Permitted Investments to be conducted on terms and conditions negotiated on an arm’s-length basis and in accordance with Applicable Law.

(l) In circumstances where the consent of a Person acting on behalf of the Borrower and independent of the Collateral Manager to the acquisition or sale of a Loan, an Equity Security or a Permitted Investment is not obtained, the Collateral Manager will use commercially reasonable efforts to obtain the best execution (but shall have no obligation to obtain the best prices available) for all orders placed with respect to any purchase or sale of any Loan, Equity Security or Permitted Investment, in a manner permitted by law and in a manner it believes to be in the best interests of the Borrower, considering all circumstances. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Borrower and may open cash trading accounts with such brokers and dealers (provided that none of the assets of the Borrower may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager; provided that the Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Exchange Act (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Collateral Manager in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Loans with similar orders being made simultaneously for other clients of the Collateral Manager or of Affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable judgment such aggregation shall not result in an overall economic loss to the Borrower, taking into consideration the availability of purchasers or sellers, the selling or purchase price, brokerage commission or other expenses, as well as the availability of such Assets on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When any purchase or sale of a Loan, Equity Security or Permitted Investment occurs as part of any aggregate sales or purchase orders, the objective of the Collateral Manager will be to allocate the executions among the clients in an equitable manner and in accordance with the internal policies and procedures of the Collateral Manager and, to the extent relevant, Applicable Law.

(m) The Collateral Manager shall not have authority to cause the Borrower to purchase or sell any Collateral from or to the Collateral Manager or any of its Affiliates (other than pursuant to the Sale Agreement) as principal, or from or to any other account, portfolio or person for which the Collateral Manager or any of its Affiliates serves as investment advisor, unless (i) the terms and conditions thereof are no less favorable to the Borrower as the terms it would obtain in a comparable arm’s length transaction with a non-Affiliate and (ii) the transactions are effected in accordance with all Applicable Laws (including, without limitation, the Advisers Act). To the extent that Applicable Law requires disclosure to and the consent of the Borrower to any purchase or sale transaction on a principal basis with the Collateral Manager or any of its Affiliates, such requirement may be satisfied with respect to the Borrower pursuant to any other manner that is permitted pursuant to then Applicable Law.

(n) In the event that, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to (i) facilitate the sale of the same asset both for the Borrower and for either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or for another client of the Collateral Manager or any Affiliate thereof or (ii) facilitate the acquisition of the same asset both for the Borrower and for either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or for another client of the Collateral Manager or any Affiliate thereof, then, in each such case, such purchases or sales will be allocated in a manner believed by the Collateral Manager to be appropriate and that is consistent with the Collateral Manager’s obligations hereunder, the Collateral Manager Standard and Applicable Law.

(o) In certain circumstances, the interests of the Borrower and/or the Lenders with respect to matters as to which the Collateral Manager is advising the Borrower may conflict with the foregoing interests of the Collateral Manager and the Affiliates of the Collateral Manager. The Collateral Manager is responsible for the investment decisions made on behalf of other advisory clients, including certain discretionary accounts. The Collateral Manager may determine that the Borrower and some other client should purchase or sell the same securities or loans at the same time. The Collateral Manager or its Affiliates may purchase securities or loans of an issuer for one client and sell such securities or loans for another client and the Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral. The Collateral Manager’s, its Affiliates’ and their respective clients’ trading activities generally are carried out without reference to positions held by the Borrower and may have an effect on the value of the positions so held, or may result in the Collateral Manager, its Affiliates or their respective clients having an interest in the applicable Obligor adverse to that of the Borrower. The Collateral Manager, its Affiliates or their respective clients may create, write, sell, purchase or issue derivative instruments (including, without limitation, for the purchase or sale of credit protection) with respect to which the underlying securities or loans may be those in which the Borrower invests or which may be based on the performance of the Borrower. The Collateral Manager and its Affiliates may invest in securities or loans that are within the investment objectives of the Borrower. The Collateral Manager and its Affiliates may also invest in securities or loans through different entities which may have similar or identical investment objectives as the Borrower. Neither the Collateral Manager nor any of its Affiliates shall be under any obligation to offer investment opportunities of which they become aware to the Borrower or to the account of the Borrower (or share with the Borrower any such transaction or any benefit received by them from any such transaction or to inform the Borrower of any such transaction or any benefit received by them from any transaction) or to inform the Borrower of any investment opportunities before offering any investment opportunities to other funds or accounts that the Collateral Manager and/or its Affiliates manage or advise. The Borrower and the Lenders hereby acknowledge and consent to various potential and actual conflicts of interest that may exist with respect to the Collateral Manager as described above. If the Collateral Manager, in its good faith judgment, determines that a conflict of interest exists, the Collateral Manager will take such actions as it determines to be appropriate to ameliorate the conflict in accordance with the Collateral Manager Standard. To this end, the Collateral Manager may consult with an independent advisor, and act in accordance with the written instructions thereof, or may seek to resolve the conflict in any other manner that it believes in good faith is permitted or required under Applicable Law.

Section 6.3 Authorization of the Collateral Manager.

(a) Each of the Borrower and the Collateral Agent hereby authorizes the Collateral Manager to take any and all steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the grant by the Borrower to the Collateral Agent for the benefit of the Secured Parties, of a security interest in the Collateral that at all times ranks senior to any other creditor of the Borrower, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the applicable seller could have done if it had continued to own such Collateral. Each of the Borrower and the Collateral Agent, on behalf of the Secured Parties shall furnish the Collateral Manager with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its management and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to permit the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make any Secured Party or the Collateral Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the prior written consent of the Borrower and the Administrative Agent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral and directs the Collateral Manager; provided that the Collateral Agent may, in accordance with Section 5.1(m), notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Collateral Agent or any collection agent, sub-agent or account designated by the Collateral Agent and, upon such notification and at the expense of the Borrower, the Collateral Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

(c) In dealing with the Collateral Manager and its duly appointed agents, none of the Administrative Agent, the Collateral Agent nor any Lender shall be required to inquire as to the authority of the Collateral Manager or any such agent to bind the Borrower.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts. The Collateral Manager will use commercially reasonable efforts consistent with the Collateral Manager Standard to collect or cause to be collected all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due.

(b) Taxes and other Amounts. To the extent the Borrower is required under the Underlying Instruments to perform such duties, the Collateral Manager will collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument, directing all such payments to be paid to the General Collection Account, and direct the Collateral Agent to remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to General Collection Account. On or before the applicable Cut-Off Date (or, in the case of Loans owned by Merged Entity prior to the Fourth Upsize Date, promptly after the Fourth Upsize Date), the Borrower or the Collateral Manager, as applicable, shall have instructed all Obligors and paying agents of Agented Loans to make all payments owing to the Borrower in respect of the Collateral directly to the General Collection Account in accordance with Section 2.9; provided that neither the Borrower nor the Collateral Manager is required to so instruct any Obligor which is solely a guarantor unless and until the Collateral Manager (on behalf of the Borrower) directly calls on the related guaranty.

(d) Accounts. Each of the parties hereto hereby agrees that each Account shall be deemed to be a Securities Account. Each of the parties hereto hereby agrees to cause the Collateral Agent or any other Securities Intermediary that holds any Cash or other Financial Asset for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and

(B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) shall, in each case, be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Agent or other Securities Intermediary that holds such Financial Asset in such Account.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower of a security interest to the Collateral Agent, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Agent shall hold any Instrument delivered to it evidencing any Loan transferred to the Collateral Agent hereunder as custodial agent for the Secured Parties in accordance with the terms of this Agreement.

Section 6.5 Realization Upon Loans Subject to an Assigned Value Adjustment Event.

The Collateral Manager will take such action as it deems advisable (including exercising available remedies), if any, relating to a Loan that has become subject to one or more Assigned Value Adjustment Events and, if applicable, as to which no satisfactory arrangements can be made for collection of delinquent payments in order to maximize recoveries thereunder in accordance with the Collateral Manager Standard. Subject to the terms of the Underlying Instruments and the Collateral Manager Standard, the Collateral Manager will comply in all material respects with Applicable Law in exercising any remedies to the extent it elects to do so pursuant to this Section 6.5.

Section 6.6 Collateral Manager Compensation.

As compensation for its administrative and management activities hereunder, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee pursuant to the provisions of Sections 2.7 and Section 2.8(a), as applicable.

Section 6.7 Expense Reimbursement.

Subject to Sections 2.7, 2.8(a), and 2.9(f), as applicable, the Borrower shall pay or reimburse the Collateral Manager for its payment of any and all reasonable costs and expenses incurred on behalf of the Borrower in connection with its management, administration and collection activities with respect to the Collateral and compliance with the terms of this Agreement, including, without limitation: (i) any transfer fees necessary to register any Loan; (ii) any fees and expenses in connection with the acquisition, management, amendment, enforcement, pricing, valuation or disposition of Collateral or otherwise in connection with the Advances or the Borrower (including (a) investment related travel, communications and related expenses, (b) reasonable legal fees and expenses, (c) in connection with the termination, cancellation or abandonment of a potential acquisition or disposition of any Collateral that is not consummated and (d) amounts required to be paid or reimbursed to any agent under any Underlying Instrument); (iii) any and all taxes and governmental charges that may be incurred or payable by the Borrower; (iv) any and all costs and expenses for services to the Borrower and the Collateral in respect of assignment processing fees; (v) in the event the Borrower is included in the consolidated financial statements of the Collateral Manager or its Affiliates, costs and expenses associated with the preparation of such financial statements and other information by the Collateral Manager or its Affiliates to the extent related to the inclusion of the Borrower in such financial statements, and (vi) any and all expenses incurred to comply with any law or regulation related to the activities of the Borrower and, to the extent relating specifically to the Borrower (or its activities) and the Collateral, the Collateral Manager; provided that, the Collateral Manager shall bear as non-reimbursable costs, all of the Collateral Manager’s own internal and incidental costs and expenses, including the salaries, wages (other than with respect to clause (v) of this Section 6.7) and payroll Taxes of its officers and employees, the cost of insurance coverage for its officers and employees (but not including directors and officers coverage attributable to the performance of duties by directors or officers pursuant to any Transaction Document) and the other similar general overhead costs and expenses of the Collateral Manager incurred by or on behalf of the Collateral Manager in rendering the services of the Collateral Manager hereunder and under the other Transaction Documents; provided, further, that (i) to the extent the Borrower is entitled to be reimbursed for any such costs and expenses by any Obligor and is, in fact, paid or reimbursed thereby, the Borrower shall pay or reimburse the Collateral Manager in accordance with this Section 6.7 (net of any amounts, if any, received by the Collateral Manager directly) and (ii) in the event the Collateral Manager has fees or expenses (including internal costs of the Collateral Manager or that are allocated to the Collateral Manager) that are allocable to one or more entities in addition to the Borrower to which the Collateral Manager provides management or advisory services, the Borrower shall be responsible for only a pro rata portion (based on aggregate principal or committed amounts) of such fees and expenses, based on the aggregate assets under management of all entities to which such costs or expenses are allocable, all such reimbursable costs and expenses being the “Collateral Manager Reimbursable Expenses”.

Section 6.8 Reports; Information.

(a) Obligor Financial Statements; Other Reports. The Collateral Manager will deliver to the Borrower and the Administrative Agent, (i) to the extent received by the Collateral Manager (on behalf of the Borrower) pursuant to the Underlying Instruments or otherwise, (x) financial statements of each Obligor (or its predecessor) with three (3) years of historical information and (y) the complete financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Collateral Manager (on behalf of the Borrower) for the periods required by the Underlying Instruments, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Underlying Instruments and (ii) to the extent prepared, monthly and quarterly asset and portfolio level monitoring reports prepared by the Collateral Manager with respect to the Loans, which delivery shall be made within thirty (30) days of the end of each calendar month or calendar quarter (as applicable). The Collateral Manager will provide, promptly upon request from the Administrative Agent or the Borrower, such other information received by it from any Obligor as may reasonably be requested with respect to such Obligor.

(b) Amendments to Loans. The Collateral Manager will deliver to the Borrower and the Administrative Agent, including, without limitation, by electronic mail, a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(c) Payment Date Reporting. The Collateral Manager shall deliver a Borrowing Base Certificate and a Payment Date Statement, in each case determined as of the Determination Date prior to each Payment Date, and delivered to the Administrative Agent, the Collateral Agent and the Borrower not later than the Reporting Date in the calendar month in which such Payment Date occurs. Each such Payment Date Statement shall contain instructions to the Collateral Agent to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8(a), as applicable.

(d) Certificates; Other Information.

(i) The Collateral Manager on behalf of the Borrower shall furnish to the Borrower and to the Administrative Agent for distribution to each Lender, within ten (10) days after the end of each calendar month and on each Funding Date pursuant to Section 2.2(b)(ii), a Borrowing Base Certificate showing the Borrowing Base as of such date, certified as complete and correct by a Responsible Officer of the Collateral Manager.

(ii) The Collateral Manager will provide the Borrower with a monthly report regarding the Collateral and its activities hereunder in the form of Exhibit A-5 (the “Monthly Report”), such Monthly Report to be delivered on or prior to the Reporting Date of each month.

(iii) The Collateral Manger shall, on each Reporting Date after the Cut-Off Date for each Broadly Syndicated Loan, in each Monthly Report provide an updated Observable Market Price determined in accordance with clause (a) of the definition of Assigned Value Adjustment Event, it being understood and agreed that such updated value of such Broadly Syndicated Loan shall become the Observable Market Price of such Broadly Syndicated Loan for all purposes of this Agreement until the next succeeding Monthly Report when an updated value is required to be reported; provided, however, that the Controlling Lender may, in its sole discretion, require that the Collateral Manager provide the current Observable Market Price for any Broadly Syndicated Loan at any time and such updated value shall become the Observable Market Price.

(iv) The Collateral Manager shall furnish to the Administrative Agent for distribution to each Lender within 30 Business Days of each fiscal quarter, a review of each Eligible Loan;

(v) The Collateral Manager shall furnish to the Administrative Agent for distribution to each Lender within sixty (60) days after the end of each fiscal year of the Borrower, commencing with the 2019 fiscal year, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Administrative Agent) to certain documents and records relating to the Collateral, the Borrower and the Collateral Manager, compared the information contained in the Borrowing Base Certificates and Payment Date Statements delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that the information and the calculations included in such Borrowing Base Certificates and Payment Date Statements were not determined or performed in accordance with the provisions of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(vi) On each Reporting Date, the Collateral Manager shall furnish to the Borrower for distribution to the Administrative Agent an updated Loan List.

Section 6.9 Annual Statement as to Compliance.

The Collateral Manager will provide to the Borrower and the Administrative Agent, within thirty (30) days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on 2019, a report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Event of Default has occurred and is continuing or, if any such Collateral Manager Event of Default has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Event of Default.

Section 6.10 The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s good faith determination in consultation with legal counsel that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. In connection with any such determination permitting the resignation of the Collateral Manager, the Collateral Manager shall deliver to the Administrative Agent and the Borrower a description of the circumstances giving rise to such determination.

Section 6.11 Collateral Manager Events of Default.

Pursuant to Section 9.2(d), upon the occurrence of an Event of Default described in Section 9.1(u), notwithstanding anything herein to the contrary, the Controlling Lender, by written notice to the Collateral Manager with a copy to the Borrower, the Collateral Agent and each other Lender (such notice, a “Collateral Manager Termination Notice”), may, in its sole discretion, terminate all of the rights and obligations of the Collateral Manager as “Collateral Manager” under this Agreement. Each Collateral Manager Termination Notice shall designate the replacement Collateral Manager, who shall be selected by the Controlling Lender in its sole discretion; provided that such replacement Collateral Manager shall be an Approved Replacement Collateral Manager. If the Controlling Lender elects not to designate an Approved Replacement Collateral Manager as the replacement Collateral Manager, the appointment of such replacement Collateral Manager shall be subject to the prior written consent of the Borrower and the Equityholder (such consent not to be unreasonably withheld, delayed or conditioned). Until a Collateral Manager Termination Notice is delivered as set forth above, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Collateral Manager hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

ARTICLE VII

THE COLLATERAL AGENT

Section 7.1 Designation of Collateral Agent.

(a) Initial Collateral Agent. The role of Collateral Agent with respect to the Underlying Instruments shall be conducted by the Person designated as Collateral Agent hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give Deutsche Bank a Collateral Agent Termination Notice, Deutsche Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 7.5, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

Section 7.2 Duties of Collateral Agent.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent and hereby authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof. In such capacity, the Collateral Agent shall assist the Borrower and the Collateral Manager in connection with maintaining a database of certain characteristics with respect to the Collateral on an ongoing basis as provided herein, and in providing to the Borrower and the Collateral Manager certain reports, schedules and calculations, all as more particularly described in Section 7.2(b) below (in each case in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time), based upon information and data received from the Borrower and/or the Collateral Manager. The Collateral Agent’s duties and authority are limited to the duties and authority specifically set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Agent shall not be deemed to assume any obligations or liabilities of the Borrower or the Collateral Manager under this Agreement or any other Transaction Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Collateral Manager under this Agreement. Concurrently herewith, the Lenders direct and authorize the Collateral Agent to enter into the Securities Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Securities Account Control Agreement in such capacity.

(b) Duties. On or before the initial Cut-Off Date, and until its removal pursuant to Section 7.5, the Collateral Agent shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Collateral Agent shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to the definition of “Eligible Loans” in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Underlying Instruments and the Loan Checklist, the Collateral Agent shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature, (B) filed stamped copies of the UCC and other filings (identified on the Loan Checklist) are included and (C) based on a review of the applicable note, the related original Loan balance, Loan identification number and Obligor name with respect to such Loan is the same as the information referenced on the related Loan Checklist or electronic file delivered to the Collateral Agent and is not a duplicate Loan (such items (A) through (C) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Agent, in connection with each delivery of Underlying Instruments hereunder to the Collateral Agent, the Collateral Manager shall provide to the Collateral Agent an electronic file (in EXCEL or a comparable format acceptable to the Collateral Agent) or the related Loan Checklist that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the original Loan balance with respect to each related Loan. If, at the conclusion of such review, the Collateral Agent shall determine that (1) the original Loan balances of the Loans with respect to which it has received Underlying Instruments is less than as set forth on the electronic file, the Collateral Agent shall immediately notify the Administrative Agent, the Borrower and the Collateral Manager of such discrepancy, and (2) any Review Criteria is not satisfied, the Collateral Agent shall within one (1) Business Day notify the Administrative Agent, the Collateral Manager and the Borrower of such determination and provide the Administrative Agent, the Collateral Manager and the Borrower with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Collateral Manager has still not cured any non-compliance by a Loan with any Review Criteria, the Collateral Agent shall promptly notify the Collateral Manager, Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy In addition, if requested in writing in the form of Exhibit E by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Agent’s delivery of such report, the Collateral Agent shall return the Underlying Instruments for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing expressly set forth herein, the Collateral Agent shall not have any responsibility for reviewing any Underlying Instruments.

(ii) The parties to this Agreement hereby agree that the sole purpose of the Collateral Agent’s review of certain Required Loan Documents pursuant to this Section 7.2(b) is to confirm receipt of thereof by confirming certain information contained in such documents as set forth therein. The Collateral Agent’s review of such documents shall not be deemed to constitute “due diligence services” or a “third party due diligence report” as such terms are defined in Rules 17g-10 and 15Ga-2, respectively, as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Any recipient of any list of non-complying Loans and any exception report or a copy thereof by its receipt thereof is deemed to agree, and each party to this Agreement hereby agrees, that it shall not share such list of non-complying Loans or exception report, directly or indirectly, with any rating agency.

(iii) In taking and retaining custody of the Underlying Instruments, the Collateral Agent shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Agent makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Collateral Agent’s duties as agent shall be limited to those expressly set forth herein.

(iv) All Underlying Instruments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Collateral Agent’s office set forth in Section 5.5(c) hereof. All Underlying Instruments that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Underlying Instruments that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Collateral Agent. All Underlying Instruments that are delivered to the Collateral Agent in electronic format shall be saved onto disks and/or onto the Collateral Agent’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(v) The Collateral Agent shall make payments in accordance with the express direction set forth in Section 2.7 and Section 2.8(a) and as otherwise expressly provided under this Agreement (the “Payment Duties”).

(vi) On each Reporting Date, the Collateral Agent shall provide a written report to the Administrative Agent, the Borrower and the Collateral Manager (in a form acceptable to the Collateral Agent and the Administrative Agent) identifying each Loan for which it holds Underlying Instruments, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(vii) The Collateral Agent shall, promptly upon its actual receipt of a Borrowing Base Certificate from the Collateral Manager on behalf of the Borrower, calculate the Borrowing Base and, if the Collateral Agent’s calculation does not correspond with the calculation provided by the Collateral Manager on such Borrowing Base Certificate, deliver such calculation to each of the Administrative Agent, Borrower and Collateral Manager within one (1) day of receipt by the Collateral Agent of such Borrowing Base Certificate. The Collateral Agent shall also make required calculations based on information provided to it for each Payment Date Statement as of the day that is four (4) Business Days prior to the applicable Payment Date, and deliver such calculations to the Borrower and the Collateral Manager (and, following the delivery of a Notice of Exclusive Control, the Administrative Agent and the Collateral Manager) for

the Collateral Manager’s (or Administrative Agent’s, as applicable) review no later than two (2) Business Days prior to such Payment Date. Upon the approval (which may be by email) by the Collateral Manager (or after delivery of a Notice of Exclusive Control, the Administrative Agent), the Payment Date Statement shall constitute instructions by the Collateral Manager (or after delivery of a Notice of Exclusive Control, the Administrative Agent) to the Collateral Agent to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8(a), as applicable.

(viii) The Collateral Agent shall create a collateral database with respect to the Collateral (the “Collateral Database”), and update the Collateral Database daily for changes, including to reflect the sale or other disposition of the Collateral, based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower and the Collateral Manager as may be reasonably required by the Collateral Agent. The Collateral Manager shall supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports required to be prepared by the Collateral Agent hereunder or reasonably required to permit the Collateral Agent to perform its obligations hereunder.

(ix) The Collateral Agent shall track the receipt and daily allocation to the Accounts of Collections, the outstanding balances therein, and any withdrawals therefrom and, on each Business Day, provide to the Collateral Manager daily reports reflecting such actions as of the close of business on the preceding Business Day.

(x) The Collateral Agent shall provide such other information with respect to the Collateral as may be routinely maintained by the Collateral Agent or as may be expressly required by this Agreement, in each case as the Borrower, Collateral Manager or the Administrative Agent may reasonably request from time to time in writing.

(xi) The Collateral Agent shall notify the Borrower, the Collateral Manager and the Administrative Agent upon receiving notices, reports or proxies or any other requests relating to corporate actions affecting the Collateral.

(xii) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired. If the Collateral Agent does not receive such instructions within two (2) Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants obtained in good faith in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(xiii) In performing its duties, (A) the Collateral Agent shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds as Collateral Agent for others and (B) all calculations made by the Collateral Agent pursuant to this Section 7.2(b) using information that is not routinely maintained by the Collateral Agent, including Advance Rate, EBITDA, Assigned Value and Unrestricted Cash of any Obligor shall be made using such amounts as provided by the Administrative Agent, Controlling Lender, Borrower or the Collateral Manager to the Collateral Agent.

(xiv) Nothing herein shall prevent the Collateral Agent or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

Section 7.3 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 7.4 Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to a Collateral Agent Fee pursuant to the Collateral Agent Fee Letter and in accordance with the provisions of Section 2.7(a), Section 2.7(b)(1) or Section 2.8(a), as applicable. The Collateral Agent’s entitlement to receive the fee as set forth in the Collateral Agent Fee Letter shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 7.5 or (ii) the termination of this Agreement; provided that the obligation to fully pay the Collateral Agent such fee of the Collateral Agent for services performed hereunder prior to such removal or termination shall survive the removal of the Collateral Agent.

Section 7.5 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent and the Lenders (the “Collateral Agent Termination Notice”); provided that notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed, has agreed to act as Collateral Agent hereunder in full compliance with the requirements of Section 5.5(d), and has received all Underlying Instruments held by the previous Collateral Agent. In the event no successor Collateral Agent has been appointed and taken office within sixty (60) days of such removal, the removed Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent at the Borrower’s expense.

Section 7.6 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and signed or delivered by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent or the Controlling Lender.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment or act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its Payment Duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Underlying Instruments.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.

(f) The Collateral Agent shall not be required to expend or risk its own funds, in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys and the Collateral Agent shall not be responsible for any willful misconduct or gross negligence on the part of any non-Affiliated agent or attorney appointed hereunder with due care by it hereunder.

(i) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Default or Collateral Manager Event of Default, unless the Collateral Agent has received written notice from the Administrative Agent, the Controlling Lender, the Borrower or the Collateral Manager thereof.

(j) The Collateral Agent and its affiliates may receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment advisor, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments.

(k) In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the applicable industry to resume performance as soon as practicable under the circumstances.

Section 7.7 Resignation of the Collateral Agent.

The Collateral Agent shall not resign from the obligations and duties hereby imposed on it except upon (a) ninety (90) days’ prior written notice to the Borrower, Collateral Manager, Administrative Agent and each Lender, or (b) the Collateral Agent’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Agent could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Agent shall be evidenced as to clause (b)(i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Collateral Agent appointed by the Controlling Lender, with the consent of the Administrative Agent, the Collateral Manager (if no Collateral Manager Event of Default has occurred and is continuing) and the Borrower (if no Default or Event of Default has occurred and is continuing) (such consent not to be unreasonably withheld), shall have assumed the responsibilities and obligations of the Collateral Agent hereunder, which Collateral Agent satisfies all requirements of Section 5.5(d). In the event no successor Collateral Agent has been appointed and taken office within ninety (90) days of such resignation, the resigning Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent at the Borrower’s expense.

Section 7.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Agent is hereby authorized (unless and until such authorization is revoked by the Administrative Agent after the occurrence of an Event of Default), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit E signed by the Collateral Manager and the Administrative Agent, to release to the Collateral Manager within two (2)

Business Days of receipt of such request, the related Underlying Instruments or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Agent the Underlying Instruments or other such documents (i) promptly upon the request of the Administrative Agent (after the occurrence of an Event of Default), or (ii) when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Collateral Manager to the Collateral Agent in the form annexed hereto as Exhibit E, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Agent to the Collateral Manager.

(b) Limitation on Release. The foregoing Section 7.8(a) with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Agent upon request by the Collateral Manager shall be operative only to the extent that the Administrative Agent has signed or consented to such release. Prior to delivery to the Collateral Agent of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent and receive the Administrative Agent’s consent to such release. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Agent of the Collateral Manager’s written request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been or will be credited to the Collection Account as provided in this Agreement), the Collateral Agent shall promptly release the related Underlying Instruments to the Collateral Manager.

Section 7.9 Return of Underlying Instruments.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require in writing that the Collateral Agent return each Required Loan Document (as applicable), respectively (a) delivered to the Collateral Agent in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2, (c) that has been the subject of a Discretionary Sale, Substitution or Optional Sale pursuant to Section 2.14 or (e) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Agent and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Agent shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Underlying Instruments so requested to the Borrower.

Section 7.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a) The Collateral Manager, the Borrower and the Collateral Agent shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation in the possession of such Persons regarding the Collateral including in such cases where the Administrative Agent may direct the Collateral Agent in connection with the enforcement of the rights or interests of the Collateral Agent hereunder, or by applicable statutes or regulations, to review such documentation, such access being afforded, without charge, but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s, the Borrower’s and Collateral Agent’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender, the Administrative Agent and each Lender may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Collateral Manager Standard, as well as with this Agreement and may conduct an audit of the Collateral, and Required Loan Documents in conjunction with such a review.

(b) Without limiting the foregoing provisions of Section 7.10(a), from time to time on request of the Administrative Agent, the Collateral Agent shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and the Required Loan Documents in its possession regarding the Collateral. Up to three (3) such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Collateral Agent for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (other than any Collateral which constitutes Margin Stock), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations. Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any

Applicable Law not in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s (for the benefit of the Secured Parties) interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. If the Borrower fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option and at the written direction of the Administrative Agent, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Collateral Agent in accordance with Sections 2.7 and 2.8(a) and shall constitute Obligations secured hereby.

(b) The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Collateral Agent of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) the Collateral Agent shall not have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Notwithstanding anything to the contrary, the Borrower, the Seller, the Collateral Manager, the Administrative Agent, the Collateral Agent and each Lender hereby agree to treat, and to cause each of their respective Affiliates to treat, each Variable Funding Note as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports, or cause its Affiliates to file such tax returns or reports, in a manner consistent with such treatment.

Section 8.2 Release of Lien on Collateral.

(a) At the same time as (i) any Loan expires by its terms or is prepaid in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account or (ii) any Loan has been the subject of a Discretionary Sale, Substitution (including Substitution of a Warranty Loan) or Optional Sale pursuant to Section 2.14 or has been sold pursuant to Section 9.2, the Collateral Agent, on behalf of the Secured Parties will, to the extent requested in writing by the Collateral Manager or the Borrower, release its interest in such Collateral. In connection with any release of such Collateral, the Collateral Agent, on behalf of the Secured Parties, will upon the written request of the Collateral Agent and receipt into the General Collection Account of the Proceeds of any such sale, payment in full or prepayment in full of a Loan, at the sole expense of the Borrower, (i) execute and deliver to the Borrower or the Collateral Manager (or its designee) requesting the same, any assignments, bills of sale, termination statements and any other releases and instruments as such Person may reasonably request in order to effect the release and transfer of such Collateral, (ii) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the written direction of the Borrower and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties on the applicable portion of the Collateral to be released and delivered to or at the written direction of the Borrower such portion of the Collateral to be so released; provided that, the Collateral Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release, sale, transfer and/or assignment. Nothing in this Section shall diminish the Collateral Manager’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

(b) On the Collection Date, the Collateral Agent, on behalf of the Secured Parties, will release the security interest in the Collateral created hereby, which release shall occur simultaneously with receipt in the Collection Account of the payoff amount specified in a payoff letter signed by the Administrative Agent. Upon written request of the Borrower to the Collateral Agent and to the Administrative Agent, the Collateral Agent shall promptly provide to the Borrower and the Administrative Agent a computation of all amounts owing to the Collateral Agent as of the anticipated Collection Date and the Administrative Agent shall promptly provide to the Borrower, with a copy to the Collateral Agent, a computation of all amounts owing to the Administrative Agent and the Lenders as of the anticipated Collection Date. In connection with such release of the Collateral, the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, (i) execute and deliver to the Borrower or the Collateral Manager (or its designee) requesting the same, any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may in writing reasonably request in order to effect the release of the Collateral, (ii) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the written direction of the Borrower or the Collateral Manager (on behalf of the Borrower) and (iii) otherwise take such actions requested in writing as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties on the Collateral (including, without limitation, delivering a Termination Notice (as defined in the Securities Account Control Agreement) in respect of the Securities Account Control Agreement); provided that, the Collateral Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) the Borrower, the Seller or the Equityholder fails to make any payment when due under any Transaction Document, and, other than in the case of a payment of principal, the same continues unremedied for a period of two (2) Business Days, unless the failure was caused solely by an administrative error and funds were available to make the payment when due, in which case, the same continues unremedied for a period of four (4) Business Days following the date such payment was due;

(b) the Borrower fails to pay the Advances Outstanding and all other Obligations under the Transaction Documents on or before the Facility Maturity Date; or

(c) the Borrower, the Seller or the Equityholder defaults in making any payment required to be made under an agreement for borrowed money owing by it (other than this Agreement) to which it is a party individually or in an aggregate principal amount in excess of (i) with respect to the Borrower, $500,000 and (ii) with respect to the Seller and the Equityholder, $2,000,000, in each case in excess of any amounts disputed in good faith by such party and, in each case, such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(d) any failure on the part of the Borrower, the Seller or the Equityholder to duly observe or perform, or breach by such Party of, any other representations, warranties, covenants or agreements of such Person (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Person is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person and (ii) the date on which a Responsible Officer of such Person acquires actual knowledge thereof; or

(e) the occurrence of an Insolvency Event relating to the Borrower, the Equityholder or the Seller; or

(f) the rendering of one or more judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of (i) $ 500,000 against the Borrower or (ii) $2,000,000 against the Seller or the Equityholder, and the Borrower, the Seller or the Equityholder, as applicable, shall not (x) have had any such judgment, decree or order dismissed, or (y) have perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(g) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement or any other Transaction Document without the prior written consent of the Lenders (such consent not to be unreasonably withheld, delayed or conditioned); or

(h) the Borrower, the Seller or the Equityholder shall have made payments in settlement of any litigation claim or dispute individually or in the aggregate in excess of (i) with respect to the Borrower, $500,000 (other than payments made on behalf of the Borrower from insurance proceeds of the Borrower) and (ii) with respect to the Seller and the Equityholder, $2,000,000 (other than payments made on behalf of such Person from insurance proceeds of such Person); or

(i) the Borrower, the Seller or the Collateral Manager fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral, and such failure is not cured within two (2) Business Days, unless the failure was caused solely by an administrative error and funds were available to make such distribution, in which case, the same continues unremedied for a period of four (4) Business Days following such failure;

(j) the Borrower shall fail to satisfy each of the criteria set forth in Section 4.1(u), unless the Administrative Agent has consented thereto; or

(k) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Seller; or

(l) the Borrower, the Seller, the Equityholder, the Collateral Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder; or

(m) the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) or the Collateral Agent shall fail to have a first priority perfected security interest in any part of the Collateral (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(n) the existence of a Borrowing Base Deficiency which continues unremedied for three (3) Business Days (or ten (10) Business Days if such Borrowing Base Deficiency is solely the result of the occurrence of an Assigned Value Adjustment Event in respect of a Loan or any associated increase in the Excess Concentration Amount and the Collateral Manager had no prior knowledge of the occurrence of such Assigned Value Adjustment Event); or

(o) the Borrower or the pool of Collateral shall become required to register as an “investment company” within the meaning of the 1940 Act; or

(p) the IRS or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(q) any representation, warranty or certification made or deemed made by the Borrower, the Seller or the Equityholder in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any respect when made or deemed made, such failure has a material adverse effect on the Lenders and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person and (ii) the date on which a Responsible Officer of such Person acquires actual knowledge thereof; or

(r) a Change of Control of the Borrower or the Equityholder occurs without the prior written consent of the Controlling Lender (other than any Change of Control pursuant to which the Obligations are paid in full (other than unmatured indemnification claims for which no claim has been asserted) and the Commitments reduced to zero); or

(s) any failure on the part of the Borrower to comply with the covenant set forth in Section 5.1(g) with respect to the respect to the matters set forth in Section 4.1(u)(xxvi) which continues unremedied for ten (10) Business Days; provided that such ten (10) Business Day cure period shall only apply to the removal of an Independent Manager due to voluntary resignation, death or other physical or mental incapacity; or

(t) (i) any material provision of any Transaction Document shall at any time for any reason cease to be valid and binding or in full force and effect, or (ii) any of the Borrower, the Equityholder or the Collateral Manager shall deny that it has any further liability or obligation under any material provision of any Transaction Document, or (iii) the validity or enforceability of any material provision of any Transaction Document shall be contested by any of the Borrower, the Seller or the Collateral Manager; or

(u) the occurrence of a Collateral Manager Event of Default; or

(v) the Borrower shall fail to maintain a Net Equity Amount of at least the Minimum Equity Amount; or

(w) The Tangible Net Worth of the Equityholder is less than $185,000,000 (inclusive of undrawn irrevocable financial commitments).

(x) Following the Ramp-up Period, the Diversity Score is at any time equal to or less than ten (10).

Section 9.2 Remedies.

(a) Upon the occurrence of an Event of Default other than with respect to an Event of Default described in Section 9.1(u) or 9.1(d), the Collateral Agent shall, at the written direction of the Controlling Lender and by notice to the Borrower, declare (i) the Termination Date to have occurred and all outstanding Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Reinvestment Period End Date to have occurred; provided that, in the case of any event involving the Borrower described in Section 9.1(d), all of the Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b) On and after the declaration or occurrence of the Termination Date, the Collateral Agent, for the benefit of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Collateral Agent and the Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Without limiting the generality of the foregoing, but subject to Section 9.2(c), the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, at the written direction of the Controlling Lender, transfer all or any part of the Collateral into the Collateral Agent’s name or its nominee or nominees, for the benefit of the Secured Parties, and/or forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Collateral Agent, on behalf of the Secured Party, or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In addition, the Borrower and the Collateral Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Collateral Agent (acting as directed in writing by the Controlling Lender), forthwith, (i) assemble all or any part of the Collateral and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent, whether at the Borrower’s premises or elsewhere, and (ii) without notice except as specified below, sell the Collateral or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions of the Collateral Agent (acting at the written direction of the Controlling Lender, which instructions of the Controlling Lender may deem commercially reasonable). The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable and proper notification. All cash Proceeds received by the Collateral Agent on behalf of the Secured Parties in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the General Collection Account and to be applied pursuant to Section 2.8(a). To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by the Collateral Agent or any other Secured Party of any of its rights hereunder. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

(c) Notwithstanding any other provision of this Article IX, in connection with any acceleration of the Obligations pursuant to Section 9.2(a), the Collateral Manager shall have the right to purchase all of the Collateral by paying to the Collateral Agent in immediately available funds an amount equal to all outstanding Obligations within five (5) Business Days of such acceleration.

(d) Upon the occurrence of an Event of Default described in Section 9.1(u), and notwithstanding anything herein to the contrary, the Controlling Lender shall have the right to exercise the rights and remedies set forth in Section 6.11.

Section 9.3 Collateral Agent May Enforce Claims Without Possession of VFNs.

All rights of action and claims under this Agreement or any other Transaction Document may be prosecuted and enforced by the Collateral Agent, on behalf of the Secured Parties, without the possession of any of the VFNs or the production thereof in any legal or equitable proceeding, judicial or otherwise, relating thereto, and any such proceeding instituted by the Collateral Agent shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 2.8(a).

Section 9.4 Application of Cash Collected.

Any Cash collected by the Collateral Agent with respect to the VFNs pursuant to this Article IX and any Cash that may then be held or thereafter received by the Collateral Agent with respect to the Obligations hereunder shall be applied in accordance with Section 2.8(a), at the date or dates fixed by the Collateral Agent; provided, that (a) subject to clause (b), no such date may be fixed by the Collateral Agent unless the Collateral Agent has given the Borrower no fewer than two (2) Business Days’ prior written notice of such date, which notice shall set forth in reasonable detail the expected applications of Cash on such date and (b) no failure by the Collateral Agent to deliver the notice required pursuant to the foregoing clause (a) will affect the application of funds in the Collection Accounts pursuant to Section 2.8(a) on the next succeeding Payment Date.

Section 9.5 Rights of Action.

Notwithstanding any other provision of this Agreement (other than Section 13.10) or in any other Transaction Document, the Controlling Lender shall have the right to direct the Collateral Agent to institute any proceedings, judicial or otherwise, with respect to any Transaction Document, or for the appointment of a separate receiver or trustee, or for any other remedy hereunder. The Collateral Agent shall only institute proceedings and exercise remedies hereunder at the written direction of the Controlling Lender (which the Collateral Agent shall implement without delay) and, in taking any action as so directed, shall have the right to indemnity from the Borrower against the costs, expenses and liabilities to be incurred in compliance with such request.

Section 9.6 Unconditional Rights of Lenders to Receive Principal and Interest

(a) Notwithstanding any other provision in this Agreement, each Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Obligations as such principal and interest become due and payable in accordance with the terms hereof and, subject to the provisions of Section 9.5, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Lender.

(b) If collections in respect of the Collateral are insufficient to make payments due in respect of the VFNs, no other assets of the Borrower will be available for payment of the deficiency following realization of the Collateral and application of the proceeds thereof in accordance with Sections 2.7 and 2.8(a), and the obligations of the Borrower to pay any deficiency shall thereupon be extinguished and shall not thereafter revive.

Section 9.7 Restoration of Rights and Remedies.

If the Collateral Agent or any Lender has instituted any judicial proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Agent or to such Lender, then and in every such case the Borrower, the Collateral Agent and the Lenders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Secured Parties shall continue as though no such proceeding had been instituted.

Section 9.8 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Collateral Agent or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.9 Delay or Omission Not Waiver

No delay or omission of the Collateral Agent or of any Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 9.9 or by law to the Collateral Agent or to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the Lenders, as the case may be.

Section 9.10 Waiver of Stay or Extension Laws.

The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 9.11 Power of Attorney. The Borrower hereby irrevocably appoints the Collateral Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of an Event of Default, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. For the avoidance of doubt, the power of attorney granted by the Borrower pursuant to this Section 9.12 supersedes any other power of attorney or similar rights granted by the Borrower to any other party (including, without limitation, the Collateral Manager) under this Agreement, any other Transaction Document or any other agreement; provided that, the Collateral Manager may continue to exercise its rights under this Agreement until the Collateral Manager has received notice of the Collateral Agent’s exercise of its power of attorney hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Collateral Agent, the Secured Parties, the Lenders and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against, incurred by or asserted by the Borrower or any third party against such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting solely from gross negligence or willful misconduct on the part of any Indemnified Party in the performance of such Indemnified Party’s obligations hereunder as determined in a final non-appealable decision by a court of competent jurisdiction. If the Borrower has made any indemnity payment pursuant to this Section 10.1 and Section 10.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest. Without limiting the foregoing, the Borrower shall indemnify each Indemnified

Party for Indemnified Amounts (except to the extent resulting solely from gross negligence or willful misconduct on the part of any Indemnified Party in the performance of such Indemnified Party’s obligations hereunder or arising on account of Tax (except as provided in Section 10.1(a)(xiii) or if such Tax is suffered on account of a non-Tax claim)) relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Collateral Manager (on behalf of the Borrower) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure of any Loan acquired on the Closing Date to be an Eligible Loan as of the Closing Date and the failure of any Loan acquired after the Closing Date to be an Eligible Loan on the related Cut-Off Date or the purchase by any party of any Loan which violates Applicable Law;

(iii) the failure by the Borrower or the Collateral Manager (on behalf of the Borrower) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority, perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Borrowing Base on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Collateral Manager (on behalf of the Borrower) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or the Collateral Manager (on behalf of the Borrower) to perform its respective duties under any Collateral;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Collateral Manager (on behalf of the Borrower) in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Assets or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral, including any vicarious liability;

(xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(xv) except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the Seller, in consideration for the transfer by the Seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement; or

(xix) the failure of the Borrower or any of its agents or representatives to remit to the Collateral Manager (on behalf of the Borrower) or the Collateral Agent, Collections on the Collateral remitted to the Borrower, the Collateral Manager (on behalf of the Borrower) or any such agent or representative as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party pursuant to Section 2.7 or 2.8(a), as applicable, on the Payment Date following such Person’s demand therefor (if given at least five (5) Business Days prior to such Payment Date, and, if not, on the next subsequent Payment Date), accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses with respect to which such indemnification is requested, which description shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d) The obligations of the Borrower under this Section 10.1 shall survive the resignation of the Administrative Agent, the resignation or removal of the Collateral Manager or the Collateral Agent and the termination of this Agreement.

Section 10.2 Indemnities by the Collateral Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, the Borrower, the Equityholder, and their respective managers, officers, directors, employees and agents (collectively, the “Collateral Manager Indemnified Parties”) forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Collateral Manager Indemnified Party by reason of any acts or omissions of the Collateral Manager arising out of a breach of its obligations and duties under this Agreement or any other Transaction Document to which it is a party, including, but not limited to (i) reliance on any representation or warranty made by the Collateral Manager under or in connection with any Transaction Document or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading when made or deemed made, (ii) the failure by the Collateral Manager to comply with any Applicable Law, (iii) the failure of the Collateral Manager to comply with its duties or obligations under any Transaction Document, (iv) any gross negligence, willful misconduct, bad faith or fraud on the part of the Collateral Manager or (v) any litigation, proceedings or investigation against the Collateral Manager in connection with any Transaction Document or its role as Collateral Manager hereunder, (vi) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loans which were not Eligible Loans as of the date of any such computation, (vii) any action or inaction by the Collateral Manager that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter, (viii) the commingling by the Collateral Manager of payments and collections required to be remitted to the Collection Account with other funds, (ix) any failure of the Collateral Manager or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Collateral Manager acting pursuant to authority granted under Section 6.1 hereof) to remit to Collection Account, payments and collections with respect to Loans remitted to the Collateral Manager or any such agent or representative within two Business Days of receipt, (x) the Collateral Manager or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Collateral Manager acting pursuant to authority granted under Section 6.2 hereof) permits or causes or authorizes the withdraw from the Collection Account of amounts not expressly authorized for withdrawal hereunder, (xi) failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager’s obligations to manage and administer the Collateral, or failure or delay in complying with instructions from the Administrative Agent with respect thereto or (xii) any of the events or facts giving rise to a breach of any of the Collateral Manager’s representations, warranties, agreements or covenants set forth in Article IV, Article V or Article VI of this Agreement excluding, however, any Indemnified Amounts to the extent resulting solely from gross negligence or willful misconduct on the part of the applicable Collateral Manager Indemnified Party as determined in a final, non-appealable decision of a court of competent jurisdiction. The provisions of this indemnity shall run directly to and be enforceable by a Collateral Manager Indemnified Party subject to the limitations hereof; provided that the indemnification of the Borrower, the Equityholder and their respective managers, officers, directors, employees and agents shall be in all respects junior and subordinate to the indemnification of the Indemnified Parties and their respective managers, officers, directors, employees and agents.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Collateral Manager to the applicable Collateral Manager Indemnified Party within five (5) Business Days following such Person’s demand therefor if such Person shall have delivered a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses, which description shall be conclusive absent demonstrable error.

(c) For the avoidance of doubt, the Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Collateral Manager under this Section 10.2 shall survive the resignation or removal of the Administrative Agent or the Collateral Agent and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

(f) If for any reason the indemnification provided above in this Section 10.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Collateral Manager shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Collateral Manager on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Collateral Manager shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.2(a).

Section 10.3 After-Tax Basis.

Indemnification payments under Section 10.1, Section 10.2, Section 2.12 and Section 13.9 shall be made such that the Indemnified Party receives the same amount it would have received (on a net after-Tax basis) had it not suffered the relevant loss, liability or cost.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including, without limitation, the Collateral Agent) to act on its behalf and for the benefit of each of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. To the extent not delivered or required to be delivered to the Lenders by the Borrower or the Collateral Manager hereunder or the other Transaction Documents, the Administrative Agent shall furnish to the Lenders, promptly upon the Administrative Agent’s receipt of the same, copies of all notices, certificates and other information delivered to the Administrative Agent under the Transaction Documents.

Section 11.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

Section 11.3 Standard of Care.

The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 11.4 Administrative Agent’s Reliance, etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct in a final, non-appealable, decision by a court of competent jurisdiction. Each Lender and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable, decision by a court of competent jurisdiction. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any of the Borrower, the Seller, the Collateral Manager or the Equityholder or to inspect the property (including the books and records) of any of the Borrower, the Seller, the Collateral Manager or the Equityholder; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.5 Credit Decision with Respect to the Administrative Agent.

Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager, the Seller or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager, the Seller or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

Section 11.6 Actions by Administrative Agent.

The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of any Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative

Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

Section 11.7 Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Default or Collateral Manager Event of Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Collateral Manager, describing such Event of Default, Default or Collateral Manager Event and stating that such notice is a “Notice of Event of Default,” “Notice of Default” or “Notice of Collateral Manager Event of Default,” as applicable. The Administrative Agent shall (subject to Section 11.4) take such action with respect to such Event of Default, Default or Collateral Manager Event of Default as may be requested by any Lender or as the Administrative Agent shall deem advisable or in the best interest of the Administrative Agent.

Section 11.8 Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents in its capacity as Administrative Agent, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of any Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article XI. The payment of amounts under this Section 11.8 shall be on an after-Tax basis. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Administrative Agent or the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager.

Section 11.9 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower. Upon any such resignation, the Lenders acting jointly shall appoint a successor Administrative Agent (which, so long as no Default or Event of Default is then continuing, shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld). Each of the Borrower and each Lender agree that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000, (ii) a Lender or (iii) an Affiliate of such a bank or a Lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b) Notwithstanding Section 11.9(a), on the date that the Obligations are repaid in full (other than contingent indemnification or reimbursement obligations as to which no claim giving rise thereto has been asserted) and no Commitments are outstanding, if Citibank, N.A. is the Administrative Agent at such time, Citibank, N.A. shall be deemed to have automatically resigned as Administrative Agent, effective as of such date, and the Lender holding the greatest amount of Advances Outstanding at such time shall be deemed to be automatically appointed as the successor Administrative Agent hereunder, in each case, without any notice or any additional action by any such party. Such Controlling Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the “Administrative Agent”, and Citibank, N.A. shall be discharged from its duties and obligations under this Agreement. After Citibank, N.A.’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.10 Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE XII

[RESERVED]

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Collateral Manager and the Required Lenders; provided that no amendment, waiver or consent shall:

(a) increase the Commitment of any Lender without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender adversely affected thereby;

(d) change Section 2.7, 2.8 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender adversely affected thereby;

(e) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by the Borrower or the Collateral Manager of such Person’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of “Borrowing Base”, “Adjusted Borrowing Value”, “Approved Replacement Collateral Manager”, “Approved Valuation Firm”, “Eligible Obligor”, “Collateral Manager Event of Default” or “Change of Control” (or any of the defined terms used in any such definitions) without the written consent of each Lender (provided, that the restrictions set forth in this clause (g) shall not prevent any Person permitted to grant a waiver, consent or concession related to any of the foregoing from granting such waiver, consent or concession or require each Lender to consent to such waiver, consent or concession); or

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender;

(i) change any section hereof specific to a Conduit Lender (with respect to any Lender that is a Conduit Lender);

provided, further, that, (i) except as otherwise set forth in Section 2.1(d), any amendment of this Agreement that is solely for the purpose of adding a Lender may be effected without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Collateral Agent shall be effective without the written agreement of such Person, (iii) any amendment of this Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of any other Lender and (iv) the Administrative Agent, the Collateral Manager and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent, the Collateral Manager and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Each waiver, amendment and consent made pursuant to this Section 13.1 shall be effective only in the specific instance and for the specific purpose for which given.

Section 13.2 Notices, etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) one Business Day after delivery to an overnight courier, (c) on the date personally delivered to a Responsible Officer of the party to which sent, or (d) on the date transmitted by legible facsimile transmission or electronic mail transmission with a confirmation of receipt.

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Collateral Agent or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns. Each Collateral Manager Indemnified Party and each Indemnified Party shall be an express third-party beneficiary of this Agreement to the extent set forth herein. Oaktree ~~Strategic Income II, Inc.~~Specialty Lending Corporation, in its individual capacity, shall be an express third-party beneficiary of Section 9.2(c). Notwithstanding anything to the contrary herein, the Collateral Manager may not assign any of its rights or obligations hereunder by virtue of any change of control considered an “assignment” within the meaning of Section 202(a)((1) of the Advisers Act without the prior written consent of the Borrower.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles IV and V, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V, the provisions, including, without limitation the indemnification and payment provisions, of Article X, Section 2.13, Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive (i) any termination of this Agreement and the occurrence of the Collection Date and (ii) with respect to the rights and remedies of the Lenders under Article X, any sale by the Lenders of the Obligations hereunder.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 13.8 Waivers.

Each of the Collateral Manager, the Borrower, the Seller, the Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process on the Borrower or the Collateral Manager, as applicable in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Collateral Manager, as applicable;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.8 any special, indirect, incidental, exemplary, punitive or consequential (including loss of profit) damages (other than any such damages incurred by the Collateral Agent with respect to third-party claims).

Section 13.9 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay promptly all out-of-pocket costs and expenses of the Administrative Agent, the Collateral Manager, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, to the extent required to be paid by the Borrower pursuant to this Agreement, and internal and third-party due diligence reviews), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Collateral Manager, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Collateral Manager, the Collateral

Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, all fees and expenses charged by any rating agencies in connection with the transactions contemplated hereby, including, without limitation, fees and expenses incurred in connection with seeking an explicit rating of the Advances, regardless of whether or not such explicit rating is able to be issued, and all reasonable out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Collateral Manager, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on the Payment Date following receipt of a request therefor, all other costs and expenses that have been invoiced at least two (2) Business Days prior to such Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s books and records.

Section 13.10 No Proceedings. Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower or the Equityholder any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder or any incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder and each incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder, or any of them, for breaches by the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee, partner, member, manager or director of the Borrower, the Collateral Manager, the Collateral Agent, the Seller or the Equityholder to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Collateral Manager, the Seller or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower, the Seller and the Collateral Manager hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower against the Collateral Manager or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) Notwithstanding any contrary provision set forth herein, no claim may be made by the Collateral Manager against the Borrower or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Collateral Manager hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Conduit Lender under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Lender and shall be payable solely to the extent of funds received by such Conduit Lender from the Borrower in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Conduit Lender’s matured and maturing commercial paper or other rated indebtedness and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender but shall continue to accrue. The payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any party to this Agreement or any other Transaction Document against a Conduit Lender shall be subordinated to the payment in full of all of such Conduit Lender’s commercial paper and other rated indebtedness. No recourse under or with respect to any obligation, covenant or agreement of any Conduit Lender as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, stockholder, member, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(f) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(g) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Borrower shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Collateral Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the

Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th) anniversary of the date of filing of the financing statement referred to in Section 3.1(k) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

Section 13.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Collateral Agent, the Borrower, the Seller and the Collateral Manager shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, rating agencies, potential investors or other agents, including any Approved Valuation Firm, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Collateral Agent, the Collateral Manager, the Seller and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower, or be bound by contractual, fiduciary, professional or other similar duties of confidentiality with respect to such information (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents and (v) in the case of the Borrower, the Collateral Manager and the Seller, disclose such information as is necessary or advisable in connection with any filings with the SEC. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Manager Events of Default, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each of the Borrower and the Collateral Manager hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Collateral Manager, the Collateral Agent or the Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Agent and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, and the Secured Parties to any rating agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to treat such information as confidential or is bound by contractual, fiduciary, professional or other similar duties of confidentiality with respect to such information. In addition, the Secured Parties, the Administrative Agent, and the Collateral Manager may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known other than by a breach of this Agreement; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation (including, without limitation, Rule 17g-5), (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Administrative Agent’s, the Secured Parties’, the Collateral Agent’s, the Collateral Manager’s, the Equityholder’s or the Borrower’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Collateral Agent, the Collateral Manager or the Borrower or an officer, director, employee, shareholder or affiliate of any of the foregoing is a party, (D)(1) to the extent required by Applicable Law, the filing of any Transaction Document (other than the Fee Letter) (together with any exhibits and schedules thereto) as an exhibit to the Equityholder’s filings with the SEC or otherwise or (2) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or, to the extent information with respect to the Collateral Manager is included therein, the Collateral Manager, (E) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Agent or the Collateral Manager having a need to know the same, (F) to any Person whose consent is required or to whom notice is required to be given in connection with the Borrower’s acquisition or disposition of any Loan or any assignment thereof, or (G) to any Person when required for USA Patriot Act or other “know your customer” purposes, provided that the Collateral Agent or the Collateral Manager, as applicable, advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower or the Collateral Manager, as applicable.

(d) Notwithstanding any other provision of this Agreement, each of the Borrower and the Collateral Manager shall each have the right to keep confidential from the Administrative Agent, the Collateral Agent and/or the Secured Parties, for such period of time as such Person determines is reasonable (i) any information that such Person reasonably believes to be in the nature of trade secrets and (ii) any other information that such Person or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law as evidenced by an Opinion of Counsel.

(e) Each of the Administrative Agent, the Secured Parties and the Collateral Agent will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform acceptable to the Administrative Agent)) and by different parties hereto in separate counterparts ~~(including by facsimile)~~, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. The Administrative Agent shall have no duty to inquire into or investigate the authenticity or authorization of any electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16 Assignments by the Lenders.

(a) Each Lender may, with the prior written consent of the Borrower (such consent not to be (x) unreasonably withheld, conditioned or delayed or (y) required if an Event of Default has occurred and is continuing), at any time assign an interest in, or grant a security interest in, or sell a participation interest in any Advance (or portion thereof) or its Commitment hereunder or any VFN (or any portion thereof) to any Person; provided that, (i) the consent of the Borrower is not required for any assignment (x) by a Lender to any Affiliate of such Lender or (y) required by any change in Applicable Law and (ii) in the case of an assignment of any Commitment (or any portion thereof), any Advance (or any portion thereof) or of any VFN (or of any portion thereof) the assignee executes and delivers to the Collateral Manager, the Borrower, the Administrative Agent and the Collateral Agent a fully executed Joinder Supplement substantially in the form of Exhibit H hereto and a transferee letter substantially in the form of Exhibit G hereto (a “Transferee Letter”). Each Lender hereby represents and warrants that is a

“Qualified Purchaser” within the meaning of Section 3(c)(7) of the 1940 Act. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to such Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien (except Permitted Liens) to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent and each Lender. Notwithstanding anything contained in this Agreement to the contrary, Citibank shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof) or any VFN (or any portion thereof), to any Person. Notwithstanding anything contained in this Agreement to the contrary, no consent of the Borrower shall be needed for a Conduit Lender to assign its interests hereunder to its Liquidity Bank or an Affiliate or to any other Conduit Lender in its Lender Group or to grant a security interest in its interests hereunder to a Conduit Trustee and no Transferee Letter or any Joinder Supplement shall be required in connection therewith.

(b) The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Collateral Manager the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, the Collateral Manager and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) The Borrower agrees that each participant pursuant to Section 13.16(a) shall be entitled to the benefits of Section 2.12 and Section 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered by the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by the participating Lender or such participant with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case that occurs after the participant acquired the applicable participation.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of the applicable participants and the principal amounts (and stated interest) of each such participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations) to any

Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding the foregoing provisions of this Section 13.16 or any other provision of this Agreement, any Lender may at any time assign, pledge or grant a security interest in all or any portion of its rights (including , without limitations, rights to payment of principal and interest) under this Agreement as collateral security to the Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder).

(f) Notwithstanding the foregoing provisions of this Section 13.16 or any other provision of this Agreement, no successorship or assignment by any party shall be effective without prior written notice to the Collateral Agent and confirmation from the Collateral Agent that they may legally transact business with the successor or assignee pursuant to the Section 13.24 and the Collateral Agent’s “know your customer” rules and regulations in effect from time to time.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18 Intent of the Parties.

It is the intent and understanding of each party hereto that the Advances are loans from the Lenders to the Borrower and do not constitute a “security” within the meaning of Section 8-102(15) of the UCC.

Section 13.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Required Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 13.20 Limitation on Claims Against Conduit Lenders. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, no Conduit Lender shall have any obligation to pay any amount required to be paid by it under this Agreement or any other Transaction Document in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its commercial paper notes. Each party hereto hereby agrees that it will not have a “claim” under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its commercial paper notes.

Section 13.21 Non-Petition Covenant Against Conduit Lenders. Notwithstanding any prior termination of this Agreement, each party hereto hereby agrees that prior to the date that is one year and one day (or such longer preference or disgorgement period as may be in effect from time to time) after the date upon which the latest maturing commercial paper note or other debt security issued by a Conduit Lender is paid in full, such party will not institute against, join any other Person in instituting against, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining an Insolvency Proceeding or other case against such Conduit Lender under any federal or State bankruptcy, insolvency or other Insolvency Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender or any substantial part of its property, or for ordering the winding up or liquidation of the affairs of such Conduit Lender.

Section 13.22 Consent to Assignment. Borrower hereby agrees and consent to the pledge, assignment and/or granting of a security interest by each Conduit Lender in or of all of its rights under, interest in, title to and obligations under this Agreement and the other Transaction Documents at any time to such Conduit Lender’s collateral agent or trustee under such Conduit Lender’s commercial paper note program.

Section 13.23 Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall, nor shall any Conduit Lender be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing its securitization program or (y) all of such Conduit Lender’s commercial paper notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 13.23 shall survive the termination of this Agreement.

Section 13.24 USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA Patriot Act, the Collateral Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain business relationships with the Collateral Agent. Accordingly, each of the parties to this Agreement other than the Collateral Agent agrees to provide to the Collateral Agent upon request from time to time such identifying information and documentation as may be available to each such party in order to enable the Collateral Agent to comply with the USA Patriot Act.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

OSI 2 SENIOR LENDING SPV, LLC

By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

SELLER:

OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION

By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

COLLATERAL MANAGER:

OAKTREE ~~STRATEGIC INCOME II, INC.~~SPECIALTY LENDING CORPORATION

By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A., in its capacity as Administrative Agent

By:
Name:
Title:

INITIAL COMMITTED LENDER:

CITIBANK, N.A.,

By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

CAFCO, LLC, as a Conduit Lender
By: CITIBANK, N.A., as its attorney-in-fact

By:

Name:
Title:

CHARTA, LLC, as a Conduit Lender By: CITIBANK, N.A., as its attorney-in-fact

By:

Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

CIESCO, LLC, as a Conduit Lender
By: CITIBANK, N.A., as its attorney-in-fact

By:

Name:
Title:

CRC FUNDING, LLC, as a Conduit Lender By: CITIBANK, N.A., as its attorney-in-fact

By:

Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

THE COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to LSA

Annex A

Addresses for Notices

~~CITIBANK~~Citibank, N.A.

as Administrative Agent

Citibank, N.A.

~~750 Washington Boulevard~~

~~7th Floor~~

~~Stamford, CT 06901~~

~~Attention: Robert Kohl, Global Securitized Products~~

~~Telephone: 203-975-6383~~

~~All electronic dissemination of Notices should be sent to~~

388 Greenwich Street 6th Floor Trading New York, NY 10013

Telephone: 212-723-1154

Attention: Vincent Nocerino (Citi Credit Financing)

Email: vincent.nocerino@citi.com

and

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com ~~; Robert.kohl@citi.com~~

Citibank, N.A.

as Lender

~~750 Washington Boulevard~~

~~7~~

Citibank, N.A.

388 Greenwich Street 6th Floor

~~Stamford, CT 06901~~

~~Attention: Robert Kohl, Global Securitized Products~~

~~Telephone: 203-975-6383~~

~~All electronic dissemination of Notices should be sent to~~ Trading

New York, NY 10013

Telephone: 212-723-1154

Attention: Vincent Nocerino (Citi Credit Financing)

Email: vincent.nocerino@citi.com

and

Citi Global Loans / Conduit Operations

1 Penns Way, Ops 2 Floor 2

New Castle, DE 19720

Telephone: 302-323-5492

Email: conduitoperations@citi.com ~~; Robert.kohl@citi.com~~

CAFCO, LLC,

as a Conduit Lender

Address: Citibank, N.A. – Conduit Operations

1615 Brett Road, Ops Building 3

New Castle, Delaware 19720

Email: conduitoperations@citi.com

Fax: (302) 323-3215

Attention: Global Loans – Conduit Operations

CHARTA, LLC,

as a Conduit Lender

Address: Citibank, N.A. – Conduit Operations

1615 Brett Road, Ops Building 3

New Castle, Delaware 19720

Email: conduitoperations@citi.com

Fax: (302) 323-3215

Attention: Global Loans – Conduit Operations

CIESCO, LLC,

as a Conduit Lender

Address: Citibank, N.A. – Conduit Operations

1615 Brett Road, Ops Building 3

New Castle, Delaware 19720

Email: conduitoperations@citi.com

Fax: (302) 323-3215

Attention: Global Loans – Conduit Operations

CRC ~~FUNDING~~Funding, LLC,

as a Conduit Lender

Address: Citibank, N.A. – Conduit Operations

1615 Brett Road, Ops Building 3

New Castle, Delaware 19720

Email: conduitoperations@citi.com

Fax: (302) 323-3215

Attention: Global Loans – Conduit Operations

~~OAKTREE STRATEGIC INCOME II, INC.~~Oaktree Specialty Lending Corporation,

as Collateral Manager

333 S. Grand Avenue, 28th Floor~~,~~

Los Angeles CA 90071

Attention: Legal Department

All electronic dissemination of Notices should be sent to: mgallegly@oaktreecapital.com

~~OAKTREE STRATEGIC INCOME II, INC.~~Oaktree Specialty Lending Corporation,

as Seller

333 S. Grand Avenue, 28th Floor~~,~~

Los Angeles CA 90071

Attention: Legal Department

All electronic dissemination of Notices should be sent to: mgallegly@oaktreecapital.com

~~DEUTSCHE BANK TRUST COMPANY AMERICAS~~Deutsche Bank Trust Company Americas,

as Collateral Agent

1761 East St. Andrew Place

Santa Ana, CA 92705-4934

Attention: Structured Credit Services – OSI 2 SENIOR LENDING SPV, LLC

Email: sun-hee.chang@db.com and rick.kohlmeyer@db.com

Telephone: (714) 247-6382

Fax: (714) 855-1571

Annex B

Commitments

Commitment

Citibank, N.A.	~~$250,000,000~~ $4
00,000,000

Conduit Lenders:	CAFCO, LLC	None

CHARTA, LLC

CIESCO, LLC

CRC FUNDING, LLC

Annex C

Borrowing Base Model

[To be inserted]

Annex D

Diversity Score Model

Diversity Score

Calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of an Eligible Loan, and is equal to the outstanding principal balance of all Eligible Loans issued by that issuer and all Affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (i) one and (ii) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups (as set forth in Schedule VI of the Agreement) and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group.

For purposes of calculating the Diversity Score, Affiliated issuers in the same industry are deemed to be a single issuer, except as otherwise agreed to by the Administrative Agent.